================================================================================

                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

                          Wendy's International, Inc.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                                      [WENDY'S LOGO]
                                      WENDY'S
                                      INTERNATIONAL, INC.
                                      TWO QUALITY BRANDS
                                      ONE GREAT COMPANY



   Notice of
   2000 Annual Meeting
   of Shareholders


   Proxy Statement


   Financial Statements
   and Other Information

       CONTENTS

       Notice of Annual Meeting of Shareholders
    1  Proxy Statement
    1  Voting Securities and Principal Holders Thereof
    4  Election of Directors
    6  Committees of Directors
    7  Compensation of Management
    8  Summary Compensation Table
    9  Options Granted in Last Fiscal Year
   10  Aggregated Option Exercises in Last Fiscal Year and Fiscal
         Year-End Option Values
   10  Report of the Compensation Committee on Executive
         Compensation
   14  Comparison of Five-Year Total Return For Wendy's
         International, Inc., the Peer Group Index and the S&P 500
         Index
   14  Executive Agreements
   16  Certain Transactions Involving Management
   17  Selection of Independent Public Accountants
   17  Approval of Proposal to Amend the Company's 1990 Stock
         Option Plan
   24  Approval of an Amendment to the Company's Regulations
   25  Other Matters
  A-1  Annex -- Wendy's International, Inc. Amended and Restated
         1990 Stock Option Plan

       Financial Statements and Other Information
 AA-1  Management's Review and Outlook
 AA-8  Consolidated Statements of Income
 AA-9  Consolidated Balance Sheets
AA-10  Consolidated Statements of Cash Flows
AA-11  Consolidated Statements of Shareholders' Equity
AA-12  Consolidated Statements of Comprehensive Income
AA-13  Notes to the Consolidated Financial Statements
AA-24  Management's Statement of Responsibility for Financial
         Statements, Report of Independent Accountants
AA-25  Officers and Directors
AA-26  Market for Common Stock and Related Stockholder Matters
AA-26  Selected Financial Data
AA-27  Safe Harbor Statement
       Map to Wendy's Annual Meeting

WENDY'S INTERNATIONAL, INC.
P.O. Box 256
Dublin, Ohio 43017-0256

--------------------------------------------------------------------------------
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Wendy's International, Inc.:

Notice is hereby given that the Annual Meeting of Shareholders of Wendy's International, Inc. (the "Company") will be held at the AMC Lennox Towne Center Theatres, 777 Kinnear Road, Columbus, Ohio 43212, on Wednesday, May 3, 2000, at 10:00 a.m., local time, for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

     1. To elect five Directors, each for a term of three years.

     2. To ratify the selection of PricewaterhouseCoopers LLP as the independent public accountants of the Company for the current year.

     3. To approve a proposal to amend the Company's 1990 Stock Option Plan.

     4. To approve an amendment to the Company's Regulations which would permit electronic proxy voting.

     5. To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on March 6, 2000 are entitled to notice of and to vote at the Annual Meeting of Shareholders.

--------------------------------------------------------------------------------
YOUR VOTE IS IMPORTANT

You are urged to date, sign and promptly return the enclosed Proxy so that your shares may be voted in accordance with your wishes and so that the presence of a quorum may be assured. The prompt return of your signed Proxy, regardless of the number of shares you hold, will aid the Company in reducing the expense of additional Proxy solicitation. The giving of such Proxy does not affect your right to vote in person in the event you attend the meeting. You are cordially invited to attend the meeting, and we request that you indicate your plans in this respect in the space provided on the enclosed form of Proxy.

                                                /s/ Leon M. McCorkle, Jr.
                                                 LEON M. McCORKLE, JR.
                                                       Secretary

Dublin, Ohio
March 7, 2000

WENDY'S INTERNATIONAL, INC.
P.O. Box 256
Dublin, Ohio 43017-0256
(614) 764-3100

--------------------------------------------------------------------------------
PROXY STATEMENT

The enclosed Proxy, for use at the Annual Meeting of Shareholders to be held on Wednesday, May 3, 2000, and any adjournments thereof, is being solicited on behalf of the Board of Directors of the Company. Without affecting any vote previously taken, the Proxy may be revoked by the shareholder by giving notice of revocation to the Company in writing or in open meeting. Unless otherwise specified, all properly executed Proxies received by the Board of Directors will be voted "FOR" the election as Directors of the nominees listed below under "ELECTION OF DIRECTORS", "FOR" the ratification of the selection of independent public accountants, "FOR" the proposal to amend the Company's 1990 Stock Option Plan, and "FOR" the approval of the amendment to the Company's Regulations which would permit electronic proxy voting.

Solicitation of Proxies may be made by mail, personal interview, telephone and telegraph by Officers, Directors and regular employees of the Company. In addition, the Company has retained, at an estimated cost of $10,000 plus reasonable expenses, Georgeson Shareholder Communications, Inc., a firm specializing in proxy solicitation. All costs of solicitation will be borne by the Company. This Proxy Statement, including the Notice of Meeting, was first mailed to shareholders on March 14, 2000.

--------------------------------------------------------------------------------
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

VOTING RIGHTS

The total number of outstanding shares entitled to vote at the meeting is 115,506,628, and only shareholders of record at the close of business on March 6, 2000, are entitled to notice of and to vote at the meeting or any adjournments thereof. Each shareholder is entitled to one vote for each share held and has cumulative voting rights in the election of Directors. A shareholder wishing to exercise cumulative voting must notify the President, a Vice President or the Secretary of the Company in writing not less than 48 hours before the meeting. If cumulative voting is requested and if an announcement of such request is made upon the convening of the meeting by the Chairman or Secretary or by or on behalf of the shareholder requesting cumulative voting, each shareholder will have a number of votes equal to the number of Directors to be elected multiplied by the number of shares owned by such shareholder and will be entitled to distribute votes among the nominees as the shareholder sees fit. If cumulative voting is requested, as described above, the enclosed Proxy would grant discretionary authority to the Proxies named therein to cumulate votes and to distribute the votes among the candidates.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information (based upon filings with the Securities and Exchange Commission) with respect to the persons known to the Company to own beneficially more than five percent of the outstanding common shares of the Company as of March 6, 2000 (except where otherwise noted):

                        (2) NAME AND                (3) AMOUNT AND
(1) TITLE OF             ADDRESS OF              NATURE OF BENEFICIAL
    CLASS             BENEFICIAL OWNER              OWNERSHIP (a)         (4) PERCENT OF CLASS
------------          ----------------           --------------------     --------------------
Common shares  Ronald V. Joyce                        15,695,703                  13.6%
               10 Blue Ridge Mountain Estates
               Calgary, Alberta T2M 4N4
               Canada
Common shares  Barrow, Hanley, McWhinney &            10,245,740(b)                8.8%
                Strauss, Inc.
               One McKinney Plaza
               3232 McKinney Ave.,
               15th Floor
               Dallas, Texas, 75204-2429
Common shares  FMR Corp.                               9,709,681(b)(c)             8.4%
               82 Devonshire Street
               Boston, Massachusetts 02109
Common shares  American Express Financial              5,976,405(b)                5.2%
                 Corporation
               IDS Tower 10
               Minneapolis, Minnesota 55440(d)

---------
(a) Includes options exercisable within 60 days following March 6, 2000.

(b) As of December 31, 1999.

(c) Fidelity Management and Research Company ("Fidelity"), a subsidiary of FMR Corp., is the beneficial owner of 9,609,832 common shares as the result of acting as investment advisor to various investment companies (the "Fidelity Funds") registered under Section 8 of the Investment Company Act of 1940. Included in that amount are 18,932 common shares resulting from the assumed conversion of $2.50 Term Convertible Securities, Series A, of Wendy's Financing I beneficially owned by the Fidelity Funds. Edward C. Johnson 3d (Chairman of FMR Corp.), FMR Corp., through its control of Fidelity, and the Fidelity Funds each have sole power to dispose of the 9,609,832 common shares. Neither FMR Corp. nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the common shares owned directly by the Fidelity Funds. The sole power to vote or direct the voting of the common shares owned directly by the Fidelity Funds resides with the Board of Trustees of such funds.

    Fidelity Management Trust Company, a subsidiary of FMR Corp., is the beneficial owner of 99,849 common shares as the result of its serving as investment manager of institutional accounts. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole power to vote or to direct the voting and sole dispositive power over the 99,849 common shares owned by the institutional accounts.

    Strategic Advisors, Inc., a subsidiary of FMR Corp., provides investment advisory services to individuals. Strategic Advisors, Inc. does not have sole power to vote or to direct the voting of securities held for clients and has sole dispositive power over such securities. FMR Corp's beneficial ownership may include securities beneficially owned through Strategic Advisors, Inc.

    Members of the Edward C. Johnson 3d family are the predominant owners of Class B shares of the common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Mr. Johnson 3d owns 12.0% and Abigail
    P. Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Mr. Johnson 3d is Chairman of FMR Corp. and Abigail P. Johnson is a director of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholders' voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

(d) American Express Company, American Express Tower, 200 Vesey Street, New York, New York 10285, filed a Schedule 13G jointly with American Express Financial Corporation. In such Schedule 13G American Express Company disclaimed beneficial ownership of the common shares listed in the table.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of March 6, 2000, information with respect to the Company's common shares owned beneficially by each Director, by each nominee for election as a Director of the Company, by the Executive Officers named in the Summary Compensation Table set forth on page 8 of this Proxy Statement and by all Directors and Executive Officers as a group:

                                                             (3) AMOUNT AND
     (1) TITLE                                            NATURE OF BENEFICIAL        (4) PERCENT
      OF CLASS           (2) NAME OF BENEFICIAL OWNER       OWNERSHIP (a)(b)            OF CLASS
     ---------           ----------------------------     --------------------        -----------
(All of these are       R. David Thomas                         5,579,796                  4.8%
common shares.)         Ronald V. Joyce                        15,695,703                 13.6%
                        Paul D. House                             160,698                   .1%
                        Ronald E. Musick                          199,202                   .2%
                        Frederick R. Reed                         122,549                   .1%
                        John T. Schuessler                         55,971                   --
                        Ernest S. Hayeck                            5,400                   --
                        Janet Hill                                  6,100                   --
                        Thomas F. Keller                            6,869                   --
                        True H. Knowles                             3,875                   --
                        David P. Lauer                            195,110                   .2%
                        Andrew G. McCaughey                         4,875                   --
                        Fielden B. Nutter, Sr.                     40,500                   --
                        James V. Pickett                           77,370                   .1%
                        Thekla R. Shackelford                      22,034                   --
                        Gordon F. Teter (c)                     1,179,814                  1.0%
                        George Condos                              69,919                   .1%
                        All Directors and                      23,296,391(d)              19.8%
                        Executive Officers as a group
                        (29 persons)

---------
(a) The amounts reflected in this table include common shares in which there is shared voting and investment power.

(b) Includes options exercisable within 60 days following March 6, 2000.

(c) Mr. Teter was Chairman, Chief Executive Officer and President of the Company at the time of his death on December 18, 1999.

(d) Excludes common shares listed as beneficially owned by Messrs. Lauer and Teter since neither individual was a Director or Executive Officer on March 6, 2000.

The information with respect to beneficial ownership is based upon information furnished by each Director, nominee or Executive Officer, or information contained in filings made with the Securities and Exchange Commission.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and Executive Officers to file reports of ownership and changes of ownership with the Securities and Exchange Commission and the New York Stock Exchange. The Company assists its Directors and Executive

Officers in completing and filing those reports. The Company believes that all filing requirements applicable to its Directors and Executive Officers were complied with during the last completed fiscal year.

--------------------------------------------------------------------------------
ELECTION OF DIRECTORS

The Board of Directors has designated the following nominees for election as Directors of the Company with their terms to expire in 2003:

                                                                            DIRECTOR
DIRECTORS OR NOMINEES AND THEIR PRINCIPAL OCCUPATIONS            AGE         SINCE
-----------------------------------------------------            ---        --------
James V. Pickett (1)(2)..................................        58           1982
  Chairman, The Pickett Realty Advisors Inc.;
  Principal, Stonehenge Holdings, Inc.
  Dublin, Ohio
Thomas F. Keller (1)(2)..................................        68           1991
  R.J. Reynolds Professor of Business Administration,
  Fuqua School of Business,
  Duke University;
  Dean, Fuqua School of Business Europe
  Durham, North Carolina
Ronald V. Joyce (1)......................................        69           1996
  Senior Chairman and Co-Founder,
  The TDL Group Ltd.
  Oakville, Ontario, Canada
Andrew G. McCaughey (1)..................................        77           1997
  Former Chairman and Chief Executive Officer,
  Scott's Hospitality Inc.
  Toronto, Ontario, Canada
David P. Lauer (1)(2)....................................        57            N/A
  President and Chief Operating Officer,
  Bank One, Columbus, NA
  Columbus, Ohio

The following Directors will continue to serve after the 2000 Annual Meeting:

TERMS EXPIRING IN 2001
-----------------------
R. David Thomas (2)......................................        67           1969
  Senior Chairman of the Board and Founder
Ernest S. Hayeck (1).....................................        75           1993
  Retired Judge, Trial Court of Massachusetts
Janet Hill (1)(2)........................................        52           1994
  Vice President, Alexander & Associates, Inc.
  Washington, D.C.
True H. Knowles (1)(2)...................................        62           1997
  Retired President and Chief Operating Officer,
  Dr Pepper Company, and
  Retired Executive Vice President,
  Dr Pepper/Seven-Up Companies, Inc.
  Dallas, Texas
Paul D. House (1)........................................        56           1998
  President and Chief Operating Officer,
  The TDL Group Ltd.
  Oakville, Ontario, Canada


TERMS EXPIRING IN 2002
-----------------------
Thekla R. Shackelford (2)................................        65           1984
  Owner/President, School Selection Consulting
  Columbus, Ohio
Ronald E. Musick.........................................        59           1987(3)
  Executive Vice President
Frederick R. Reed (1)....................................        51           1995
  Chief Financial Officer
John T. Schuessler (1)...................................        49           2000
  President and Chief Operating Officer, U.S. Operations

---------
(1) Mr. Pickett has served as President and Chief Executive Officer of various companies generally known as The Pickett Companies since 1969. The Pickett Companies are involved in real estate development, ownership and management. Mr. Pickett was also the Vice Chairman of Banc One Capital Corporation from February 1, 1993 to August 4, 1999. He became a Principal of Stonehenge Holdings, Inc. on August 6, 1999. Stonehenge Holdings, Inc. is an investment management firm.

    Mr. Keller was also Dean of the Fuqua School of Business at Duke University until he retired from that position on May 31, 1996. He became Dean of the Fuqua School of Business Europe on July 1, 1999.

    Mr. Joyce was Chairman and Chief Executive Officer of The TDL Group Ltd. until December 29, 1995, when that company became an indirect subsidiary of the Company.

    Mr. McCaughey was Chairman and Chief Executive Officer of Scott's Hospitality Inc. from April 30, 1989 to September 3, 1992. Scott's Hospitality Inc. operated restaurants and hotels, and was also involved with the school bus and retail photography industries. Scott's Hospitality Inc. had been a Canadian franchisee operating both Wendy's and Tim Hortons restaurants since 1987. The successor company to Scott's Hospitality Inc. presently operates 12 franchised Wendy's and 17 franchised Tim Hortons restaurants.

    Mr. Lauer was Office Managing Partner of the Columbus office of Deloitte & Touche LLP from January, 1989 until he retired in June, 1997. He was also a member of the board of directors of Deloitte & Touche LLP from 1988 to 1995. He was appointed to his current position with Bank One, Columbus, NA in June, 1997.

    Judge Hayeck was a Trial Court Justice for the State of Massachusetts, from January 27, 1970 until he retired on January 26, 1993. Judge Hayeck was awarded the American Bar Association Franklin N. Flaschner Judicial Award in 1992. He is also a faculty member of the National Judicial College.

    Mrs. Hill provides corporate planning, advice and analysis to directors, executives and managers in the areas of human resource planning, corporate responsibility, corporate communications and government consultation. Alexander & Associates, Inc. is a corporate consulting firm.

    Mr. Knowles was President and Chief Operating Officer of the Dr Pepper Company and Executive Vice President of Dr Pepper/Seven-Up Companies, Inc., from January, 1992 until he retired in June, 1995.

    Mr. House has been the Chief Operating Officer of The TDL Group Ltd. since January, 1992. He assumed his current position on December 29, 1995. The TDL Group Ltd. franchises and operates Tim Hortons restaurants.

    Mr. Reed was a partner of Vorys, Sater, Seymour and Pease LLP from January 1, 1980 to August 31, 1996. He was Executive Vice President, General Counsel and Secretary of the Company from September 3, 1996 to April 1, 1997. He has served as Chief Financial Officer since April 1, 1997. Mr. Reed was also General Counsel until August 31, 1998 and Secretary until February 11, 2000.

    Mr. Schuessler joined the Company in 1976 and has been promoted several times. He was Executive Vice President, U.S. Operations from February 20, 1995 until February 19, 1997, when he assumed his current position.

(2) Mr. Pickett serves as a director of Metatec Corporation; Mr. Keller serves as a director of Hatteras Income Securities, Inc., Nations Funds, Inc., Nations Fund Trust, Nations Government Income Term Trust 2003, Inc., Nations Government Income Term Trust 2004, Inc., Nations Balanced Target Maturity Fund Inc., DIMON International and Biogen Inc.; Mr. Lauer serves as a director of AirNet Systems, Inc.; Mr. Thomas serves as a director of MarineMax, Inc.; Mrs. Hill serves as a director of The Progressive Corporation, First Union Bank of Virginia, Maryland and D.C., Dean Foods Company and Nextel Communications, Inc.; Mr. Knowles serves as a director of Cott Corporation; and Mrs. Shackelford serves as a director of Bank One Corporation and Fiserv Inc.

(3) Mr. Musick was also a Director of the Company from 1970 to 1981.

    Each of the other Directors has had the same principal occupation and employer during the past five years as set forth in this table.

Mr. Fielden B. Nutter, Sr. is currently a Director of the Company. Mr. Nutter is also currently the President of F.B. Nutter Leasing Co., which is a real estate leasing and management company. He was also Chairman and Chief Executive Officer of John Henry Rock Drills, Inc. from September 1, 1993 to March 31, 1997. John Henry Rock Drills, Inc. manufactured hydraulic rock drills. Mr. Nutter announced his retirement as a Director effective as of May 3, 2000, and he is not standing for re-election as a Director.

Unless otherwise directed, the persons named in the Proxy will vote the Proxies for the election of Messrs. Pickett, Keller, Joyce, McCaughey and Lauer as Directors of the Company, each to serve for a term of three years and until their successors are elected. While it is contemplated that all nominees will stand for election, in the event any person nominated fails to stand for election, the Proxies will be voted for such other person or persons as may be designated by the Directors. Management has no reason to believe that any of the above-mentioned persons will not stand for election or serve as a Director.

Under Ohio law and the Company's Regulations, the five nominees receiving the greatest number of votes will be elected as Directors. Shares as to which the authority to vote is withheld and broker non-votes are not counted toward the election of Directors or toward the election of the individual nominees specified on the Proxy.

--------------------------------------------------------------------------------
COMMITTEES OF DIRECTORS

A total of 10 meetings of the Board of Directors of the Company were held during 1999. No Director attended less than 75 percent of the aggregate of (1) the total number of meetings of the Board of Directors, and (2) the total number of meetings held by all committees of the Board of Directors on which that Director served during the period each served as a Director.

The Board of Directors has an Audit Committee, a Board Membership Committee and a Compensation Committee.

The members of the Audit Committee are Messrs. Keller (Chairman), Hayeck, McCaughey and Pickett. The Committee met six times during 1999. Its function is to review the accounting and financial reporting practices of the Company and the adequacy of the Company's system of internal control, to review the scope and adequacy of internal audit activities and the work of the Company's independent public accountants, and to recommend to the Directors a firm of accountants to serve as the Company's independent public accountants.

The members of the Board Membership Committee are Messrs. Pickett (Chairman), Knowles, Reed, Thomas and Mrs. Shackelford. The Committee met twice during 1999. Its function is to recommend candidates for membership to the Board of Directors. The Board Membership Committee will consider nominees recommended by shareholders for the 2001 Annual Meeting of Shareholders, provided that the names of such nominees are submitted in writing, not later than November 14, 2000, to James V. Pickett, P.O. Box 256, Dublin, Ohio 43017-0256. Each such submission must include a statement of the qualifications of the nominee, a consent signed by the nominee evidencing a willingness to serve as a Director, if elected, and a commitment by the nominee to meet personally with the Committee members.

The members of the Compensation Committee are Messrs. Nutter (Chairman), Knowles, Mrs. Shackelford and Mrs. Hill. The Compensation Committee met six times during 1999. The Compensation Committee's function is to examine the levels and methods of compensation employed by the Company with respect to the individuals named or to be named in the Company's proxy statement, to review and evaluate alternative and additional compensation programs for these individuals, and to make recommendations to the Board of Directors on such matters. The Compensation Committee has the authority to make all decisions regarding the individuals to whom options are to be granted under the Company's stock option plans, and the timing, pricing, number of options to be granted and the other terms of such grants (the Compensation Committee does not have the authority to amend the terms of the stock option plans or to adopt new stock option plans). In addition, the Compensation Committee has the authority to adopt one or more cash bonus plans which will qualify compensation paid thereunder as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and to implement and administer such plans.

Directors who are not employees of the Company or its subsidiaries are paid $7,000 quarterly, plus $1,500 for each Board meeting and $1,000 for each qualified committee meeting attended, including telephonic meetings, for all services, plus expenses. If more than one qualified meeting is held on the same day, a separate fee is paid for each such meeting. Meetings of the Audit and Compensation Committees are qualified meetings, together with meetings of any special committees established from time to time.

Directors who are not employees of the Company or its subsidiaries also receive grants of stock options under Part II of the Company's 1990 Stock Option Plan. Each Director who is not an employee of the Company receives an annual grant of options to purchase 2,500 common shares. The option exercise price is 100% of the fair market value of the Company's common shares on the date of grant. Options are granted on the date on which the regularly scheduled Board meeting is held during the Company's third fiscal quarter. Each option is granted for a period of 10 years. 25% of the options granted each year become exercisable on each of the first four anniversaries of the grant date for such options. During 1999, W. Clay Hamner, a former Director of the Company, was paid $9,769.11 for stock options previously granted to him while he was a Director.

--------------------------------------------------------------------------------
COMPENSATION OF MANAGEMENT

The following table summarizes compensation awarded or paid to, or earned by, each of the named Executive Officers during each of the Company's last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM
                                         ANNUAL COMPENSATION      COMPENSATION
                                       -----------------------    ------------
                                                                   SECURITIES         ALL OTHER
           NAME AND                    SALARY                      UNDERLYING        COMPENSATION
      PRINCIPAL POSITION         YEAR  ($)(1)        BONUS ($)     OPTIONS (#)          ($)(2)
      ------------------         ----  -------       ---------  -----------------   --------------
Gordon F. Teter,                 1999  879,250(4)    1,400,285       216,338           660,999
Chairman of the Board,           1998  812,885         616,790       184,628           748,518
Chief Executive Officer          1997  786,692       1,141,866       181,061           682,384
and President (3)

R. David Thomas,                 1999  927,970(5)      726,000       123,870            24,786
Senior Chairman of the           1998  892,378(5)      308,395       105,771            25,195
Board and Founder                1997  868,813(5)      570,933       103,840            78,363

Frederick R. Reed,               1999  356,152         726,000        62,307            86,821
Chief Financial Officer          1998  334,663         276,621        51,871            78,512
and Secretary (6)                1997  313,673         376,849        50,315            41,933

John T. Schuessler,              1999  293,096         490,816        39,942            21,032
President and Chief              1998  277,581         233,098        32,583            28,341
Operating Officer,               1997  268,846         321,312        32,009            27,678
U.S. Operations (7)

George Condos,                   1999  288,096         489,503        39,928            12,828
Executive Vice President         1998  273,292         231,973        32,587            12,033
                                 1997  269,488         321,312        32,057            11,831

---------
(1) 1997 salary included 27 biweekly pay periods. 1999 and 1998 each contained 26 biweekly pay periods.

(2) The amounts shown in this column for each named Executive Officer consist of
    (i) aggregate contributions or other allocations to the Company's Profit Sharing and Savings Plan of $2,469, $2,337 and $2,224 made in 1999, 1998 and 1997, respectively (except that Mr. Reed did not receive contributions or allocations in 1998 or 1997); and (ii) executive health insurance premiums paid by the Company for coverage for the named Executive Officers, and the amount allocated to the account of each of the named Executive Officers under the Company's Supplemental Executive Retirement Plan ("SERP"), as follows:

                             HEALTH INSURANCE PREMIUMS                SERP ALLOCATIONS
                        ------------------------------------   ------------------------------
         NAME             1999          1998          1997       1999       1998       1997
         ----             ----          ----          ----       ----       ----       ----
Mr. Teter.............   $3,173        $3,173        $3,173    $389,294   $429,052   $384,227
Mr. Thomas............   $5,229        $5,229        $5,229    $ 17,088   $ 17,629   $ 70,910
Mr. Reed..............   $3,173        $3,173        $3,173    $ 81,179   $ 75,339   $ 38,760
Mr. Schuessler........   $3,173        $3,173        $3,173    $ 15,390   $ 22,831   $ 22,281
Mr. Condos............   $3,173        $3,173        $3,173    $  7,186   $  6,523   $  6,434

    In addition, the amounts shown in this column for Mr. Teter includes allocations of $266,063, $313,956 and $292,760 for 1999, 1998 and 1997,
    respectively, under an Agreement between the Company and Mr. Teter.

(3) Mr. Teter was President, Chief Executive Officer and Chief Operating Officer until February 19, 1997, at which time he became Chairman, Chief Executive Officer and President. Mr. Teter died unexpectedly on December 18, 1999.

(4) Includes unused vacation paid to Mr. Teter's estate following his death.

(5) The amounts shown in this column for Mr. Thomas include payments made to Mr. Thomas for services rendered as the principal spokesman in the Company's television and radio commercials (the "Advertising Payments") in the amounts of $269,849, $269,786 and $261,659 in 1999, 1998 and 1997, respectively. Mr. Thomas was paid for these services at the minimum rate permitted by applicable union contract provisions. The Advertising Payments were not acted on by the Compensation Committee since they were not made for services rendered by Mr. Thomas in his capacity as an Executive Officer. The Advertising Payments are therefore not included in the compensation data set forth in the section of this Proxy Statement entitled "REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION" (which begins on page 10).

(6) Mr. Reed has been a director of the Company since February 23, 1995. He was Executive Vice President, General Counsel and Secretary of the Company from September 3, 1996 to April 1, 1997. He was Chief Financial Officer, General Counsel and Secretary from April 1, 1997 to August 31, 1998. He was Chief Financial Officer and Secretary from August 31, 1998 to February 11, 2000. His current title is Chief Financial Officer.

(7) Mr. Schuessler was an Executive Vice President until February 19, 1997, when he assumed his current position.

The following table sets forth information concerning individual grants of stock options made during the last fiscal year to each of the named Executive Officers.

                                  OPTIONS GRANTED IN LAST FISCAL YEAR
                                    INDIVIDUAL GRANTS
------------------------------------------------------------------------------------------
                                   NUMBER OF       % OF TOTAL
                                   SECURITIES       OPTIONS                                  GRANT DATE
                                   UNDERLYING      GRANTED TO      EXERCISE                   PRESENT
                                    OPTIONS       EMPLOYEES IN      PRICE       EXPIRATION     VALUE
             NAME                GRANTED (#)(1)   FISCAL YEAR    ($/SHARE)(2)      DATE         $(3)
             ----                --------------   ------------   ------------   ----------   ----------

Gordon F. Teter................     216,338           8.6%         $30.8438      7/27/09     $2,118,966
R. David Thomas................     123,870           4.9%         $30.8438      7/27/09     $1,213,269
Frederick R. Reed..............      62,307           2.5%         $30.8438      7/27/09     $  610,278
John T. Schuessler.............      39,942           1.6%         $30.8438      7/27/09     $  391,220
George Condos..................      39,928           1.6%         $30.8438      7/27/09     $  391,083

---------

(1) 25% of the options listed in this column become exercisable on July 28, 2000. An additional 25% becomes exercisable on each successive July 28. These exercise dates may be accelerated if the Company is involved in certain change-in-control transactions as specified in the Company's various stock option plans. If the Executive Officer's employment is terminated for any reason other than death, disability or retirement, the options will be canceled as of the date of such termination. If the Executive Officer's employment is terminated by reason of his death or disability, the options will become immediately exercisable and may be exercised at any time during the 12-month period after his death or date of becoming disabled, subject to the stated term of the options. If the Executive Officer's employment is terminated by reason of his retirement, the options may be exercised during the 48-month period after the retirement date, subject to the stated term of the options.

(2) The exercise price is the mean of the high and low prices at which common shares of the Company are traded on the New York Stock Exchange on the date of grant.

(3) All values shown are pre-tax. Values shown were calculated using the Black-Scholes option pricing model and the following assumptions: expected volatility .3233; risk-free rate of return 5.83%; dividend yield .9469%; and an expected time of exercise of four years. No adjustments were made for the non-transferability of the options or for the risk of forfeiture. The Company is not aware of any model which will determine with reasonable accuracy a present value based on future unknown or volatile factors. No gain to the optionees is possible without an increase in the market price of the Company's common shares above the market price on the date of grant. If such increase occurs, all shareholders will benefit commensurately. If no increase in the market price occurs, optionees will realize no value from stock options.

The following table sets forth information regarding each individual exercise of stock options made during the last fiscal year by each of the named Executive Officers.

                                           AGGREGATED OPTION EXERCISES
                                               IN LAST FISCAL YEAR
                                        AND FISCAL YEAR-END OPTION VALUES
                                                                                               VALUE OF
                                                                 NUMBER OF                    UNEXERCISED
                                                           SECURITIES UNDERLYING         IN-THE-MONEY OPTIONS
                                                            UNEXERCISED OPTIONS           AT FISCAL YEAR-END
                                                          AT FISCAL YEAR-END (#)               ($)(1)(2)
                           SHARES                       ---------------------------   ---------------------------
                        ACQUIRED ON    VALUE REALIZED
         NAME           EXERCISE (#)       ($)(1)       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----           ------------   --------------   -----------   -------------   -----------   -------------
Gordon F. Teter.......          0             N/A        1,096,887             0       1,950,685            0
R. David Thomas.......          0             N/A          646,099       281,529       1,881,230       90,784
Frederick R. Reed.....      2,000           4,375          110,549       151,644           5,586          945
John T. Schuessler....     78,412         889,696           24,149        88,595               0       28,222
George Condos.........          0             N/A           68,235        88,662         153,404       28,408

---------

(1) All values as shown are pre-tax.

(2) Based on the fiscal year-end closing price of $20.8125 per share.

The Company has three retirement plans which apply to Executive Officers in addition to other Officers and/or employees. The amounts of contributions or other allocations under the Profit Sharing and Savings Plan and the Supplemental Executive Retirement Plan for each of the named Executive Officers are set forth in footnote 2 to the Summary Compensation Table (see page 8). The third retirement plan is the Company's Pension Plan. Under the Pension Plan, each participant is credited with a basic benefit of 1% of current compensation. The participant may elect to contribute 2% of current compensation on an after-tax basis. If the participant elects to contribute, then the Company contributes an additional 2.5% of compensation for participants with less than five years of service under the Pension Plan, and 3% of compensation for participants with at least five years of service. Notwithstanding the contribution rates set forth above, the maximum annual compensation amount for which contributions can be made to the Pension Plan under the Internal Revenue Code is currently $160,000. All accounts are credited with interest at an annual rate equal to the greater of 5% or the interest rate for one-year treasury bills determined at the end of the prior year, plus 1%. The estimated annual benefits payable upon retirement at normal retirement age under the Pension Plan for each of the named Executive Officers (except for Mr. Teter) are as follows: R. David Thomas, $161,807; Frederick R. Reed, $20,434; John T. Schuessler, $66,314; and George Condos, $84,525. The estimated annual retirement benefits assume a 7.5% interest factor and retirement at age 65. The benefit payable under the Pension Plan to Mr. Teter's designated beneficiary as a result of his death on December 18, 1999 was $177,757.

NOTWITHSTANDING ANYTHING TO THE CONTRARY AS SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT AND THE PERFORMANCE GRAPH ON PAGE 14 SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

--------------------------------------------------------------------------------
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Company's executive compensation policy has been "pay for performance" since well before the current popularity of that concept. In an effort to provide shareholders with a better understanding of the Company's executive compensation practices, this report provides information beyond the information required by the proxy rules of the Securities and Exchange Commission.

COMPENSATION PHILOSOPHY

The Company's executive compensation program is based on two objectives:

        Providing market-competitive compensation opportunities, and

        Creating a strong link between the interests of the shareholders, the Company's financial performance, and the total compensation of the Company's Executive Officers.

There are three components to the Company's executive compensation program: annual cash compensation, longer-term incentive compensation and benefits. The annual cash compensation program is comprised of base salary and annual incentive compensation. Base salary and annual incentive compensation opportunities are set by periodic comparison to external rates of pay for comparable positions within the food-service industry. The companies used for this comparison for 1999 were comprised of the participants in the National Chain Restaurant Compensation Association annual survey and the same companies which comprise the "Peer Group Index" shown on the graph on page 14 (except that Host Marriott Services Corp. is not included in the Peer Group Index because it was no longer publicly traded at the end of 1999). The companies which comprise the Peer Group Index have revenues of at least $1 billion and reflect the Company's scope of operations and the competitive market in the restaurant industry for senior executive talent.

Base salary ranges are targeted at the 50th percentile of competitive data. Individual variability is based on performance and experience. Adjustments are normally considered annually, based upon general movement in external salary levels, individual performance and potential, and/or changes in the position's duties and responsibilities.

Annual incentive compensation opportunities are targeted at the 50th percentile of competitive data. The Company had three cash bonus plans which applied to Executive Officers for the 1999 fiscal year. Under the Senior Executive Earnings Maximization Plan (the "SEEMP") (which Messrs. Teter, Thomas and Reed participated in during fiscal 1999), and the Earnings Maximization Plan (the "EMP") (which other Executive Officers participated in), participants received annual incentive awards which were based on the extent to which the Company exceeded specified earnings per share and return on assets goals for the year. The goals for the SEEMP and EMP were established in 1998 and increase annually through 2003. Under the Management Incentive Plan, 1999 incentive awards were based on the extent to which the Company achieved or exceeded specified earnings per share and return on assets goals for the year. The awards to participants under this plan were based on the payout percentages specified in the following table multiplied by the participant's base salary and the targeted bonus percentage applicable to such employee's grade (which ranged from 16% to 34% of base salary). For 1999 the Company attained between 100.0% and 109.9% of its earnings per share goal and between 105.0% and 109.9% of its return on assets goal.

                  MANAGEMENT INCENTIVE PLAN PAYOUT PERCENTAGES
      E
      A
      R
      N
      I
      N
      G
      S

      P
      E
      R

      S
      H
      A
      R
      E

      % ATTAINMENT
      ------------
      120.0%+                             75.00%       112.50%       135.00%       142.50%         150.00%         157.50%
      110.0%-119.9%                       62.50%        93.75%       112.50%       118.75%         125.00%         131.25%
      100.0%-109.9%(1)                    50.00%        75.00%        90.00%        95.00%         100.00%         105.00%
       85.0%- 99.9%                       37.50%        56.25%        67.50%        71.25%          75.00%          78.75%
       80.0%- 84.9%                       25.00%(2)     37.50%        45.00%        47.50%          50.00%          52.50%
                                     -------------------------------------------------------------------------------------
      % ATTAINMENT                   80.0%-84.9%   85.0%-89.9%   90.0%-94.9%   95.0%-99.9%   100.0%-104.9%   105.0%-109.9%(1)

                                                                       RETURN ON ASSETS

      % ATTAINMENT
      ------------
      120.0%+                               165.00%         187.50%   225.00%
      110.0%-119.9%                         137.50%         156.25%   187.50%
      100.0%-109.9%(1)                      110.00%         125.00%   150.00%
       85.0%- 99.9%                          82.50%          93.75%   112.50%
       80.0%- 84.9%                          55.00%          62.50%    75.00%
                                     ---------------------------------------------------------------------------------------
      % ATTAINMENT                    110.0%-114.9%   115.0%-119.9%    120.0%+

---------
(1) Indicates percentage of attainment applicable for fiscal year 1999.

(2) Less than 80% budget attainment in either payout criteria results in a 0% bonus factor.

Total annual cash compensation may be well below the 50th percentile when target performance is not achieved. When targets are significantly exceeded, total annual cash compensation may equal or exceed the 75th percentile.

The longer-term incentive compensation program primarily consists of stock options (although one of the cash incentive award programs has a longer-term orientation, since the annual financial performance goals were established in 1998 and specified through fiscal 2003). Award opportunities under the stock option program for 1999 were set by comparison to stock option grants made to comparable positions at companies with revenues of at least $1 billion within the food-service industry and other industrial companies with revenues between $1 billion and $3 billion, and were set at approximately the 75th percentile. The companies used for the food-service industry comparison were the same companies which comprise the Peer Group Index shown on the graph on page 14 (except that Host Marriott Services Corp. is not included in the Peer Group Index because it was no longer publicly traded at the end of 1999). Options are exercisable at not less than 100% of the fair market value of the Company's common shares on the date of grant. Award opportunities under the stock option program are based on a fixed number of options for each eligible employee grade. As a result, the Black-Scholes value of options awarded will increase or decrease based on how the Company's stock price has changed since the previous year's option awards (assuming that the other inputs used in the Black-Scholes calculation remain constant). The fixed number of options to be awarded will be adjusted periodically by comparison to comparable positions within the food-service industry and to other industrial companies with revenues between $1 billion and $3 billion. Grantees do not receive a benefit from stock options unless and until the market price of the Company's common shares increases. This program accomplishes the objective of linking each Executive Officer's opportunity for financial gain to increases in shareholder wealth, as reflected by the market price of the Company's common shares.

The benefits program is comprised of retirement income and group insurance plans. The objective of the program is to provide Executive Officers with reasonable and competitive levels of protection against the four contingencies (retirement, death, disability and ill health) which will interrupt the Executive Officer's employment and/or income received as an active employee. The retirement program consists of two tax-qualified plans that cover all full-time management and administrative employees, and a supplemental retirement plan which covers the Executive Officers and other Officers of the Company. The group insurance program consists of life, disability and health insurance benefit plans that cover all full-time management and administrative employees and the executive health care reimbursement plan, which covers Executive Officers and other Officers.

Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits a publicly-held corporation, such as the Company, from claiming a deduction on its federal income tax return for compensation in excess of $1 million paid for a given fiscal year to the chief executive officer (or person acting in that capacity) at the close of the corporation's fiscal year and the four most highly compensated officers of the corporation, other than the chief executive officer, at the end of the corporation's fiscal year. The $1 million compensation deduction limitation does not apply to "performance-based compensation". The Company believes that compensation paid under the SEEMP and its stock option plans qualifies as "performance-based compensation" for purposes of Section 162(m).

COMPENSATION FOR CHIEF EXECUTIVE OFFICER

The Committee believes that the Company's executive compensation program resulted in a meaningful relationship between the compensation paid to Mr. Teter and the Company's performance. Total cash compensation (salary and bonus) for Mr. Teter increased by $849,860, or 59.4% from the prior year. The Company's net income for 1999 increased 35.0% to $166,585,000 (or $1.32 per share, diluted) from $123,358,000 (or $0.95 per share, diluted), in 1998. Excluding the effect of the non-recurring charges taken in the fourth quarter of 1998, the Company's net income increased 12.1% from $148,556,000 (or $1.13 per share, diluted). In order to facilitate a longer perspective between the Company's performance and total cash compensation paid to the Chief Executive Officer, the following table shows the correlation between changes in earnings per share (diluted) and the total cash compensation paid to the Chief Executive Officer since 1997.

                                                              1998         1999
                                                              -----        ----
Percentage change from prior year in earnings per share
  (diluted).................................................   (2.1)%(1)   38.9%(2)
Percentage change from prior year in cash compensation for
  CEO.......................................................  (25.9)%      59.4%

---------

(1) Includes the effect of the non-recurring charges taken in the fourth quarter of 1997 and 1998. If the charges for both years were excluded, this number would be (15.0%).

(2) Includes the effect of the non-recurring charges taken in the fourth quarter of 1998. If the charges were excluded, this number would be 16.8%.

Mr. Teter's base salary rate for 1999 was targeted at the 50th percentile of competitive data. In setting Mr. Teter's base salary level, the Compensation Committee also considered Mr. Teter's vast experience in the restaurant industry, the Company's performance under his leadership since he was named Chief Executive Officer effective January 1, 1995, and the additional responsibilities he assumed when he was also named Chairman of the Board effective February 19, 1997.

An annual cash incentive award was payable under the SEEMP to Mr. Teter only if the Company achieved or exceeded specified earnings per share and return on assets goals. The amount of the award increased if the Company exceeded the specified goals. Conversely, no award was payable if the Company did not achieve the specified goals. The payment to Mr. Teter for 1999 was based on the extent to which the 1999 goals were achieved. 61.4% of Mr. Teter's cash compensation for 1999 was incentive pay. Since the incentive award increased as the Company's performance increased, and decreased (or becomes zero) if the specified goals were not met, Mr. Teter's cash compensation was significantly affected by the Company's performance. Mr. Teter did not participate in the Management Incentive Plan.

Long-term incentives in the form of stock options were granted to Mr. Teter in 1999. Stock options were granted at 100% of the fair market value of the Company's common shares on July 28, 1999, the date of grant. Options served to directly align Mr. Teter's interests with the interests of other shareholders, since Mr. Teter would not have realized a benefit unless and until the market price of the Company's common shares increased.

The Committee considered the number of unexercised options already held by Mr. Teter and competitive practices in determining the number of options to grant in 1999. The number of options granted in 1999 to Mr. Teter was designed to approximate the 75th percentile of competitive practice for comparable positions within the food-service industry and at other industrial companies with revenues between $1 billion and $3 billion, consistent with the policy previously described.

The Committee believes that the information set forth in this report strongly supports the conclusion that Mr. Teter was reasonably compensated for the job he had done as the Chief Executive Officer as well as for his additional responsibilities as Chairman of the Board.

The compensation programs applicable to Mr. Teter had accomplished the objective of linking shareholder and financial performance to Mr. Teter's total compensation.

                                              Respectfully submitted,

                                              COMPENSATION COMMITTEE

                                              Fielden B. Nutter, Sr., Chairman
                                              Thekla R. Shackelford
                                              Janet Hill
                                              True H. Knowles

--------------------------------------------------------------------------------
COMPARISON OF FIVE-YEAR TOTAL RETURN FOR WENDY'S INTERNATIONAL, INC.,
THE PEER GROUP INDEX AND THE S&P 500 INDEX

The following graph compares the yearly percentage change in the Company's cumulative total shareholder return (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the Company's share price at the end and the beginning of the measurement period; by (ii) the share price at the beginning of the measurement period) against the cumulative total return of the S&P 500 Stock Index and a peer group of other companies with restaurant operations (excluding the Company) (the "Peer Group Index"). The companies which comprise the Peer Group Index have revenues of at least $1 billion and reflect the Company's scope of operations and the competitive market in the restaurant industry for senior executive talent.

                    COMPARISON OF FIVE-YEAR TOTAL RETURN(1)
                FOR WENDY'S INTERNATIONAL, INC., THE PEER GROUP
                         INDEX(2) AND THE S&P 500 INDEX
                                    [GRAPH]

                                                      S&P 500 INDEX             PEER GROUP INDEX                   WEN
                                                      -------------             ----------------                   ---
1994                                                     100.00                      100.00                     $100.00
1995                                                     137.50                      145.99                      149.80
1996                                                     169.47                      147.53                      146.36
1997                                                     226.03                      161.20                      173.72
1998                                                     290.22                      247.37                      159.26
1999                                                     349.08                      241.94                      153.39

---------

(1) Assumes $100 invested on December 31, 1994, in Wendy's International, Inc. common shares, the Peer Group Index and the S&P 500 Index. Total return assumes dividend reinvestment.

(2) The Peer Group Index has been computed by the Company, and is comprised of the following 10 companies: Advantica Restaurant Group, Inc.; Brinker International, Inc.; CBRL Group; CKE Restaurants, Inc.; Darden Restaurants, Inc.; Jack in the Box Inc.; McDonald's Corporation; Outback Steakhouse, Inc.; Shoney's, Inc.; and Tricon Global Restaurants, Inc. Host Marriott Services Corp., which was included in the Peer Group Index in the Company's 1999 Proxy Statement, is omitted this year since its stock was no longer publicly traded at the end of 1999. This Index has been weighted by market capitalization of each component company.

--------------------------------------------------------------------------------
EXECUTIVE AGREEMENTS

The Company has entered into employment agreements ("Key Executive Agreements") with each of the Executive Officers named in the Summary Compensation Table (see page 8) as well as certain other Executive Officers. The Key Executive Agreements are intended to assure the Company that it will have the continued dedication, undivided loyalty, and objective advice and counsel from these key executives in the event of a proposed transaction, or the threat of a transaction, which could result in a change of control of the Company.

The Key Executive Agreements provide that in the event of a "change of control" (as defined therein), the key executives will be employed by the Company in their present positions for a period of approximately five years, or until the executive dies, is terminated for "cause" by the Company or terminates employment himself without good reason (as such terms are defined therein), whichever occurs first (the "Employment Term").

In the event of a change of control, the key executives will be entitled to continue to receive during their Employment Term the annual salary, bonus and other benefits made available to them by the Company immediately prior to the change of control. The Board of Directors will review annually the performance of each key executive during such Employment Term to determine whether or not such salary and bonus should be increased.

A key executive's employment may be terminated under the Key Executive Agreement for cause by the Company as defined therein. If a key executive is terminated for cause by the Company, the Company has no further obligation to pay any compensation or to provide benefits to the key executive.

A key executive may terminate his employment under the Key Executive Agreement after a change in control for good reason if the Company (i) changes the key executive's status, title, position or responsibilities in a way that does not represent a promotion, (ii) either reduces the key executive's base salary or provides an annual salary increase less than the increase in a defined consumer price index, (iii) requires the key executive to relocate beyond a 30 mile radius from the executive's business office location immediately prior to the change in control, (iv) takes action which results in a material reduction in compensation and benefits otherwise payable to the key executive, (v) materially breaches the Key Executive Agreement, or (vi) fails to notify the key executive that a successor to the Company has agreed to assume and perform under the Key Executive Agreement. If a key executive's employment is terminated by the Company without cause prior to a change in control, but the executive reasonably demonstrates that the termination of employment (i) was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a change in control, or (ii) otherwise occurred in connection with, or in anticipation of, a change in control which had been threatened or proposed, then such termination will be deemed to have occurred after a change of control for the purposes of the Key Executive Agreement, provided that a change in control shall actually have occurred.

If the employment of a key executive is terminated under a Key Executive Agreement by the executive for good reason or by the Company other than for cause, the Company will be obligated to make a lump-sum payment to the key executive of three times the sum of such executive's then current salary plus average annual bonuses over the prior three years. If the key executive had not previously received bonus payments for three full plan years under the SEEMP or EMP and was an eligible participant under either of such plans at the time his employment was terminated, he will be deemed to have received a bonus in prior years equal to the bonus paid to such key executive's predecessor in the same position. If there was not a predecessor in the same position, the key executive will be deemed to have received a bonus in prior years equal to the average of the bonuses paid to participants in positions comparable to the executive's then current position. The lump-sum payment will not be subject to offset. If the employment of the key executive is terminated under a Key Executive Agreement by the executive for good reason or by the Company other than for cause, such key executive will also be entitled to (i) continuation of group insurance benefits for three years, subject to offset for any benefits from subsequent employment, if any, (ii) purchase his or her Company automobile at the then-current book value, and (iii) a lump-sum payment equal to the present value of accrued retirement benefits after adding three additional years of benefit accrual, reduced by any vested benefits. In addition, any stock options or stock appreciation rights granted under plans of the Company will become immediately vested and exercisable, and any restrictions on any stock awarded to the key executive by the Company shall lapse.

If any payments or other benefits payable to an executive under a Key Executive Agreement or otherwise is subject to the excise tax under Internal Revenue Code
Section 4999 or any similar tax, the Company is obligated under the Key Executive Agreement to pay to the executive an additional amount which, after deduction of any income, withholding and excise tax thereon, equals the excise tax.

The Company has established a benefits protection trust to provide for the payment of benefits to the key executives and to provide for the payment of reasonable legal fees or expenses incurred in good faith by such key executives in enforcing their rights under the Agreements or any other benefit plans in which they participate.

--------------------------------------------------------------------------------
CERTAIN TRANSACTIONS INVOLVING MANAGEMENT

Robert G. Zoeller, a former Senior Vice President of the Company, is a 45.6% owner of five corporations, each of which owns the right to operate one Wendy's Old Fashioned Hamburgers restaurant. The corporations acquired the restaurants from the Company on April 23, 1999. The sale price for this transaction was $5.0 million. In the opinion of the Company, the terms of this transaction were no less favorable than the Company could have obtained from unrelated third parties.

A trust for the benefit of Paul D. House and his wife is the sole shareholder of a corporation which purchased a shopping center property in Tottenham, Ontario, Canada from an unrelated third party in 1998. As part of the shopping center purchase transaction, the corporation now leases a Tim Hortons restaurant to a subsidiary of the Company. The remaining term of the lease is 14 years. The amount of rent paid by such subsidiary to the corporation in 1999 was the Canadian dollar equivalent of $34,330 (the exchange rate used for all Canadian dollar equivalents in this section is 1.4856 Canadian dollars per U.S. dollar). In the opinion of the Company, the terms of this lease are no less favorable than the Company and its subsidiaries could have obtained from an unrelated third party.

Ronald V. Joyce has interests in three real properties which are leased to a subsidiary of the Company. Mr. Joyce owns a 70% interest in a joint venture which leases the land and building for a Tim Hortons restaurant in Burlington, Ontario to a subsidiary of the Company. The remaining term of the lease is 14 years. Rent due under the lease is the greater of the Canadian dollar equivalent of $60,582 per year or 6% of sales. The amount of rent paid by the subsidiary of the Company to the joint venture in 1999 was the Canadian dollar equivalent of $107,557. In the opinion of the Company, the terms of this lease are no less favorable than the Company and its subsidiaries could have obtained from an unrelated third party.

Mr. Joyce has a two-thirds interest as a tenant in common in a joint venture which leases the land and building for a Tim Hortons restaurant in Beamsville, Ontario to a subsidiary of the Company. The remaining term of the lease is 12 years. Rent due under the lease is the greater of the Canadian dollar equivalent of $47,119 per year or 6% of sales. The amount of rent paid by the subsidiary of the Company to the joint venture in 1999 was the Canadian dollar equivalent of $81,265. In the opinion of the Company, the terms of this lease are no less favorable than the Company and its subsidiaries could have obtained from an unrelated third party.

A trust for the benefit of Mr. Joyce's children is the sole shareholder of a corporation which leases the land and building for a Tim Hortons restaurant in Brampton, Ontario to a subsidiary of the Company. The remaining term of the lease is 14 years. Rent due under the lease is the greater of the Canadian dollar equivalent of $24,333 per year or 9% of sales. The amount of rent paid by the subsidiary of the Company under this lease in 1999 was the Canadian dollar equivalent of $51,366. This lease commenced in early 1994, nearly two years before the Share Purchase Agreement between the Company and Mr. Joyce was executed.

Pursuant to an employment agreement between Mr. Joyce and a subsidiary of the Company which was negotiated and executed in connection with the Share Purchase Agreement between the Company and Mr. Joyce dated as of October 31, 1995, a subsidiary of the Company agreed to reimburse Mr. Joyce for reasonable overhead costs associated with the use of his aircraft for business purposes of the Company and its subsidiaries. The total amount paid to corporations owned by Mr. Joyce for air transportation services provided in 1999 was the Canadian dollar equivalent of $695,613. In the opinion of the Company, the payments for air transportation services made to these corporations were less than the Company and its subsidiaries would have paid for comparable services from unrelated third parties.

--------------------------------------------------------------------------------
SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Directors have selected PricewaterhouseCoopers LLP as the independent public accountants of the Company for the current fiscal year. Management recommends that the shareholders ratify the selection. PricewaterhouseCoopers LLP or one of its constituent firms has audited the Company's financial statements for each of the last 30 years. Management expects that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. The affirmative vote of the holders of a majority of the common shares represented in person or by proxy is necessary to ratify the selection of the Company's independent public accountants. Under Ohio law and the Company's Regulations, abstentions and broker non-votes are counted as present; the effect of an abstention or broker non-vote on this proposal is the same as a "no" vote. Unless otherwise indicated, the persons named in the Proxy will vote all Proxies in favor of ratifying the selection of independent public accountants.

--------------------------------------------------------------------------------
APPROVAL OF PROPOSAL TO AMEND THE COMPANY'S 1990 STOCK OPTION PLAN

The Company believes stock options more strongly align the interests of key employees with the interests of its other shareholders. The 1990 Stock Option Plan ("the 1990 Plan") was adopted to benefit the Company and its shareholders by providing means for key employees and non-employee Directors ("Non-Employee Directors") to enlarge their ownership interest in the Company. The 1990 Plan is intended to accomplish three major objectives (i) encourage the judgment, initiative and efforts of key employees and Non-Employee Directors toward the continuing success of the Company, (ii) bring stock ownership levels of key employees into line with key employees of other food-service companies, and
(iii) assist the Company in attracting, retaining and motivating key employees and Non-Employee Directors. Key employees may include not only the Executive Officers of the Company but also may include other Officers or employees of the Company who are able to contribute significantly to the success and growth of the Company.

The 1990 Plan consists of two Parts. Part I pertains to key employees of the Company. Part II pertains to Non-Employee Directors of the Company. Shareholders are being asked to amend the 1990 Plan to increase the number of common shares issuable under Part I of the 1990 Plan to 23,455,000 from 18,330,000; increase the number of common shares issuable under Part II of the 1990 Plan to 245,000 from 170,000; and revise the provision in Part II that would govern when stock options could be exercised following a change in control transaction, as more fully described below. Both the adoption of the 1990 Plan in 1991 and amendments to the 1990 Plan in 1994 and 1997 were approved by an overwhelming majority of shares voted.

The Board of Directors believes that it is desirable to be able to continue the incentive program provided by the 1990 Plan and therefore recommends that the shareholders approve the proposal to amend the 1990 Plan. The Board anticipates that these additional common shares will cover the option grants which the Company may make through 2002, including options which may be granted once a new Chief Executive Officer has been selected.

The following table sets forth the number and exercise price of options granted during the last fiscal year under the 1990 Plan to (i) each of the Executive Officers of the Company named in the Summary Compensation Table; (ii) all current Executive Officers of the Company as a group; (iii) all current Directors who are not Executive Officers as a group; (iv) each nominee for election as a Director of the Company; and (v) all employees, including all current Officers who are not Executive Officers, as a group. No options were granted to associates of any of the Directors, Executive Officers or nominees for election as a Director of the Company, and no person received five percent (5%) or more of the options granted under the 1990 Plan during the last fiscal year.

                                                              NUMBER OF    EXERCISE
                                                               OPTIONS      PRICE
                                                              ---------    --------
Gordon F. Teter, Chairman of the Board, Chief Executive
  Officer and President (1).................................   216,338     $30.8438

R. David Thomas, Senior Chairman of the Board and Founder...   123,870     $30.8438

Frederick R. Reed, Chief Financial Officer and Secretary....    60,000     $30.8438

John T. Schuessler, President and Chief Operating Officer,
  U.S. Operations...........................................    38,000     $30.8438

George Condos, Executive Vice President.....................    38,000     $30.8438

All Current Executive Officers as a Group...................   861,734     $30.8438

All Current Directors who are not Executive Officers as a
  Group.....................................................    20,000     $30.8438

David P. Lauer (2)(3).......................................      None          N/A

James V. Pickett (3)........................................     2,500     $30.8438

Thomas F. Keller (3)........................................     2,500     $30.8438

Ronald V. Joyce (3).........................................   120,000     $30.8438

Andrew G. McCaughey (3).....................................     2,500     $30.8438

All Employees (including All Current........................   948,083     $30.8438
Officers who are not Executive Officers,                        28,334     $22.8750
as a Group)                                                      5,417     $27.9375
                                                                21,750     $22.8125

---------
(1) Mr. Teter was President, Chief Executive Officer and Chief Operating Officer until February 19, 1997, at which time he became Chairman, Chief Executive Officer and President. Mr. Teter died on December 18, 1999.

(2) Mr. Lauer was not a Director of the Company in 1999.

(3) Nominee for election as a Director of the Company.

PART I -- KEY EMPLOYEES

The Company's Executive Officers as well as its other Officers and key employees are eligible to receive grants of stock options under the 1990 Plan. The number of options granted under the 1990 Stock Option Plan is based on a periodic comparison of option grants to persons holding comparable positions at companies with revenues of at least $1 billion within the food-service industry and other industrial companies with revenues between $1 billion and $3 billion.

As of March 5, 2000, options to purchase an aggregate of 2,048,545 common shares were available for future grants under Part I of the 1990 Plan.

The common shares offered under the 1990 Plan may be either authorized but unissued common shares or treasury shares. The number of common shares issuable under the 1990 Plan will be adjusted to include any additional common shares which may result from any share distributions effected in the future by the Board of Directors, although no such distributions are contemplated at this time. If an option expires or terminates for any reason without having been exercised in full, the unpurchased common shares will remain available for issuance under the 1990 Plan. Options granted to key employees may be either non-qualified stock options ("Non-Qualified Options") or incentive stock options ("ISOs") as defined under Section 422 of the Internal Revenue Code of 1986, as amended ("Code").

The material terms of the 1990 Plan are summarized in the following paragraphs. This summary is qualified in its entirety by reference to the copy of the 1990 Plan, as amended, attached to this Proxy Statement as the Annex.

PURCHASE PRICE

The purchase price for all common shares covered by each option granted is not less than one hundred percent (100%) of the fair market value of the common shares on the date of the grant. In the case of any ISO granted to an individual who, on the effective date of the grant, owns shares possessing more than ten percent (10%) of the total combined voting power of the Company, the exercise price per share must be at least one hundred ten percent (110%) of the fair market value of a common share on the date of the grant. Fair market value is defined as the mean of the high and low prices at which common shares of the Company are traded on the New York Stock Exchange on the grant date (the "Market Price"). On March 3, 2000, the Market Price for the common shares of the Company was $15.56.

The purchase price for common shares covered by an option must be paid in full at the time of exercise of the option by cash or check in United States Dollars, by the delivery of common shares of the Company having a fair market value on the date of exercise equal to the exercise price or by tender of other property acceptable to the Compensation Committee of the Board of Directors (the "Committee").

AUTHORITY OF THE COMMITTEE

The 1990 Plan is administered by the Committee, which consists of not less than three members of the Board. All members of the Committee are qualified to administer the stock option plans for purposes of Securities and Exchange Commission Rule 16b-3. Presently, the members of the Committee are Messrs. Nutter (Chairman), Knowles, Mrs. Shackelford and Mrs. Hill.

The Committee has the authority to select the individuals, including foreign nationals, to whom, and the time or times at which, options will be granted, the number of common shares to be subject to each grant, the exercise price, and the duration of leaves of absence which may be granted to participants without constituting a termination of their employment for purposes of the 1990 Plan. The Committee also has the authority to impose waiting periods or vesting requirements as conditions of a grant. In addition, the Committee has the authority to determine the term of the options, up to a maximum of ten years, and each option will be exercisable as determined by the Committee.

The Committee cannot make any adjustment (other than in connection with a stock dividend, recapitalization or other transaction where an adjustment is permitted or required under the terms of the 1990 Plan) or amendment of the exercise price of an option previously granted, whether through amendment, cancellation or replacement grants, or any other means, unless the Company's shareholders have approved such adjustment or amendment.

At any time after an option granted under Part I of the 1990 Plan becomes exercisable, the Committee has the right, in its sole discretion and without the consent of an optionee, to cancel the option and pay to the optionee the excess of the fair market value of the common shares covered by such option over the option exercise price at the date the Committee provides written notice of its intention to exercise such right. Such amount may be paid in cash, in common shares of the Company, or partly in cash and partly in common shares of the Company, as the Committee deems advisable. To the extent payment is made in common shares, the number of common shares is determined by dividing the amount of the payment to be made by the fair market value of the common shares on the date of the notice of election to the optionee. For purposes of this provision, fair market value is equal to the mean of the high and the low prices at which common shares of the Company were traded on the New York Stock Exchange on the relevant date.

NUMBER OF OPTIONS

No optionee can be granted options under the 1990 Plan in any one fiscal year covering more than five percent (5%) of the maximum number of common shares authorized to be issued under the 1990 Plan (as specified in the plan document). No individual may be granted ISOs under the 1990 Plan if such grant would cause the aggregate fair market value (determined as of the date the ISOs are granted) of the common shares with respect to which ISOs are exercisable for the first time by such optionee during any calendar year under all stock option plans maintained by the Company and its subsidiaries to exceed $100,000.

EXERCISE AFTER TERMINATION OF EMPLOYMENT

During an optionee's lifetime, options are exercisable only by the optionee. For options granted on or before February 23, 1994, options are not transferable and expire upon termination of the optionee's employment for any reason other than death or disability, in which event the estate of the deceased optionee (or the optionee in the event of disability) has the right to exercise his or her options for a period of six months after the date of death or disability, including any options which become exercisable during such six month period (but in no event later than the date of expiration of the option term).

For options granted after February 23, 1994, all options held by the optionee will become immediately exercisable on the date of death or disability, and the estate of the deceased optionee (or the optionee in the event of disability) will have the right to exercise his or her options for a period of one year after the date of death or disability (but in no event later than the date of expiration of the option term). In addition, an optionee will have the right to exercise Non-Qualified Options for a period of 48 months and ISOs for a period of three months after the date the optionee retires, including any options which become exercisable during such three or 48 month periods (but in no event later than the date of expiration of the option term). Further, optionees whose employment with the Company or its subsidiaries is terminated in connection with a disposition of one or more restaurants will have the right to exercise Non-Qualified Options for a period of one year and ISOs for a period of three months following termination of employment, including any options which become exercisable during such three month or one year periods (but in no event later than the date of expiration of the option term).

ADJUSTMENTS

In the event any dividend upon the common shares payable in shares is declared by the Company, or in case of any subdivision or a combination of the outstanding common shares, the aggregate number of common shares to be delivered upon exercise of all options granted under the 1990 Plan will be increased or decreased proportionately so that there will be no change in the aggregate purchase price payable upon exercise of the options. In the event of any other recapitalization or any reorganization, merger, consolidation or any change in the corporate structure or stock of the Company, the Committee will make such adjustment, if any, as it may deem appropriate to reflect accurately the terms of the options as to the number and kind of shares deliverable upon subsequent exercising of the options and in the option prices under the options.

CHANGE IN CONTROL

In the event of a "change in control" (as defined in the 1990 Plan), options granted and outstanding become immediately exercisable notwithstanding the date of exercise fixed in the grant of such options.

AMENDMENT OR TERMINATION

The Board of Directors may amend or terminate each of the stock option plans at any time, provided that the Board may not make any change in an outstanding option which will impair the rights of the optionee therein, without the consent of the optionee.

FEDERAL INCOME TAX CONSEQUENCES --

Based on current provisions of the Code and the existing regulations thereunder, the anticipated federal income tax consequences in respect of options granted under the 1990 Plan are as described below. The following discussion is not intended to be a complete statement of applicable law and is based upon the federal income tax laws as in effect on the date hereof.

    -- ISOS

An optionee who is granted an ISO does not recognize taxable income either on the date of grant or on the date of exercise. Upon the exercise of an ISO, the difference between the fair market value of the common shares of the Company received and the option price is a tax preference item potentially subject to the alternative minimum tax. However, on the later sale or other disposition of the common shares, generally only the difference between the fair market value of the common shares on the exercise date and the amount realized on the sale or disposition is includable in alternative minimum taxable income.

Upon disposition of common shares acquired from exercise of an ISO, long-term capital gain or loss is generally recognized in an amount equal to the difference between the amount realized on the sale or disposition and the exercise price. However, if the optionee disposes of the common shares within two years of the date of grant or within one year of the date of the transfer of the common shares to the optionee (a "Disqualifying Disposition"), then the optionee will recognize ordinary income, as opposed to capital gain, at the time of disposition. In general, the amount of ordinary income recognized will be equal to the lesser of (a) the amount of gain realized on the disposition, or
(b) the difference between the fair market value of the common shares received on the date of exercise and the exercise price. Any remaining gain or loss is treated as a short-term or long-term capital gain or loss, depending upon the period of time the common shares have been held. The Company is not entitled to a tax deduction upon either exercise of an ISO or disposition of common shares acquired pursuant to such exercise, except to the extent that the optionee recognizes ordinary income in a Disqualifying Disposition.

If an optionee pays the exercise price, in whole or in part, with previously acquired common shares, the exchange should not affect the ISO tax treatment of the exercise. Upon such exchange, and except as otherwise described herein, no gain or loss is recognized by the optionee upon delivering previously acquired common shares to the Company for payment of the exercise price. The common shares received by the optionee, equal in number to the previously acquired common shares exchanged therefor, will have the same basis and holding period for long-term capital gain purposes as the previously acquired common shares. The optionee, however, will not be able to utilize the prior holding period for the purpose of satisfying the ISO statutory holding period requirements. Common shares received by the optionee in excess of the number of previously acquired common shares will have a basis of zero and a holding period which commences as of the date the common shares are transferred to the optionee upon exercise of the ISO. If the exercise of any ISO is effected using common shares previously acquired through the exercise of an ISO, the exchange of such previously acquired common shares will be considered a disposition of such common shares for the purpose of determining whether a Disqualifying Disposition has occurred.

    -- NON-QUALIFIED OPTIONS

An optionee receiving a Non-Qualified Option does not recognize taxable income on the date of grant of the Non-Qualified Option, provided that the Non-Qualified Option does not have a readily ascertainable fair market value at the time it is granted. In general, the optionee must recognize ordinary income at the time of exercise of the Non-Qualified Option in the amount of the difference between the fair market value of the common shares of the Company on the date of exercise and the option price. The ordinary income recognized will constitute compensation for which tax withholding generally will be required. The amount of ordinary income recognized by an optionee will be deductible by the Company in the year that the optionee recognizes the income if the Company complies with the applicable withholding requirement.

Common shares acquired upon exercise of a Non-Qualified Option will have a tax basis equal to their fair market value on the exercise date or other relevant date on which ordinary income is recognized, and the holding period for the common shares generally will begin on the date of exercise or such other relevant date. Upon subsequent disposition of the common shares, the optionee will recognize long-term capital gain or loss if the optionee has held the common shares for more than one year prior to disposition, or short-term capital gain or loss if the optionee has held the common shares for one year or less.

If an optionee pays the exercise price, in whole or in part, with previously acquired common shares, the optionee will recognize ordinary income in the amount by which the fair market value of the common shares received exceeds the exercise price. The optionee will not recognize gain or loss upon delivering such previously acquired common shares to the Company. Common shares received by an optionee, equal in number to the previously acquired common shares exchanged therefor, will have the same basis and holding period for long-term capital gain purposes as the previously acquired common shares. Common shares received by an optionee in excess of the number of such previously acquired common shares will have a basis equal to the fair market value of such additional common shares as of the date ordinary income is recognized. The holding period for such additional common shares will commence as of the date of exercise or such other relevant date.

PART II -- NON-EMPLOYEE DIRECTORS

Part II of the 1990 Plan governs the automatic grant of options to the Non-Employee Directors of the Company. Only Non-Qualified Options may be granted to Non-Employee Directors.

As of March 5, 2000, options to purchase an aggregate of 61,102 common shares were available for future grants under Part II of the 1990 Plan. The common shares offered under Part II of the 1990 Plan may be either authorized but unissued common shares or treasury shares. The number of common shares issuable under Part II will be adjusted to include any additional common shares which may result from any share distributions effected in the future by the Board of Directors. If an option expires or terminates for any reason without having been exercised in full, the unpurchased common shares will remain available for issuance under Part II of the 1990 Plan.

The following is a brief summary of certain provisions of Part II of the 1990 Plan, which summary is qualified in its entirety by reference to the copy of the 1990 Plan, as amended, attached to this Proxy Statement as the Annex.

NUMBER AND TERM OF OPTIONS

Under Part II of the 1990 Plan, each year, each Non-Employee Director is automatically granted options to purchase 2,500 common shares. Such options are granted on the date on which the regularly scheduled Board meeting is held during the Company's third fiscal quarter. Each option is granted for a term of ten years. Twenty-five percent (25%) of the options granted each year become exercisable on each of the first four anniversaries of the grant date for such options.

Under Part II of the 1990 Plan as currently in effect, options granted pursuant to Part II of the 1990 Plan and outstanding for more than six months become immediately exercisable notwithstanding the date of exercise fixed in the grant of such options in the event that the Company is a party to a plan or agreement for merger or consolidation or reclassification of its securities or the exchange of its securities for the securities of another person which acquires the Company's assets or which is in control (as defined in Section 368(c) of the Internal Revenue Code of 1986, as amended) of a person which acquires the Company's assets, where the terms of such plan or agreement are binding upon all shareholders of the Company, except to the extent that dissenting shareholders may be entitled to relief under Section 1701.85 of the Ohio Revised Code. If the proposal to amend the 1990 Plan is adopted, then upon the occurrence of a "change in control" as defined in Section 18 of the 1990 Plan options granted pursuant to Part II of the 1990 Plan and outstanding would become immediately exercisable notwithstanding the date of exercise fixed in the grant of such options. Part I of the 1990 Plan and other Company benefit plans, including the Key Executive Agreements (which are described beginning on page 14), already contain the definition of "change in control" which the Company proposes to adopt for Part II of the 1990 Plan. By adopting a uniform definition of "change in control", the Company avoids the possibility that a future transaction would constitute a change in control under one part of the 1990 Plan but not under the other part.

PURCHASE PRICE

The purchase price for all common shares covered by each option granted under
Part II of the 1990 Plan is one hundred percent (100%) of the fair market value of the common shares on the date of the grant. Fair market value is determined in the same manner as Part I of the 1990 Plan (see page 19). The manner of payment for common shares covered by an option granted pursuant to Part II of the 1990 Plan is also the same (see page 19).

ADMINISTRATION

Part II of the 1990 Plan will be administered by the Committee. The authority of the Committee with respect to options granted to Non-Employee Directors is limited to the making of administrative decisions and interpretations of Part II of the 1990 Plan.

EXERCISE FOLLOWING TERMINATION OF STATUS AS A DIRECTOR

During an optionee's lifetime, options are exercisable only by the optionee. For options granted on or before February 23, 1994, options expire at such time as an optionee is no longer a Non-Employee Director or employed by the Company other than by reason of death or disability, in which event the estate of the deceased optionee (or the optionee in the case of disability) has a right to exercise the options granted under Part II of the 1990 Plan for a period of six months after the date of death or disability (but in no event later than the date of expiration of the option term).

For options granted after February 23, 1994, options will be exercisable for a period of 48 months if the optionee retires as a Non-Employee Director or an employee of the Company, and all options held will become immediately exercisable and may be exercised for a period of one year after the date of death or disability, as applicable (but in no event later than the date of expiration of the option term). Retirement will be defined as termination of membership on the Company's Board of Directors at or after attaining age 55 with at least ten years of service as a member of the Board, other than by reason of death or disability or for cause.

AMENDMENT OR TERMINATION

The Board of Directors may amend or terminate Part II of the 1990 Plan at any time, provided that no change in outstanding options which will impair the rights of an optionee may occur without the consent of the optionee. In addition, no amendment which will (i) materially increase the benefits accruing to participants, (ii) materially increase the number of common shares which may be issued, (iii) materially modify the requirements as to eligibility or participation, or (iv) otherwise amend Part II of the 1990 Plan in such manner that shareholder approval is necessary to comply with any legal, tax or regulatory requirement, including any approval requirement which is a prerequisite for exemptive relief from Section 16(b) of the Exchange Act, may occur without the approval of the shareholders of the Company.

At any time after an option granted under Part II of the 1990 Plan becomes exercisable, the Board of Directors will have the right, in its sole discretion and without the consent of the optionee, to cancel the option and pay the optionee the excess of the fair market value of the common shares covered by such option over the option exercise price at the date the Board provides written notice of its intention to exercise such right. A Non-Employee Director for whom the Board is considering making such buy-out payment cannot participate in such decision. Payments of buy-out amounts, the number of common shares to be issued where payment is made in common shares, and the method for determining the fair market value of such common shares are determined in the same manner as with respect to options granted to key employees under Part I of the 1990 Plan (see page 19).

FEDERAL INCOME TAX CONSEQUENCES

All of the options granted under Part II of the 1990 Plan are Non-Qualified Options. The federal income tax treatment for such Non-Qualified Options is the same for both the Company and each optionee as set forth in the discussion of Non-Qualified Options granted under Part I of the 1990 Plan to key employees of the Company, except that tax withholding is not required upon the exercise of Non-Qualified Options by a Non-Employee Director.

VOTE REQUIRED

The affirmative vote of the holders of a majority of the common shares represented in person or by proxy is necessary to approve the proposal to amend the 1990 Plan. Under Ohio law and the Company's Regulations, abstentions and broker non-votes are counted as present; the effect of an abstention or broker non-vote for each plan is the same as a "no" vote. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE PROPOSAL TO AMEND THE 1990 PLAN. Unless otherwise indicated, the persons named in the Proxy will vote all Proxies in favor of the proposal to amend the 1990 Plan.

--------------------------------------------------------------------------------
APPROVAL OF AN AMENDMENT TO THE COMPANY'S REGULATIONS WHICH WOULD PERMIT ELECTRONIC PROXY VOTING

Section 1.11 of the Company's Regulations presently permits a shareholder to vote by proxy, if the proxy is in writing and executed by the shareholder. Effective September 13, 1999, the Ohio General Corporation Law was amended to expand the methods a shareholder can use to grant a proxy. The Ohio General Corporation Law now permits a shareholder to grant a proxy by any verifiable communication authorized by the person granting the proxy. Any transmission that creates a record capable of authentication that appears to have been transmitted by the person granting a proxy is permitted, and would include electronic mail and telephone, as well as traditional written proxies. The Company's Regulations currently do not provide for a shareholder to grant a proxy by electronic mail, telephone or other electronic media. The amendment to the Regulations would expressly authorize the shareholders to utilize the more modern forms of proxy voting now permitted by the Ohio General Corporation Law.

The Board of Directors of the Company has approved, and recommended that the shareholders of the Company adopt, an amendment to Section 1.11 of the Regulations to permit a shareholder to use electronic mail, telephone and other methods to grant a proxy. The proposed amendment to the Regulations would provide that a shareholder could grant a proxy by any method authorized by Ohio law. The text of Section 1.11 would read as follows:

    SECTION 1.11. PROXIES. At meetings of the shareholders, any shareholder of record entitled to vote thereat may be represented and may vote by proxy or proxies appointed by an instrument in writing signed by such shareholder or appointed in any other manner permitted by Ohio law. Any such instrument in writing or record of any such appointment shall be filed with or received by the secretary of the meeting before the person holding such proxy shall be allowed to vote thereunder. No appointment of a proxy is valid after the expiration of eleven months after it is made unless the writing or other communication which appoints such proxy specifies the date on which it is to expire or the length of time it is to continue in force.

Approval of the proposed amendment is being sought because the Ohio General Corporation Law and the Regulations require the approval of the shareholders for any amendment to the Regulations. If adopted by the shareholders, the proposed amendment to the Regulations will become effective immediately without any additional action by the Company.

The affirmative vote of the holders of not less than a majority of the Company's outstanding common shares is required to amend the Regulations. Under Ohio law and the Company's Regulations, abstentions and broker non-votes are counted as present; and the effect of an abstention or non-vote is the same as a "no" vote. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ADOPTION OF THE AMENDMENT TO THE COMPANY'S REGULATIONS. Unless otherwise indicated, the persons named in the Proxy will vote all Proxies in favor of approving the proposed amendment.

--------------------------------------------------------------------------------
OTHER MATTERS

SHAREHOLDER PROPOSALS PURSUANT TO RULE 14a-8

In order to be considered for inclusion in the proxy statement distributed to shareholders prior to the Annual Meeting of Shareholders in 2001, a shareholder proposal pursuant to Securities and Exchange Commission Rule 14a-8 must be received by the Company no later than November 14, 2000. Written requests for inclusion should be addressed to: Corporate Secretary, P. O. Box 256, Dublin, Ohio 43017-0256. It is suggested that you mail your proposal by certified mail, return receipt requested.

SHAREHOLDER PROPOSALS OTHER THAN PURSUANT TO RULE 14a-8

With respect to any shareholder proposal not submitted pursuant to Securities and Exchange Commission Rule 14a-8 in connection with the Annual Meeting of Shareholders in 2001, the proxy for such meeting will confer discretionary authority to vote on such proposal unless (i) the Company is notified of such proposal not later than January 28, 2001, and (ii) the proponent complies with the other requirements set forth in Securities and Exchange Commission Rule 14a-4.

GENERAL INFORMATION

A COPY OF FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE SENT TO ANY SHAREHOLDER WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO INVESTOR RELATIONS DEPARTMENT, P.O. BOX 256, 4288 WEST DUBLIN-GRANVILLE ROAD, DUBLIN, OHIO 43017-0256.

Management knows of no other business which may be properly brought before the Annual Meeting of Shareholders. However, if any other matters shall properly come before such meeting, it is the intention of the persons named in the enclosed form of Proxy to vote such Proxy in accordance with their best judgment on such matters.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO FILL IN, SIGN AND RETURN THE PROXY IN THE ENCLOSED STAMPED, SELF-ADDRESSED ENVELOPE.

By order of the Board of Directors.

                                                 /s/ Leon M. McCorkle, Jr.
                                                  LEON M. McCORKLE, JR.
                                                        Secretary

                           (Intentionally Left Blank)

                                                                           ANNEX

                          WENDY'S INTERNATIONAL, INC.

                             1990 STOCK OPTION PLAN
                (REFLECTS AMENDMENTS THROUGH FEBRUARY 11, 2000)

                            PART I -- KEY EMPLOYEES

     Section 1. PURPOSE. This Wendy's 1990 Stock Option Plan (hereinafter referred to as the "Plan") is intended as a means whereby key employees (hereinafter referred to as "Employee" or "Employees" and "Optionee" or "Optionees") of Wendy's International, Inc. (hereinafter referred to as the "Company") or its subsidiaries (hereinafter referred to as the "Subsidiaries") can each enlarge his proprietary interest in the Company, thereby encouraging the judgment, initiative and efforts of the Employees for the successful conduct of the Company's business. The Plan is also intended to create common interests between the Employees and the other shareholders of the Company, and to assist the Company in attracting, retaining and motivating Employees.

     Section 2. ADMINISTRATION OF THE PLAN. The Board of Directors of the Company shall appoint a Compensation Committee (hereinafter referred to as the "Committee") of not less than three (3) Directors to administer the Plan. The members of the Committee shall serve at the pleasure of the Board, which shall have the power at any time, or from time to time, to remove members from the Committee or to add members thereto. All members of the Committee shall be qualified to administer the Plan as contemplated by Securities and Exchange Commission Rule 16b-3 as amended or superseded from time to time. The Committee shall construe and interpret the Plan, establish such operating guidelines and rules as it deems necessary for the proper administration of the Plan and make such determinations and take such other action in connection with the Plan as it deems necessary and advisable. It shall determine the individuals to whom and the time or times at which Options shall be granted, the number of shares to be subject to each Option, the Option price and the duration of leaves of absence which may be granted to participants without constituting a termination of their employment for purposes of the Plan. Any such construction, interpretation, rule, determination or other action taken by the Committee pursuant to the Plan shall be final, binding and conclusive on all interested parties, including the Company and all former, present and future Employees of the Company.

     Actions by a majority of the Committee at a meeting at which a quorum is present, or actions approved in writing by all of the members of the Committee, shall be the valid acts of the Committee. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted under it.

     The Committee shall have no authority to make any adjustment (other than in connection with a stock dividend, recapitalization or other transaction where an adjustment is permitted or required under the terms of this Plan) or amendment of the exercise price of an Option previously granted under this Plan, whether through amendment, cancellation or replacement grants, or other means, unless the Company's shareholders shall have approved such adjustment or amendment.

     Section 3. MAXIMUM NUMBER OF SHARES SUBJECT TO PLAN. Subject to any adjustment as provided in the Plan, the shares to be offered under the Plan may be, in whole or in part, authorized but unissued Common Shares of the Company, or issued Common Shares which shall have been reacquired by the Company and held by it as treasury shares. The aggregate number of Common Shares to be delivered upon exercise of all Options granted under the Plan shall not exceed 23,455,000, plus the amount of any additional Common Shares which may result from any share distributions effected after the approval of this Plan by the Board of Directors of the Company. If any Option granted hereunder shall expire or terminate for any reason without having been exercised in full, the unpurchased shares with respect thereto shall again be available for other Options to be granted under the Plan unless the Plan shall have been terminated.

     Section 4. SELECTION OF OPTIONEES. The Committee, from time to time, subject to the terms and provisions of the Plan, may grant Options to any present and future full-time key employees of the Company and of its present and future Subsidiaries. In determining the persons to whom Options shall be granted and the number of shares to be covered by each Option, the Committee may take into account the nature of the services rendered by such persons, their present and potential contribution to the success and growth of the Company and its Subsidiaries, and such other factors as the Committee, in its discretion, shall deem relevant. Any person who has been granted an Option under a prior stock option plan of the Company may be granted an additional Option or Options under the Plan if the Committee shall so determine.

     Section 5. OPTION PRICE. The purchase price for the shares covered by each Option granted shall be not less than one hundred percent (100%) of the fair market value of the shares on the date of the grant of the Option. Such fair market value shall be equal to the mean of the high and low prices at which Common Shares of the Company are traded on the New York Stock Exchange on such date.

     Section 6. OPTION REQUIREMENTS. The Options granted pursuant to the Plan shall be authorized by the Committee and shall be evidenced in writing in a form recommended by the Committee and approved by the Board of Directors and shall include the following terms and conditions:

     (a) OPTIONEE. Each Option shall state the name of the Optionee.

     (b) NUMBER OF SHARES. Each Option shall state the number of shares to which that Option pertains. During any fiscal year of the Company, no Optionee shall be granted Options covering more than five percent (5%) of the maximum number of Common Shares which may be issued upon exercise of Options granted under the Plan.

     (c) PURCHASE PRICE. Each Option shall state the Option price, which shall be not less than one hundred percent (100%) of the fair market value of the shares covered by such Option on the date of grant of such Option. See
     Section 5, Option Price, and Section 27, date of grant.

     (d) PAYMENT. The purchase price for the Options being exercised must be paid in full at the time of exercise in a manner acceptable to the Committee. In addition, in order to enable the Company to meet any applicable foreign, federal (including FICA), state and local withholding tax requirements, an Optionee shall also be required to pay the amount of tax to be withheld at the time of exercise. No Common Shares will be delivered to any Optionee until all such amounts have been paid.

     (e) LENGTH OF OPTION. Each Option shall be granted for a period to be determined by the Committee but in no event to exceed more than ten (10) years. However, subject to Sections 9 and 10, each Option shall be exercisable only during such portion of its term as the Committee shall determine, and only if the Optionee is employed by the Company or a Subsidiary of the Company at the time of such exercise.

     (f) EXERCISE OF OPTION. With respect to Options offered pursuant to this Plan to an Employee who is subject to Section 16 of the Securities Exchange Act of 1934 ("Section 16 of the Exchange Act"), no option can be exercised for at least six (6) months after the date of grant except in the case of death or Disability as set forth in Section 10 where the Option is otherwise exercisable. Otherwise each Optionee shall have the right to exercise his or her Option in the manner specified in this Plan or in the agreement evidencing granting of such Option.

     Section 7. METHOD OF EXERCISE OF OPTIONS. Each Option shall be exercised pursuant to the terms of such Option and pursuant to the terms of the Plan by giving written notice to the Company at its principal place of business or other address designated by the Company, accompanied by cash, check, shares, or other property acceptable to the Committee, in payment of the Option price for the number of shares specified and paid for. From time to time the Committee may establish procedures relating to effecting such exercises. No fractional shares shall be issued as a result of exercising an Option. The Company shall make delivery of such shares as soon as possible; provided, however, that if any law or regulation requires the Company to take action with respect to the shares specified in such notice before issuance thereof, the date of delivery of such shares shall then be extended for the period necessary to take such action.

     Section 8. NON-TRANSFERABILITY OF OPTIONS. Except as set forth in Section 10, an Option is exercisable during an Optionee's lifetime only by the Optionee. The Options shall not be transferable except by will or the laws of descent and distribution, and shall terminate as provided in this Plan.

     Section 9. EARLIER TERMINATION OF OPTIONS. Except as set forth in Section 10, upon the termination of the Optionee's employment for any reason whatsoever, the Options will terminate as to all shares covered by Options which have not been exercised as of the date of such termination.

     Section 10.

     (a) EXERCISE UPON DEATH OR DISABILITY. In the event an Optionee dies while employed by the Company or a Subsidiary, then all Options held by the Optionee shall become immediately exercisable as of the date of death, and the estate of the deceased Optionee shall have the right to exercise any rights the Optionee would otherwise have under this Plan for a period of one year after the date of the Optionee's death, with exercise to be made as set forth in Section 7.

     In the event an Optionee becomes Disabled while employed by the Company or a Subsidiary, then all Options held by the Optionee shall become immediately exercisable as of the date the Optionee becomes Disabled, and the Optionee (or, in the event the Optionee is incapacitated and unable to exercise Options, the Optionee's legal guardian or legal representative whom the Committee deems appropriate based on applicable facts and circumstances) shall have the right to exercise any rights the Optionee would otherwise have under this Plan for a period of one year after the date the Optionee becomes Disabled, with exercise to be made as set forth in Section 7.

     (b) EXERCISE UPON RETIREMENT. In the event an Optionee's employment with the Company and its Subsidiaries is terminated by reason of the Optionee's retirement, the Optionee shall have the right to exercise any rights the Optionee would otherwise have under this Plan for a period of 48 months after the date the Optionee retires in the case of non-qualified stock options and for a period of three months after the date the Optionee retires in the case of Incentive Stock Options, in each case with exercise to be made as set forth in Section 7. In the event that an Optionee does not exercise the Optionee's Incentive Stock Options prior to the expiration of the three-month period after the date the Optionee retires, such Options shall be treated as non-qualified stock options upon exercise by the Optionee after such three-month period. For purposes of this Section 10(b), "retirement" shall mean termination of employment at or after attaining age 55 with at least ten (10) years of service (as defined in the Company's qualified retirement plans), other than by reason of death or Disability or for cause.

     (c) EXERCISE UPON TERMINATION OF EMPLOYMENT IN CONNECTION WITH A DISPOSITION OF RESTAURANTS. In the event an Optionee's employment with the Company and its Subsidiaries is terminated without cause in connection with a disposition of one or more restaurants by the Company or its Subsidiaries, the Optionee shall have the right to exercise any rights the Optionee would otherwise have under this Plan for a period of one year following the Optionee's termination of employment in the case of non-qualified stock options and for a period of three months following the Optionee's termination of employment in the case of Incentive Stock Options, in each case with exercise to be made as set forth in Section 7.

     Section 11. TYPES OF STOCK OPTIONS. The Options granted under the Plan may be non-qualified stock options or Incentive Stock Options (as defined in Section 422A of the Internal Revenue Code of 1986, as amended).

     Notwithstanding Section 4, above, no Incentive Stock Option shall be granted to an individual owning stock possessing more than ten percent (10%) of the total combined voting power of the Company, or its parent or subsidiary corporations unless (i) the Option price at the time such Option is granted is equal to at least one hundred ten percent (110%) of the fair market value of the shares subject to the Option, and (ii) such Option by its terms is not exercisable after the expiration of five (5) years from the date such Option is granted. Further, the aggregate fair market value (determined at the time the Option is granted) of the Common Shares with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under all such plans of the Company and its Subsidiaries) shall not exceed one hundred thousand dollars ($100,000.00).

     Section 12. EFFECT OF CHANGE IN COMMON SHARES SUBJECT TO THE PLAN. In the event any dividend upon the Common Shares payable in shares is declared by the Company, or in case of any subdivision or combination of the outstanding Common Shares, the aggregate number of Common Shares to be delivered upon exercise of all Options granted under the Plan shall be increased or decreased proportionately so that there will be no change in the aggregate purchase price payable upon the exercise of the Options. In the event of any other recapitalization or any reorganization, merger, consolidation or any change in the corporate structure or stock of the Company, the Committee shall make such adjustment, if any, as it may deem appropriate to reflect accurately the terms of the Options as to the number and kind of shares deliverable upon subsequent exercising of the Options and in the Option prices under the Options.

     Section 13. LISTING AND REGISTRATION OF COMMON SHARES. If at any time the Board of Directors shall determine that listing, registration or qualification of the Common Shares covered by the Option upon any securities exchange or under any state or federal law or the consent or the approval of any governmental regulatory body is necessary or desirable as a condition of or in connection with the purchase of Common Shares under the Option, the Option may not be exercised in whole or in part unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board. Any person exercising an Option shall make such representations and agreements and furnish such information as the Board or the Committee may request to assure compliance with the foregoing or any other applicable legal requirements.

     Section 14. NO OBLIGATION TO EXERCISE OPTION. The granting of an Option shall impose no obligation upon the Optionee to exercise such Option.

     Section 15. MISCONDUCT. In the event that an Optionee has (i) used for profit or disclosed to unauthorized persons, confidential information or trade secrets of the Company or its Subsidiaries, or (ii) breached any contract with or violated any fiduciary obligation to the Company or its Subsidiaries, or
(iii) engaged in unlawful trading in the securities of the Company or its Subsidiaries or of another company based on information gained as a result of that Optionee's employment with the Company or its Subsidiaries, then that Optionee shall forfeit all rights to any unexercised Options granted under the Plan and all of that Optionee's outstanding Options shall automatically terminate and lapse, unless the Committee shall determine otherwise.

     Section 16. FOREIGN EMPLOYEES. Without amending the Plan, the Committee may grant Options to eligible Employees who are foreign nationals on such terms and conditions different from those specified in this Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, and the like as may be necessary or advisable to comply with provisions of laws of other countries in which the Company or its Subsidiaries operate or have employees.

     Section 17. BUY OUT OF OPTION GAINS. At any time after any Option becomes exercisable, the Committee shall have the right to elect, in its sole discretion and without the consent of the holder thereof, to cancel such Option and pay to the Optionee the excess of the fair market value of the Common Shares covered by such Option over the Option price of such Option at the date the Committee provides written notice (the "Buy Out Notice") of the intention to exercise such right. Buy outs pursuant to this provision shall be effected by the Company as promptly as possible after the date of the Buy Out Notice. Payments of buy out amounts may be made in cash, in Common Shares, or partly in cash and partly in Common Shares, as the Committee deems advisable. To the extent payment is made in Common Shares, the number of shares shall be determined by dividing the amount of the payment to be made by the fair market value of a Common Share at the date of the Buy Out Notice. In no event shall the Company be required to deliver a fractional Common Share in satisfaction of this buy out provision. Payments of any such buy out amounts shall be made net of any applicable foreign, federal (including FICA), state and local withholding taxes. For the purposes of this Section 17, fair market value shall be equal to the mean of the high and low prices at which Common Shares of the Company are traded on the New York Stock Exchange on the relevant date.

     Section 18. NO RIGHTS TO OPTIONS OR EMPLOYMENT. No Employee or other person shall have any claim or right to be granted an Option under the Plan. Having received an Option under the Plan shall not give an Employee any right to receive any other grant under the Plan. An Optionee shall have no rights to or interest in any Option except as set forth herein. Neither the Plan nor any action taken herein shall be construed as giving any Employee any right to be retained in the employ of the Company or its Subsidiaries.

     Section 19. CHANGE IN CONTROL. In the event of a Change in Control, as defined below, then Options granted and outstanding pursuant to the Plan, notwithstanding the date of exercise fixed in the grant of such Options, shall become immediately exercisable and each Optionee shall be entitled to receive, upon payment of the amount required for exercise of each Option, securities or cash consideration, or both, equal to those the Optionee would have been entitled to receive under such plan or agreement if the Optionee had already exercised such Option.

     For purposes of this Plan, a "Change in Control" shall mean the occurrence of:

     (a) An acquisition (other than directly from the Company) of any common stock or other voting securities of the Company entitled to vote generally for the election of directors (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of the then outstanding shares of the Company's common stock or the combined voting power of the Company's then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) a Subsidiary, (ii) the Company or its Subsidiaries, or (iii) any Person in connection with a "Non-Control Transaction" (as hereinafter defined);

     (b) The individuals who, as of February 18, 1999, are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least seventy percent (70%) of the members of the Board; provided, however, that if the election, or nomination for election by the Company's common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

     (c) The consummation of:

          (i) A merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued, unless such merger, consolidation or reorganization is a "Non-Control Transaction." A "Non-Control Transaction" shall mean a merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued where:

              (A) the stockholders of the Company, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least seventy percent (70%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the "Surviving Company") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization,

              (B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Company, or a corporation beneficially directly or indirectly owning a majority of the Voting Securities of the Surviving Company, and

              (C) no Person other than (i) the Company, (ii) any Subsidiary,
          (iii) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such merger, consolidation or reorganization, was maintained by the Company or a Subsidiary, or (iv) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of thirty percent (30%) or more of the then outstanding Voting Securities or common stock of the Company, has Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the Surviving Company then outstanding voting securities or its common stock;

          (ii) A complete liquidation or dissolution of the Company; or

          (iii) The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

     Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding common stock or Voting Securities as a result of the acquisition of common stock or Voting Securities by the Company which, by reducing the number of shares of common stock or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of common stock or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional common stock or Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

     Section 20. AMENDMENT OR TERMINATION. The Board of Directors may amend or terminate the Plan at any time, provided that the Board of Directors shall not (except as provided in Sections 9, 10 and 12 hereof) make any change in the Options which will impair the rights of the Optionee therein, without the consent of the Optionee.

     Section 21. OTHER ACTIONS. This Plan shall not restrict the authority of the Committee, the Board of Directors or of the Company or its Subsidiaries for proper corporate purposes to grant or assume stock options, other than under the Plan, to or with respect to any Employee or other person.

     Section 22. COSTS AND EXPENSES. Except as provided in Section 6(d) hereof with respect to taxes, the costs and expenses of administering the Plan shall be borne by the Company, and shall not be charged to any grant nor to any Employee receiving a grant.

     Section 23. PLAN UNFUNDED. The Plan shall be unfunded. Except for reserving a sufficient number of authorized shares to the extent required by law to meet the requirements of the Plan, the Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure payment of any grant under the Plan.

     Section 24. LAWS GOVERNING PLAN. This Plan shall be construed under and governed by the laws of the State of Ohio.

     Section 25. CAPTIONS. The captions to the several sections hereof are not a part of this Plan, but are merely guides or labels to assist in locating and reading the several sections hereof.

     Section 26. EFFECTIVE DATE. The Plan shall become effective on the date it is approved by the Board of Directors of the Company.

     Section 27. DEFINITIONS. Unless the context clearly indicates otherwise, the following terms, when used in this Plan, shall have the meaning set forth below:

     (a) The "date of grant" or "grant date" of an Option shall be the date on which an Option is granted under the Plan.

     (b) "Option" means the right granted under the Plan to an Optionee to purchase a Common Share of the Company at a fixed price for a specified period of time.

     (c) "Option price" means the price at which a Common Share covered by an Option granted hereunder may be purchased.

     (d) With regard to any particular Employee, "Disabled" shall have (i) the meaning set forth in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended, in the context of determining the period during which Incentive Stock Options granted to such Employee may be exercised and (ii) the meaning set forth in the Company's long term disability program applicable to such Employee in the context of determining the period during which non-qualified stock options granted such Employee may be exercised.

PART II: NON-EMPLOYEE DIRECTORS

     Section 1. PURPOSE. Part II of the Wendy's 1990 Stock Option Plan (hereinafter referred to as the "Plan") is intended as a means whereby Non-Employee Directors (hereinafter referred to as "Optionee" or "Optionees") of Wendy's International, Inc. (hereinafter referred to as the "Company") can each enlarge his proprietary interest in the Company, thereby encouraging the judgment, initiative and efforts of the Non-Employee Directors for the successful conduct of the Company's business. The Plan is also intended to create common interests between the Non-Employee Directors and the other shareholders of the Company, and to assist the Company in attracting, retaining and motivating the Non-Employee Directors.

     Section 2. ADMINISTRATION OF THE PLAN. The Board of Directors of the Company shall appoint a Compensation Committee (hereinafter referred to as the "Committee") of not less than three (3) Directors to administer the Plan. The members of the Committee shall serve at the pleasure of the Board, which shall have the power at any time, or from time to time, to remove members from the Committee or to add members thereto. All members of the Committee shall be qualified to administer the Plan as contemplated by Securities and Exchange Commission Rule 16b-3 as amended or superseded from time to time. The Committee shall construe and interpret the Plan, establish such operating guidelines and rules as it deems necessary for the proper administration of the Plan and make such determinations and take such other action in connection with the Plan as it deems necessary and advisable. Any such construction, interpretation, rule, determination or other action taken by the Committee pursuant to the Plan shall be final, binding and conclusive on all interested parties, including the Company and all former, present and future Non-Employee Directors of the Company.

     Actions by a majority of the Committee at a meeting at which a quorum is present, or actions approved in writing by all of the members of the Committee, shall be the valid acts of the Committee. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted under it.

     The Committee shall have no authority to make any adjustment (other than in connection with a stock dividend, recapitalization or other transaction where an adjustment is permitted or required under the terms of this Plan) or amendment of the exercise price of an Option previously granted under this Plan, whether through amendment, cancellation or replacement grants, or other means, unless the Company's shareholders shall have approved such adjustment or amendment.

     Section 3. MAXIMUM NUMBER OF SHARES SUBJECT TO PLAN. Subject to any adjustment as provided in the Plan, the shares to be offered under the Plan may be, in whole or in part, authorized but unissued Common Shares of the Company, or issued Common Shares which shall have been reacquired by the Company and held by it as treasury shares. The aggregate number of Common Shares to be delivered upon exercise of all Options granted under the Plan shall not exceed 245,000, plus the amount of any additional Common Shares which may result from any share distributions effected after the approval of this Plan by the Board of Directors of the Company. If any Option granted hereunder shall expire or terminate for any reason without having been exercised in full, the unpurchased shares with respect thereto shall again be available for other Options to be granted under the Plan unless the Plan shall have been terminated.

     Section 4.  STOCK OPTION GRANTS.

     (a) Each Non-Employee Director of the Company on the effective date of the Plan shall be granted the number of Options equal to three (3) times the number of Options calculated for each such Director as follows: 50% of the amount paid to such Director in 1990 as director's fees (including quarterly retainer fees and Board meeting fees but excluding committee meeting fees and expense reimbursements), divided by the Option exercise price and rounded to the nearest whole share.

     (b) In 1992 and 1993, each year, the number of Options to be granted to each Non-Employee Director of the Company shall be equal to 50% of the amount paid to such Director during the preceding fiscal year as director's fees (including quarterly retainer fees and Board meeting fees but excluding committee meeting fees and expense reimbursements), divided by the Option exercise price and rounded to the nearest whole share. Such Options shall be granted on the date on which the regularly scheduled Board meeting is held during the Company's third fiscal quarter. In the event that an insufficient number of shares remains available under the Plan for issuance to all Non-Employee Directors in a fiscal year, then unless the Plan is amended to provide additional shares or the Company adopts another stock option plan under which the Non-Employee Directors can participate, the Non-Employee Directors shall participate on a prorata basis.

     (c) Commencing in 1994, each year, each Non-Employee Director of the Company shall be granted Options to purchase 1,100 Common Shares. Such Options shall be granted on the date on which the regularly scheduled Board meeting is held during the Company's third fiscal quarter. In the event that an insufficient number of shares remains available under the Plan for issuance to all Non-Employee Directors in a fiscal year, then unless the Plan is amended to provide additional shares or the Company adopts another stock option plan under which the Non-Employee Directors can participate, the Non-Employee Directors shall participate on a prorata basis.

     (d) Commencing in 1997, each year, each Non-Employee Director of the Company shall be granted Options to purchase 2,500 Common Shares. Such Options shall be granted on the date on which the regularly scheduled Board meeting is held during the Company's third fiscal quarter. In the event that an insufficient number of shares remains available under the Plan for issuance to all Non-Employee Directors in a fiscal year, then unless the Plan is amended to provide additional shares or the Company adopts another stock option plan under which the Non-Employee Directors can participate, the Non-Employee Directors shall participate on a prorata basis.

     Section 5. OPTION PRICE. The purchase price for the shares covered by each Option granted shall be the fair market value of the shares on the date of the grant of the Option. Such fair market value shall be equal to the mean of the high and low prices at which Common Shares of the Company are traded on the New York Stock Exchange on such date.

     Section 6. OPTION REQUIREMENTS. The Options granted pursuant to the Plan shall be evidenced in writing in a form recommended by the Committee and approved by the Board of Directors and shall include the following terms and conditions:

     (a) OPTIONEE. Each Option shall state the name of the Optionee.

     (b) NUMBER OF SHARES. Each Option shall state the number of shares to which that Option pertains.

     (c) PURCHASE PRICE. Each Option shall state the Option price, which shall be one hundred percent (100%) of the fair market value of the shares covered by such Option on the date of grant of such Option. See Section 5, Option Price, and Section 26, date of grant.

     (d) PAYMENT. The purchase price for the Options being exercised must be paid in full at the time of exercise in a manner acceptable to the Committee. In addition, in order to enable the Company to meet any applicable foreign, federal (including FICA), state and local withholding tax requirements, an Optionee shall also be required to pay the amount of tax to be withheld at the time of exercise. No Common Shares will be delivered to any Optionee until all such amounts have been paid.

     (e) LENGTH OF OPTION. Each Option shall be granted for a period of ten (10) years. However, subject to Sections 9 and 10, each Option shall be exercisable only during such portion of its term as hereinafter set forth and only if the Optionee is either a Non-Employee Director of the Company or is employed by the Company or a Subsidiary of the Company at the time of such exercise.

     (f) EXERCISE OF OPTION. Twenty-five (25%) percent of the Options covered by each grant shall become exercisable on each of the four anniversaries of the grant date for such Options. Otherwise, each Optionee shall have the right to exercise his or her Options in the manner specified in this Plan.

     Notwithstanding any provision in the Plan to the contrary, the Options shall not be exercisable in whole or in part unless and until the Plan is approved by the shareholders of the Company.

     Section 7. METHOD OF EXERCISE OF OPTIONS. Each Option shall be exercised pursuant to the terms of such Option and pursuant to the terms of the Plan by giving written notice to the Company at its principal place of business or other address designated by the Company, accompanied by cash, check, shares, or other property acceptable to the Committee in payment of the Option price for the number of shares specified and paid for. From time to time the Committee may establish procedures relating to effecting such exercises. No fractional shares shall be issued as a result of exercising an Option. The Company shall make delivery of such shares as soon as possible; provided, however, that if any law or regulation requires the Company to take action with respect to the shares specified in such notice before issuance thereof, the date of delivery of such shares shall then be extended for the period necessary to take such action.

     Section 8. NON-TRANSFERABILITY OF OPTIONS. Except as set forth in Section 10, an Option is exercisable during an Optionee's lifetime only by the Optionee. The Options shall not be transferable except by will or the laws of descent and distribution, and shall terminate as provided in this Plan.

     Section 9. EARLIER TERMINATION OF OPTIONS. Except as set forth in Section 10 of this Plan, if the Optionee ceases to be a Non-Employee Director of the Company or an employee of the Company or its Subsidiaries for any reason whatsoever, the Options will terminate as to all shares covered by Options which have not been exercised as of such date.

     Section 10.

     (a) EXERCISE UPON DEATH OR DISABILITY. In the event an Optionee dies while either a Non-Employee Director of the Company or while employed by the Company or a Subsidiary, then all Options held by the Optionee shall become immediately exercisable as of the date of death, and the estate of the deceased Optionee shall have the right to exercise any rights the Optionee would have under this Plan for a period of one year after the date of the Optionee's death, with exercise to be made as set forth in Section 7.

     In the event an Optionee becomes Disabled while either a Non-Employee Director of the Company or while employed by the Company or a Subsidiary, then all Options held by the Optionee shall become immediately exercisable as of the date the Optionee becomes Disabled, and the Optionee (or, in the event the Optionee is incapacitated and unable to exercise Options, the Optionee's legal guardian or legal representative whom the Committee deems appropriate based on applicable facts and circumstances) shall have the right to exercise any rights the Optionee would otherwise have under this Plan for a period of one year after the date the Optionee becomes Disabled, with exercise to be made as set forth in Section 7.

     (b) EXERCISE UPON RETIREMENT. In the event an Optionee retires as a Non-Employee Director or as an employee of the Company and its Subsidiaries, the Optionee shall have the right to exercise any rights the Optionee would otherwise have under this Plan for a period of 48 months after the date of such retirement, with exercise to be made as set forth in
     Section 7. For purposes of this Section 10(b), "retirement" shall mean termination of membership on the Company's Board of Directors at or after attaining age 55 with at least ten (10) years of service as a member of the Board, other than by reason of death or Disability or for cause, and "termination for cause" shall mean termination of membership on the Board of Directors on account of any fraud, intentional misrepresentation, embezzlement or misappropriation or conversion of assets or opportunities of the Company or its Subsidiaries.

     Section 11. TYPES OF STOCK OPTIONS. The Options granted under the Plan shall be non-qualified stock options.

     Section 12. EFFECT OF CHANGE IN COMMON SHARES SUBJECT TO THE PLAN. In the event any dividend upon the Common Shares payable in shares is declared by the Company, or in case of any subdivision or combination of the outstanding Common Shares, the aggregate number of Common Shares to be delivered upon exercise of all Options granted under the Plan shall be increased or decreased proportionately so that there will be no change in the aggregate purchase price payable upon the exercise of the Options. In the event of any other recapitalization or any reorganization, merger, consolidation or any change in the corporate structure or stock of the Company, the Board of Directors shall make such adjustment, if any, as it may deem appropriate to reflect accurately the terms of the Options as to the number and kind of shares deliverable upon subsequent exercising of the Options and in the Option prices under the Options.

     Section 13. LISTING AND REGISTRATION OF COMMON SHARES. If at any time the Board of Directors shall determine that listing, registration or qualification of the Common Shares covered by the Option upon any securities exchange or under any state or federal law or the consent or the approval of any governmental regulatory body is necessary or desirable as a condition of or in connection with the purchase of Common Shares under the Option, the Option may not be exercised in whole or in part unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board. Any person exercising an Option shall make such representations and agreements and furnish such information as the Board or the Committee may request to assure compliance with the foregoing or any other applicable legal requirements.

     Section 14. NO OBLIGATION TO EXERCISE OPTION. The granting of an Option shall impose no obligation upon the Optionee to exercise such Option.

     Section 15. MISCONDUCT. In the event that an Optionee has (i) used for profit or disclosed to unauthorized persons, confidential information or trade secrets of the Company or its Subsidiaries, or (ii) breached any contract with or violated any fiduciary obligation to the Company or its Subsidiaries, or
(iii) engaged in unlawful trading in the securities of the Company or its Subsidiaries or of another company based on information gained as a result of that Optionee serving as a Non-Employee Director of the Company, then that Optionee shall forfeit all rights to any unexercised Options granted under the Plan and all of that Optionee's outstanding Options shall automatically terminate and lapse, unless the Committee shall determine otherwise.

     Section 16. BUY OUT OF OPTION GAINS. At any time after any Option becomes exercisable, the Board of Directors (excluding any Director who holds Options for which the buy out election is being considered) shall have the right to elect, in its sole discretion and without the consent of the holder thereof, to cancel such Option and pay to the Optionee the excess of the fair market value of the Common Shares covered by such Option over the Option price of such Option at the date the Board provides written notice (the "Buy Out Notice") of the intention to exercise such right. Buy outs pursuant to this provision shall be effected by the Company as promptly as possible after the date of the Buy Out Notice. Payments of buy out amounts may be made in cash, in Common Shares, or partly in cash and partly in Common Shares, as the Board deems advisable. To the extent payment is made in Common Shares, the number of shares shall be determined by dividing the amount of the payment to be made by the fair market value of a Common Share at the date of the Buy Out Notice. In no event shall the Company be required to deliver a fractional Common Share in satisfaction of this buy out provision. Payments of any such buy out amounts shall be made net of any applicable foreign, federal (including FICA), state and local withholding taxes. For the purposes of this Section 16, fair market value shall be equal to the mean of the high and low prices at which Common Shares of the Company are traded on the New York Stock Exchange on the relevant date.

     Section 17. NO OTHER RIGHTS. An Optionee shall have no rights to or interest in any Option except as set forth herein. Neither the Plan nor any action taken herein shall be construed as giving any Optionee any right to remain as a Director of the Company.

     Section 18. CHANGE IN CONTROL. In the event of a Change in Control, as defined below, then Options granted and outstanding pursuant to the Plan, notwithstanding the date of exercise fixed in the grant of such Options, shall become immediately exercisable and each Optionee shall be entitled to receive, upon payment of the amount required for exercise of each Option, securities or cash consideration, or both, equal to those the Optionee would have been entitled to receive under such plan or agreement if the Optionee had already exercised such Option.

     For purposes of this Plan, a "Change in Control" shall mean the occurrence of:

     (a) An acquisition (other than directly from the Company) of any common stock or other voting securities of the Company entitled to vote generally for the election of directors (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of the then outstanding shares of the Company's common stock or the combined voting power of the Company's then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) a Subsidiary,
(ii) the Company or its Subsidiaries, or (iii) any Person in connection with a "Non-Control Transaction" (as hereinafter defined);

     (b) The individuals who, as of February 18, 1999, are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least seventy percent (70%) of the members of the Board; provided, however, that if the election, or nomination for election by the Company's common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

     (c) The consummation of:

          (i) A merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued, unless such merger, consolidation or reorganization is a "Non-Control Transaction." A "Non-Control Transaction" shall mean a merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued where:

              (A) the stockholders of the Company, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least seventy percent (70%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the "Surviving Company") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization,

              (B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Company, or a corporation beneficially directly or indirectly owning a majority of the Voting Securities of the Surviving Company, and

              (C) no Person other than (i) the Company, (ii) any Subsidiary,
          (iii) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such merger, consolidation or reorganization, was maintained by the Company or a Subsidiary, or (iv) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of thirty percent (30%) or more of the then outstanding Voting Securities or common stock of the Company, has Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the Surviving Company then outstanding voting securities or its common stock;

          (ii) A complete liquidation or dissolution of the Company; or

          (iii) The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

     Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding common stock or Voting Securities as a result of the acquisition of common stock or Voting Securities by the Company which, by reducing the number of shares of common stock or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of common stock or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional common stock or Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

     Section 19. AMENDMENT OR TERMINATION. The Board of Directors may amend or terminate the Plan at any time, provided that the Board of Directors shall not (except as provided in Sections 9, 10 and 12 hereof) make any change in the Options which will impair the rights of the Optionee therein, without the consent of the Optionee, and further provided that any amendment which would (i) materially increase the benefits accruing to participants under the Plan, (ii) materially increase the number of Common Shares which may be issued under the Plan, (iii) materially modify the requirements as to eligibility or participation in the Plan, or (iv) otherwise amend the Plan in such manner where shareholder approval is necessary to comply with any legal, tax or regulatory requirement, including any approval requirement which is a prerequisite for exemptive relief from Section 16(b) of the Securities Exchange Act of 1934, shall not be made without the approval of the shareholders of the Company.

     Section 20. OTHER ACTIONS. This Plan shall not restrict the authority of the Committee, the Board of Directors or of the Company or its Subsidiaries for proper corporate purposes to grant or assume stock options, other than under the Plan, to or with respect to any Optionee or other person.

     Section 21. COSTS AND EXPENSES. Except as provided in Section 6(d) hereof with respect to taxes, the costs and expenses of administering the Plan shall be borne by the Company, and shall not be charged to any grant nor to any Optionee receiving a grant.

     Section 22. PLAN UNFUNDED. The Plan shall be unfunded. Except for reserving a sufficient number of authorized shares to the extent required by law to meet the requirements of the Plan, the Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure payment of any grant under the Plan.

     Section 23. LAWS GOVERNING PLAN. This Plan shall be construed under and governed by the laws of the State of Ohio.

     Section 24. CAPTIONS. The captions to the several sections hereof are not a part of this Plan, but are merely guides or labels to assist in locating and reading the several sections hereof.

     Section 25. EFFECTIVE DATE. The Plan shall become effective on the date it is approved by the Board of Directors of the Company.

     Section 26. DEFINITIONS. Unless the context clearly indicates otherwise, the following terms, when used in this Plan, shall have the meaning set forth below:

     (a) The "date of grant" or "grant date" of an Option shall be the date on which an Option is granted under the Plan.

     (b) The phrase "Non-Employee Director" means a member of the Board of Directors of the Company who is not an employee of the Company or any of its Subsidiaries.

     (c) "Option" means the right granted under the Plan to an Optionee to purchase a Common Share of the Company at a fixed price for a specified period of time.

     (d) "Option price" means the price at which a Common Share covered by an Option granted hereunder may be purchased.

     (e) "Subsidiaries" means the subsidiaries of Wendy's International, Inc.

     (f) With regard to any particular Employee, "Disabled" shall have the meaning set forth in the Company's long term disability program generally applicable to officers of the Company.

                           (Intentionally Left Blank)

                                      [WENDY'S LOGO]
                                      WENDY'S
                                      INTERNATIONAL, INC.
                                      TWO QUALITY BRANDS
                                      ONE GREAT COMPANY

99

   Financial Statements
   and Other Information


   Table of Contents

   Management's Review
   and Outlook ...........................AA-1

   Consolidated Statements
   of Income .............................AA-8

   Consolidated Balance Sheets ...........AA-9

   Consolidated Statements
   of Cash Flows ........................AA-10

   Consolidated Statements of
   Shareholders' Equity .................AA-11

   Consolidated Statements
   of Comprehensive Income ..............AA-12

   Notes to the Consolidated
   Financial Statements .................AA-13

   Management's Statement of
   Responsibility for Financial
   Statements, Report of
   Independent Accountants ..............AA-24

   Officers and Directors ...............AA-25

   Market for Common Stock
   and Related Stockholder Matters ......AA-26

   Selected Financial Data ..............AA-26

   Safe Harbor Statement ................AA-27

WENDY'S INTERNATIONAL, INC. AND SUBSIDIARIES

MANAGEMENT'S REVIEW AND OUTLOOK

RESULTS OF OPERATIONS

1999 OVERVIEW

Wendy's International, Inc. (the Company) had another successful year in 1999. Same-store sales increased at domestic Wendy's (7.9%), Wendy's of Canada (3.1% in Canadian dollars), Canadian Tim Hortons (10.5% in Canadian dollars), and U.S. Hortons (13.9%). The Wendy's domestic operating margin grew to 16.7% in 1999 from 15.6% in 1998 and 14.8% in 1997. Growth of sales and profits accelerated in the core markets of Wendy's in North America and Tim Hortons (Hortons) in Canada. The Company benefited from the strategic initiatives established in 1997 and 1998. Highlighted below are some of the specific results of these initiatives during 1999.

- 7.2 million shares were repurchased for $187.3 million, bringing the two-year total to 16.5 million shares for $397.8 million. The aggregate authorization to repurchase shares is up to $600 million. The Company expects to continue repurchasing shares under this program.

- As part of the Company's goal of increasing return on assets, 99 rental properties were disposed of during 1999, bringing the two-year total to 244 properties. Also in 1999, notes receivable totaling $85.8 million were repaid through franchisee refinancing. A total of $133.8 million in notes receivable were repaid under this program since it was initiated in 1998.

- In 1998, charges were incurred for international issues. International assets in the United Kingdom were impaired, and accordingly were reduced by a $9.1 million pretax charge. During 1999, substantially all company operated restaurants were closed in the United Kingdom. Also in 1998, the Company recorded a pretax charge of $24.8 million to write down underperforming and non-recoverable assets in Argentina and to provide for an estimated settlement with the franchisee. During 1999, a franchisee settlement was completed and Argentina was established as a company operated market.

The Company reported diluted earnings per share (EPS) of $1.32 in 1999, $.95 in 1998, and $.97 in 1997. Both 1998 and 1997 earnings were reduced by significant charges which included $25.2 million after tax ($.18 per share) in 1998 for international charges (see Note 2 to the consolidated financial statements and the "Write-Down of Certain International Assets and Related Charges" discussion which follows), and $50.0 million after tax ($.36 per share) in 1997 for various strategic initiatives (see Note 3 to the consolidated financial statements and the "General and Administrative Expenses" discussion which follows).

The chart below shows the impact of the non-recurring charges and gains from the sale of assets on the reported earnings:

---------------------------------------------------------
                                     1999    1998    1997
---------------------------------------------------------
Diluted EPS                         $1.32   $ .95   $ .97
  Non-recurring charges                --     .18     .36
  Asset sale gains*                  (.06)   (.10)   (.36)
---------------------------------------------------------
Diluted EPS without non-recurring
  charges and asset sale gains      $1.26   $1.03   $ .97
---------------------------------------------------------

* Asset gains include the sale of restaurants, rental properties and investments and fee income on notes receivable refinancings.

RETAIL SALES

DOMESTIC WENDY'S

Domestic Wendy's retail sales include sales from company operated Wendy's restaurants and sales of sandwich buns from the Company's bakery to Wendy's franchisees. Retail sales were $1.3 billion, $1.2 billion and $1.3 billion in 1999, 1998 and 1997, respectively. This was an increase of 3.6% in 1999 and an 8.1% decrease in 1998. Average unit net sales increased 9.4% in 1999, the highest increase in 15 years, compared with 5.7% in 1998. Same-store sales increased 7.9% in company operated units in 1999 and 2% in 1998. The average number of Wendy's company operated domestic restaurants decreased by 35 in 1999, 177 in 1998 and 46 in 1997.

The following chart reflects average net sales per domestic Wendy's restaurant for the last three years. The 1998 amounts have been adjusted to a comparable 52-week basis.

------------------------------------------------------------
                              1999         1998         1997
------------------------------------------------------------
Company                 $1,284,000   $1,174,000   $1,111,000
Franchise               $1,102,000   $1,031,000   $1,017,000
Total domestic          $1,138,000   $1,062,000   $1,042,000
------------------------------------------------------------

The average number of transactions in domestic company operated Wendy's increased approximately 5.7% in 1999 compared with 3.5% in 1998 and 2.8% in 1997. Domestic selling prices increased .5% during the year, while 1998 and 1997 increased .8% and 1.4%, respectively.

TIM HORTONS

Retail sales include sales from company operated Hortons restaurants (primarily in the United States) and sales of dry goods and supplies from Hortons' Canadian warehouses to Hortons' Canadian franchisees. Warehouse sales increased 17.5% to $232.5 million (17.9% in local currency) in 1999 and 14.5% to $198.0 million (22.8% in local currency) in 1998. This reflected the increase in the number of Hortons' franchised restaurants serviced, positive same-store sales growth and the additional week of operations in 1998. Hortons' Canadian same-store sales growth, in local currency, was approximately 10.5% in 1999, 10.2% in 1998 and 8.0% in 1997. Retail sales from company operated units increased 7.5% to $74.8 million in 1999 and increased 63.7% in 1998 to $69.6 million. The 1998 increase primarily reflects the opening of new restaurants in the United States.

INTERNATIONAL WENDY'S

International Wendy's retail sales primarily represents sales from company operated restaurants in Canada. Canadian Wendy's same-store sales for company operated restaurants, in local currency, increased 3.1% in 1999 following a 2.5% increase in 1998.

FRANCHISE REVENUES

DOMESTIC WENDY'S

Included in domestic Wendy's franchise revenues are royalty income from franchisees, rental income from properties leased to franchisees, gains from the sale of properties previously leased to franchisees, gains from franchising Wendy's company restaurants and franchise fees. Franchise fees include charges for various costs and expenses of the Company related to establishing a franchisee's business. Reserves for uncollectible franchise revenues are provided and amounted to $1.1 million in 1999, $1.8 million in 1998 and $1.0 million in 1997. Management reviews reserves on an ongoing basis and believes they are adequate for franchise-related receivables.

Royalties, before reserves, increased $15.4 million or 10.1% in 1999, and $17.2 million or 12.8% in 1998. This was a result of an average of 184 more franchise domestic Wendy's restaurants being open in 1999 and an average of 304 more in 1998, and one additional week of operations in 1998. Average sales at franchise restaurants increased 6.8% in 1999 and 1.4% in 1998.

Pretax gains from franchising Wendy's restaurants amounted to $8.2 million in 1999 for 24 restaurants sold, compared with $2.4 million in 1998 for 171 restaurants and $80.5 million in 1997 for 228 restaurants. Additionally, pretax gains resulting from the sale of properties which were previously leased to franchisees by Wendy's were $6.5 million in 1999, $18.0 million in 1998 and $475,000 in 1997. Franchise fees were $3.9 million in 1999, $3.9 million in 1998 and $4.0 million in 1997. Fees from the refinancing of notes receivable amounted to $1.7 million in 1999 and $977,000 in 1998.

Rental income from restaurants leased to franchisees decreased $2.5 million to $35.2 million in 1999 compared with an increase of $8.1 million to $37.7 million in 1998, reflecting the sale of rental properties and an extra week of operations in 1998.

TIM HORTONS

Included in franchise revenues are royalty income from franchisees, rental income from properties leased to franchisees and franchise fees. Franchise fees include charges for various costs and expenses related to establishing a franchisee's business, and include initial equipment packages for the Hortons' franchises. Reserves for uncollectible franchise revenues are provided.

Royalties, before reserves, increased 19.0% in 1999 to $31.8 million and 16.0% in 1998 to $26.7 million. This reflected the increase in the number of Canadian franchise restaurants open and the positive same-store sales growth in Canada, in local currency, of 10.5%, 10.2% and 8.0% in 1999, 1998 and 1997, respectively. Franchise fees were $34.0 million in 1999, $26.5 million in 1998 and $30.3 million in 1997.

Rental income from restaurants leased to franchisees was $88.2 million in 1999 compared with $75.7 million in 1998 and $65.0 million in 1997, reflecting an additional number of restaurants being leased to Canadian franchisees and an extra week of operations in 1998. At the end of 1999, 1,277 restaurants were leased to franchisees, versus 1,116 in 1998 and 1,046 in 1997.

INTERNATIONAL WENDY'S

International Wendy's royalties were $8.5 million, $8.9 million and $9.3 million in 1999, 1998 and 1997, respectively. Wendy's of Canada royalties, before reserves, increased to $6.6 million in 1999, or 17.3% as 17 new franchise stores were opened, five stores were acquired from the Company, and same-store franchise unit sales increased, in local currency, 3.9%. In 1998, Canadian royalties increased to $5.6 million or 15.4% reflecting 23 new stores, 21 acquired stores and, in local currency, a 2.5% increase in same-store sales. The increase in 1999 Canadian royalties was offset by the impact of a decrease in Wendy's other international stores open, with 25 international franchise restaurants converted to company operated restaurants and another 49 units closed. The decrease in international royalties in 1998 primarily reflected adverse currency changes as the number of stores open remained constant.

COST OF SALES AND RESTAURANT OPERATING COSTS

DOMESTIC WENDY'S

Domestic Wendy's cost of sales decreased to 58.6% of Wendy's domestic retail sales in 1999 from 58.9% in 1998 and 59.1% in 1997. Domestic food costs, as a percent of domestic retail sales, were 29.1% in 1999, 28.7% in 1998 and 28.9% in 1997. The increase in 1999 food costs as a percent of retail sales reflected higher beef and chicken costs during 1999. The improvement in the 1998 food costs, as a percent of retail sales, reflected lower beef and lettuce costs and the impact of salad bar removals during 1998.

Domestic Wendy's labor costs were 26.0% of domestic retail sales in 1999, compared with 26.4% in 1998 and 26.3% in 1997. Average wage rates increased 5.7% in 1999 and 5.8% in 1998. The Company continues to control labor costs by adherence to its labor guidelines and with store-level productivity programs. The impact of higher labor rates was offset by higher average sales per restaurant. Sales per labor hour increased to $29.70 in 1999 compared with $27.90 in 1998, reflecting a 6.5% increase in productivity following a 4.7% increase in 1998.

Domestic Wendy's restaurant operating costs, as a percent of domestic retail sales, were 24.7% in 1999, 25.5% in 1998 and 26.1% in 1997. The reduced percentage in 1999 reflects lower salaries and benefits, utility and insurance costs while 1998 reflected lower utility and marketing costs, with both years benefiting from the leveraging of higher average sales. Operating costs also benefited from closing underperforming restaurants in 1998.

Wendy's domestic company operating margin was 16.7% for 1999, compared with 15.6% in 1998 and 14.8% in 1997. The 1999 margin is the highest in 14 years. The improvement in both years reflects higher average sales and favorable restaurant operating costs as discussed above. The following chart details the margin:

---------------------------------------------------------------
                                 1999         1998         1997
                           % OF SALES   % of Sales   % of Sales
---------------------------------------------------------------
Retail sales                 100.0%       100.0%       100.0%
Cost of sales                 58.6         58.9         59.1
Company restaurant
  operating costs             24.7         25.5         26.1
---------------------------------------------------------------
Domestic company
  operating margin            16.7%        15.6%        14.8%
---------------------------------------------------------------

TIM HORTONS

The Hortons' Canadian warehouse cost of sales increased 16.6% (17.0% in local currency) to $186.2 million in 1999 and 14.7% (23.0% in local currency) to $159.7 million in 1998 reflecting additional sales to Canadian franchisees due to the increased number of restaurants serviced and higher average sales per restaurant. Warehouse cost of sales remained relatively constant as a percent of warehouse sales. The warehouse distributes primarily dry goods such as flour, sugar, and coffee to Hortons' franchisees. Cost of sales for company operated units amounted to $55.5 million, $54.5 million and $32.2 million in 1999, 1998 and 1997, respectively, reflecting the increase in the number of restaurants in the United States and higher average sales per restaurant.

INTERNATIONAL WENDY'S

Canadian cost of sales remained relatively constant at 63.1% of retail sales in 1999, 63.3% in 1998 and 63.2% in 1997. Canadian company restaurant operating costs, as a percent of retail sales, were 25.3%, 24.7% and 25.5% for 1999, 1998 and 1997, respectively. International Wendy's restaurants outside of Canada are not profitable at the store level.

OPERATING COSTS

DOMESTIC WENDY'S

Domestic Wendy's operating costs include rent expense and other costs related to properties subleased to franchisees and costs related to operating and maintaining the bakery. Rent expense was $10.1 million in 1999, $9.8 million in 1998 and $7.6 million in 1997. The 1999 increase reflects higher percentage rent due to higher retail sales. The 1998 increase reflected the growth in the number of properties being leased and then subleased to franchisees. There were 170 total restaurants leased by the Company and then subleased to franchisees in 1999 versus 247 in 1998 and 200 in 1997.

TIM HORTONS

Hortons' operating costs include rent expense related to properties subleased to franchisees and cost of equipment sold to Hortons' franchisees as part of the initiation of the franchise business. Training and other costs necessary to ensure a successful Hortons franchise opening and costs to operate and maintain the warehouse are also included in operating costs.

Rent expense was $26.9 million in 1999, $23.8 million in 1998 and $21.6 million in 1997 reflecting the growth in the number of properties being leased and then subleased to Canadian franchisees, as well as higher percentage rent due to higher retail sales. There were 952 total restaurants leased by Hortons and then subleased to franchisees at year-end 1999 versus 866 in 1998 and 765 in 1997. Cost of equipment increased 28.7% or $5.3 million in 1999 but decreased 8.8% to $18.6 million in 1998 reflecting an increased number of restaurants franchised in 1999 following a decrease in 1998.

GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative expenses increased $9.4 million in 1999 to $192.9 million. As a percent of revenues, expenses were 9.3% in 1999, 9.4% in 1998 and 11.4% in 1997. Increases in 1999 expenses included performance-based bonuses and increased professional fees for outside consultants. In 1998, general and administrative expenses increased $23.2 million after adjusting 1997 for the $72.7 million non-recurring pretax charges for various strategic initiatives (see Note 3 to the consolidated financial statements). The increase in 1998 included professional services for technology projects, development initiatives, charges for legal issues, spending to support Hortons expansion into the United States and an additional week of operations. In addition to higher expenses in 1998, the percentage increase also reflected the revenue reductions from closing and franchising Wendy's restaurants throughout the prior three years.

WRITE-DOWN OF CERTAIN INTERNATIONAL ASSETS AND RELATED CHARGES

In 1998, the Company incurred a pretax charge for the write-down of impaired fixed assets for the United Kingdom subsidiary amounting to $9.1 million. Additionally, the Company took a pretax charge of $24.8 million to write off various underperforming and non-recoverable assets and settle a franchisee dispute in Argentina (see Note 2 to the consolidated financial statements).

OTHER EXPENSE AND INCOME

Other expense was $7.2 million, $2.7 million and $6.9 million in 1999, 1998 and 1997, respectively. The 1999 total reflected more write-offs and dispositions of underperforming assets and investments. The decrease in 1998 from the prior year reflected lower charges for store closures, remodeling and conversion costs, as well as a pay out for an international arbitration settlement in 1997.

INTEREST

Net interest expense included interest income of $19.0 million in 1999 compared with $28.0 million in 1998 and $25.3 million in 1997. Interest income decreased in 1999 primarily due to significantly lower levels of notes receivable outstanding. Interest expense was $29.1 million in 1999, $30.0 million in 1998 and $28.9 million in 1997, which includes distributions on the company-obligated mandatorily redeemable preferred securities.

INCOME TAXES

The effective income tax rate for 1999 was 38.0% compared with 40.6% for 1998 and 40.5% for 1997. The decrease in the tax rate for 1999 when compared with the prior two years primarily reflects the impact of the $33.9 million international pretax charge in 1998 and the $72.7 million non-recurring pretax charge in 1997. Before the non-recurring charges in 1998 and 1997, the effective income tax rates were 38.5% and 38.2%, respectively.

FINANCIAL POSITION

OVERVIEW

The Company maintains a strong balance sheet to support system growth and financial flexibility. The debt-to-equity ratio has remained very consistent over the last three years and was 23% at year-end 1999 and 1998
(company-obligated mandatorily redeemable preferred securities are excluded from the debt-to-equity ratio). Standard & Poors and Moody's rate the Company's senior unsecured debt BBB+ and Baa-1, respectively.

Total assets increased $45.7 million from 1998 to $1.9 billion. Property and equipment increased $108.4 million reflecting a greater number of company operated restaurants in addition to capitalized costs in connection with the new enterprise-wide and store management information systems. Notes receivable decreased $103.0 million primarily due to a plan to monetize assets with overall returns lower than the Company's cost of capital. A total of $187.3 million of cash was used to repurchase 7.2 million common shares in 1999. Return on average assets was 16.2% in 1999 and 12.8% in 1998, with 1998 reflecting significant non-recurring charges.

Total shareholders' equity was reduced $2.6 million, primarily reflecting the treasury shares purchased in 1999 somewhat offset by a $137.3 million increase in retained earnings. Return on average equity was 15.4% in 1999 and 11.0% in 1998 with 1998 reflecting significant non-recurring charges.

CASH FLOW

Cash provided by operating activities was $291.3 million in 1999, compared with $233.8 million in 1998 and $223.4 million in 1997. Cash proceeds of $100.2 million were realized in 1999 primarily from the sale of Wendy's company operated restaurants and sale of properties previously leased to franchisees, while $114.9 million was provided in 1998 and $93.9 million was provided in 1997. The Company also received $103.7 million, $68.7 million and $17.3 million in principal payments of notes receivable in 1999, 1998 and 1997, respectively, of which $85.8 million and $48.0 million in 1999 and 1998, respectively, was due to franchisee refinancing (see Note 1 to the consolidated financial statements).

In all three years, cash provided by operating activities and other sources was primarily used for capital expenditures, dividend payments, debt repayment, acquisitions of franchised restaurants, and during 1999 and 1998, repurchase of common stock. The Company repaid $17.0 million in long-term obligations during the last three years. In 1999 and 1998, the Company repurchased common stock for $187.3 million and $210.6 million, respectively.

During 1999, capital expenditures amounted to $248 million. New restaurant expenditures amounted to $120 million; $57 million was spent for improvements to existing restaurants; and $71 million was spent for other additions. Plans for 2000 are to open up to 335 new Wendy's restaurants, of which approximately 85 will be company operated Wendy's sites. Hortons plans to open up to 185 new restaurants, primarily franchised. Capital expenditures are expected to be approximately $280 million in 2000.

Cash flow from operations, cash and investments on hand, possible asset sales, and cash available through existing revolving credit agreements and through the possible issuance of securities should provide for the Company's projected cash requirements through 2000, including cash for capital expenditures, future acquisitions of restaurants from franchisees, stock repurchases or other corporate purposes.

INFLATION

Financial statements determined on a historical cost basis may not accurately reflect all the effects of changing prices on an enterprise. Several factors tend to reduce the impact of inflation for the Company. Inventories approximate current market prices, there is some ability to adjust prices, and liabilities are repaid with dollars of reduced purchasing power.

                                  TIM HORTONS

Hortons is the largest coffee and donut restaurant chain in Canada and at year-end 1999 had 1,709 restaurants open in Canada and 108 open in the United States. The Company believes there are significant opportunities to expand the Hortons concept throughout Canada and the United States. The concept is extremely flexible and includes standard units with a bakery, both with and without drive-through windows, double-drive through buildings, and various other satellites, kiosks and carts. In addition, combination units shared with Wendy's restaurants have been opened. Future expansion in Canada, where the chain is profitable, is anticipated to be primarily through franchising and the Company plans to open up to 170 Canadian Hortons in 2000. Hortons will continue gradual new unit development in the United States, and plans to open 15 stores in 2000. In the United States, Hortons is a new concept in the investment phase and not currently profitable.

                             INTERNATIONAL WENDY'S

Canada is the Company's largest international market and makes up the majority of company operated international restaurants. In 1999, 32 Wendy's opened in Canada, bringing total restaurants to 293 at year end. In 2000, the Company plans to open 35 Wendy's restaurants in Canada.

At year-end 1999, there were 366 international Wendy's open outside Canada, with 37 restaurants opened and 61 restaurants closed in 1999. International growth outside Canada continues to be primarily through franchising, but company operated units are also planned. In 1999, the Company acquired restaurant sites in Argentina from its former joint venture partner and is now operating the stores. During 1999, the Company closed substantially all company operated restaurants in the United Kingdom. The Company plans on opening up to 35 new Wendy's in international markets outside North America in 2000, with the primary focus on Latin America. International operations in Canada are profitable, however, company owned operations in Argentina are not yet profitable.

MANAGEMENT'S OUTLOOK

The strategic initiatives implemented in 1998 and 1999 are focused on increasing shareholder value. These initiatives included growing same-store sales, improving store-level productivity to increase margins, disposing of underperforming restaurants, writing down underperforming and non-recoverable assets, accelerating restaurant development in North America, repurchasing common shares and implementing a new enterprise-wide information system.

Management intends to allocate resources to improve long-term return on assets and invested capital. The Company also intends to remain focused on established operational strategies of exceeding customer expectations, fostering a performance-driven culture, delivering a balanced message of brand equity plus value in marketing and growing a healthy restaurant system. The Company believes its success depends on providing everyday value, quality and variety, not discounting. Management believes in reinvesting in its restaurants to maintain a fresh image, provide convenience for its customers and increase the overall efficiency of restaurant operations. The goal of these strategies is to increase average sales primarily through greater customer traffic in the restaurants. The Company expects to face some cost pressures in the domestic Wendy's business in 2000, particularly with labor costs. The Company intends to effectively manage corporate and field-level costs to control overall general and administrative expense growth.

New restaurant development continues to be very important to the Company. Both Wendy's and Hortons restaurant concepts are underpenetrated in most markets. The Company intends to grow aggressively, but responsibly, focusing on the markets with the best potential for sales and return on investment. A total of 482 new restaurants were added in 1999. Current plans call for up to 520 new units to open in 2000. The primary focus will be on core operations of Wendy's in North America and Hortons in Canada with the majority of units being traditional sites. The Company expects pretax gains generated from selling company restaurants or other asset sale transactions to be at or less than gains in recent years.

The Company is optimistic about development of Hortons in the United States, but the concept does not yet enjoy the superior brand recognition it has in Canada. Hortons is not currently profitable in the United States. The Company's strategy is to enhance brand awareness, increase same-store sales, build customer loyalty and attract additional franchisees. In 2000, the Company will limit new development to approximately 15 new units in the United States.

The Company is focused on improving its international operations. Most of Wendy's development outside North America is with franchisees who can be affected by adverse economic and political conditions, such as those recently experienced in Asia. Economic and competitive pressures remain very challenging in Europe, Latin America and the Middle East. The Company recently acquired the Wendy's restaurants in Argentina, which are currently not profitable. Although management believes it can generate profits from the Argentina operations there are no assurances that this will happen. Likewise, although the Canadian economy remains strong, the Canadian dollar weakened in the two years prior to 1999, and Wendy's company operations and Hortons' franchise operations were negatively impacted. The Company does not believe these conditions change the long-term potential of the international business, but they could influence short-term results.

YEAR 2000

The year 2000 issue concerns the ability of date sensitive information technology systems and non-information technology systems with embedded technology to recognize the year 2000 in calculating and processing information. During 1999 a new enterprise-wide information system was substantially implemented which included software that was year 2000 compliant. The Company also modified, tested and implemented existing store management systems and substantially all other information systems. The Company has not experienced problems with its information systems related to the year 2000 issue.

The modifications and related expenses to existing software were $4.1 million, of which $2.4 million was expensed through 1998. The remainder was expensed in 1999. The new information system is estimated to cost approximately $50 to $60 million, a substantial portion of which has been or will be capitalized. All costs have been and are expected to be funded by cash flows from operations.

The Company is not aware of significant year 2000 issues involving various third parties with which it has a significant relationship, including food and paper suppliers, restaurant equipment suppliers, banks, franchisees and other entities.

Despite the Company's extensive efforts to address potential year 2000 issues, the installation of a new enterprise-wide information system, and modifications to other systems, unanticipated problems during the early months of 2000 are possible. These problems, which the Company believes are unlikely, could (depending on their scope and magnitude) have a material adverse effect on results of operations, financial condition and/or liquidity.

RECENTLY ISSUED ACCOUNTING STANDARDS

Financial Accounting Standards Number 133 -- "Accounting for Derivative Instruments and Hedging Activities" was issued in June 1998. This statement provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. This statement is effective for years beginning after June 15, 2000. The Company is in the process of evaluating the impact of this statement.

Staff Accounting Bulletin No. 101 (SAB 101), "Revenue Recognition in Financial Statements", was issued in December 1999 and is effective for the Company's quarter ending April 2, 2000. SAB 101 is applicable to the Company where it functions as a lessor and the rentals are based on the lessee achieving a certain sales level (contingent rentals). SAB 101 requires that contingent rents be recorded as revenue in the period that the contingency is resolved. Emerging Issues Task Force Issue No. 98-9 (EITF 98-9), "Accounting for Contingent Rent", was also issued during 1999 and is effective for the Company's quarter ending April 2, 2000. EITF 98-9 requires that contingent rent expense be recognized based on the probability of achieving a certain sales level. The Company does not believe either standard will have a material impact on its quarterly or annual financial statements.

SAFE HARBOR STATEMENT

Certain information contained in the Financial Statements and Other Information section of the Proxy Statement, particularly information regarding future economic performance and finances, plans and objectives of management, is forward looking. In some cases, information regarding certain important factors that could cause actual results to differ materially from any such forward-looking statement appears together with such statement. In addition, the following factors, in addition to other possible factors not listed, could affect the Company's actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include competition within the quick-service restaurant industry, which remains extremely intense, both domestically and internationally, with many competitors pursuing heavy price discounting; changes in economic conditions; changes in consumer perceptions of food safety; harsh weather, particularly in the first and fourth quarters; changes in consumer tastes; labor and benefit costs; legal claims; risk inherent to international development (including currency fluctuations); the continued ability of the Company and its franchisees to obtain suitable locations and financing for new restaurant development; governmental initiatives such as minimum wage rates, taxes and possible franchise legislation; the ability of the Company to successfully complete transactions designed to improve its return on investment; unanticipated issues related to year 2000 compliance efforts of the Company or various third parties and other factors set forth in Exhibit 99 to the Company's Form 10-K filed with the Securities and Exchange Commission and in the Financial Statements and Other Information section of the Proxy Statement for the 2000 Annual Meeting of Shareholders.

WENDY'S AND TIM HORTONS RESTAURANTS

---------------------------------------------------------------------------------------------------------------------------------
                                                                        WENDY'S COMPANY
                                     TOTAL WENDY'S                         OPERATED                       WENDY'S FRANCHISED
---------------------------------------------------------------------------------------------------------------------------------
                               1999       1998       1997          1999       1998       1997          1999       1998       1997
---------------------------------------------------------------------------------------------------------------------------------
Open at beginning of year     5,333      5,207      4,933         1,036      1,202      1,315         4,297      4,005      3,618
Opened                          315        299        371            88         68         97           227        231        274
Closed                         (121)      (173)       (97)          (20)       (70)       (15)         (101)      (103)       (82)
Acquisitions within the
  system                         56        178        261            32          7         33            24        171        228
Dispositions within the
  system                        (56)      (178)      (261)          (24)      (171)      (228)          (32)        (7)       (33)
---------------------------------------------------------------------------------------------------------------------------------
Open at end of year           5,527      5,333      5,207         1,112      1,036      1,202         4,415      4,297      4,005
---------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------
                                         TOTAL HORTONS
-------------------------------------------------------------
                                   1999       1998       1997
-------------------------------------------------------------
Open at beginning of year         1,667      1,578      1,384
Opened                              167        161        213
Closed                              (17)       (72)       (19)
-------------------------------------------------------------
Open at end of year               1,817      1,667      1,578
-------------------------------------------------------------

WENDY'S INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

  Fifty-two weeks ended January 2, 2000, fifty-three weeks ended January 3, 1999 and fifty-two weeks ended December 28, 1997
--------------------------------------------------------------------------------

(IN THOUSANDS, EXCEPT PER SHARE DATA)                         1999          1998          1997
----------------------------------------------------------------------------------------------
REVENUES
  Retail sales                                          $1,671,624    $1,586,145    $1,651,689
  Franchise revenues                                       400,620       362,094       385,641
----------------------------------------------------------------------------------------------
                                                         2,072,244     1,948,239     2,037,330
----------------------------------------------------------------------------------------------
COSTS AND EXPENSES
  Cost of sales                                          1,046,380       995,966     1,026,026
  Company restaurant operating costs                       367,346       359,815       389,534
  Operating costs                                           81,706        67,318        63,175
  General and administrative expenses (Note 3)             192,857       183,486       232,983
  Depreciation and amortization of property and
     equipment                                              97,917        95,396        95,638
  Write-down of certain international assets and
     related charges (Note 2)                                             33,893
  Other expense                                              7,193         2,665         6,899
  Interest, net                                             10,159         2,039         3,604
----------------------------------------------------------------------------------------------
                                                         1,803,558     1,740,578     1,817,859
----------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                                 268,686       207,661       219,471
INCOME TAXES                                               102,101        84,303        88,972
----------------------------------------------------------------------------------------------
NET INCOME                                              $  166,585    $  123,358    $  130,499
----------------------------------------------------------------------------------------------
BASIC EARNINGS PER COMMON SHARE                              $1.37          $.96          $.99
----------------------------------------------------------------------------------------------
DILUTED EARNINGS PER COMMON SHARE                            $1.32          $.95          $.97
----------------------------------------------------------------------------------------------
DIVIDENDS PER COMMON SHARE                                    $.24          $.24          $.24
----------------------------------------------------------------------------------------------
BASIC SHARES                                               122,032       128,353       131,595
----------------------------------------------------------------------------------------------
DILUTED SHARES                                             131,039       137,089       140,738
----------------------------------------------------------------------------------------------

See accompanying Notes to the Consolidated Financial Statements.

WENDY'S INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
                                             January 2, 2000 and January 3, 1999
--------------------------------------------------------------------------------

(DOLLARS IN THOUSANDS)                                              1999          1998
--------------------------------------------------------------------------------------
ASSETS
  CURRENT ASSETS
    Cash and cash equivalents                                 $  210,785    $  160,743
    Accounts receivable, net                                      71,763        74,737
    Notes receivable, net                                          7,749        19,952
    Deferred income taxes                                         19,267        23,177
    Inventories and other                                         40,271        35,085
--------------------------------------------------------------------------------------
                                                                 349,835       313,694
--------------------------------------------------------------------------------------
  PROPERTY AND EQUIPMENT, NET                                  1,389,154     1,280,794
  NOTES RECEIVABLE, NET                                           35,538       126,366
  GOODWILL, NET                                                   48,306        50,723
  DEFERRED INCOME TAXES                                           22,390        15,090
  OTHER ASSETS                                                    38,374        51,280
--------------------------------------------------------------------------------------
                                                              $1,883,597    $1,837,947
--------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
  CURRENT LIABILITIES
    Accounts payable                                          $  126,487    $  101,100
    Accrued expenses
       Salaries and wages                                         35,214        27,228
       Taxes                                                      37,577        31,105
       Insurance                                                  37,061        34,944
       Other                                                      43,422        49,636
    Current portion of long-term obligations                       4,448         5,399
--------------------------------------------------------------------------------------
                                                                 284,209       249,412
--------------------------------------------------------------------------------------
  LONG-TERM OBLIGATIONS
    Term debt                                                    204,788       205,371
    Capital leases                                                44,231        40,676
--------------------------------------------------------------------------------------
                                                                 249,019       246,047
--------------------------------------------------------------------------------------
  DEFERRED INCOME TAXES                                           69,516        60,707
  OTHER LONG-TERM LIABILITIES                                     15,414        13,714
  COMMITMENTS AND CONTINGENCIES
  COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED
    SECURITIES OF SUBSIDIARY WENDY'S FINANCING I, HOLDING
    SOLELY WENDY'S CONVERTIBLE DEBENTURES                        200,000       200,000
  SHAREHOLDERS' EQUITY
    Preferred stock, Authorized: 250,000 shares
    Common stock, $.10 stated value per share,
       Authorized: 200,000,000 shares
       Issued and Exchangeable: 134,856,000 and 133,415,000
       shares, respectively                                       11,941        11,796
    Capital in excess of stated value                            398,580       370,288
    Retained earnings                                          1,068,883       931,603
    Accumulated other comprehensive expense                      (14,443)      (33,355)
--------------------------------------------------------------------------------------
                                                               1,464,961     1,280,332
    Treasury stock, at cost: 16,626,000 and 9,410,000
      shares, respectively                                      (399,522)     (212,265)
--------------------------------------------------------------------------------------
                                                               1,065,439     1,068,067
--------------------------------------------------------------------------------------
                                                              $1,883,597    $1,837,947
--------------------------------------------------------------------------------------

See accompanying Notes to the Consolidated Financial Statements.

WENDY'S INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

  Fifty-two weeks ended January 2, 2000, fifty-three weeks ended January 3, 1999 and fifty-two weeks ended December 28, 1997
--------------------------------------------------------------------------------

(IN THOUSANDS)                                                     1999         1998         1997
-------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                  $ 166,585    $ 123,358    $ 130,499
  Adjustments to reconcile net income to net cash provided
      by operating activities
    Depreciation and amortization                               102,969      100,218      104,529
    Deferred income taxes                                         5,258      (12,767)         802
    Gain from property dispositions, net                        (11,715)      (6,646)     (20,044)
    Net reserves for receivables and other contingencies          1,490        1,982          352
    Changes in operating assets and liabilities, net of
      effects of acquisitions and dispositions of
      restaurants
         Accounts and notes receivable                              940         (489)     (21,101)
         Inventories and other                                   (7,919)      (1,883)      (1,476)
         Accounts payable and accrued expenses                   23,332       27,553        6,391
    Decrease in other assets                                      2,130        1,330       12,048
    Other, net                                                    8,214        1,180       11,402
-------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                 291,284      233,836      223,402
-------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from property dispositions                           100,160      114,944       93,893
  Capital expenditures                                         (247,797)    (241,509)    (294,552)
  Acquisition of franchises                                      (1,725)      (4,775)     (10,226)
  Principal payments of notes receivable                        103,728       68,658       17,265
  Other investing activities                                      3,057      (11,549)      (7,359)
-------------------------------------------------------------------------------------------------
      Net cash used in investing activities                     (42,577)     (74,231)    (200,979)
-------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of common stock                         22,826       14,397       30,567
  Repurchase of common stock                                   (187,257)    (210,553)
  Principal payments on long-term obligations                    (4,929)      (5,998)      (6,089)
  Dividends paid on common stock                                (29,305)     (30,970)     (31,595)
-------------------------------------------------------------------------------------------------
      Net cash used in financing activities                    (198,665)    (233,124)      (7,117)
-------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                 50,042      (73,519)      15,306
-------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                160,743      234,262      218,956
-------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                    $ 210,785    $ 160,743    $ 234,262
-------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Interest paid                                               $  29,291    $  29,592    $  29,186
-------------------------------------------------------------------------------------------------
  Income taxes paid                                              84,188       73,573       79,941
-------------------------------------------------------------------------------------------------
  Capital lease obligations incurred                              5,527        4,998        6,811
-------------------------------------------------------------------------------------------------
  Notes receivable from restaurant dispositions                     525       28,603       70,839
-------------------------------------------------------------------------------------------------
  Acquisition of franchises
-------------------------------------------------------------------------------------------------
    Fair value of assets acquired                                 1,725        4,775       19,106
-------------------------------------------------------------------------------------------------
    Cash paid                                                     1,725        4,775       10,226
-------------------------------------------------------------------------------------------------
    Liabilities assumed                                                                     8,880
-------------------------------------------------------------------------------------------------

See accompanying Notes to the Consolidated Financial Statements.

WENDY'S INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

  Fifty-two weeks ended January 2, 2000, fifty-three weeks ended January 3, 1999 and fifty-two weeks ended December 28, 1997
--------------------------------------------------------------------------------

(IN THOUSANDS)                                                     1999          1998          1997
---------------------------------------------------------------------------------------------------
COMMON STOCK AT STATED VALUE
  Balance at beginning of period                             $   11,796    $   11,595    $   11,315
    Exercise of options                                             145           101           280
    Conversion of exchangeable shares                                             100
---------------------------------------------------------------------------------------------------
  Balance at end of period                                       11,941        11,796        11,595
---------------------------------------------------------------------------------------------------
CAPITAL IN EXCESS OF STATED VALUE
  Balance at beginning of period                                370,288       353,327       312,570
    Exercise of options, including tax benefits                  28,292        17,061        40,757
    Conversion of exchangeable shares                                            (100)
---------------------------------------------------------------------------------------------------
  Balance at end of period                                      398,580       370,288       353,327
---------------------------------------------------------------------------------------------------
RETAINED EARNINGS
  Balance at beginning of period                                931,603       839,215       740,311
    Net income                                                  166,585       123,358       130,499
    Dividends paid                                              (29,305)      (30,970)      (31,595)
---------------------------------------------------------------------------------------------------
  Balance at end of period                                    1,068,883       931,603       839,215
---------------------------------------------------------------------------------------------------
ACCUMULATED OTHER COMPREHENSIVE EXPENSE                         (14,443)      (33,355)      (18,191)
---------------------------------------------------------------------------------------------------
TREASURY STOCK, AT COST
  Balance at beginning of period                               (212,265)       (1,712)       (1,712)
    Purchase of common stock                                   (187,257)     (210,553)
---------------------------------------------------------------------------------------------------
  Balance at end of period                                     (399,522)     (212,265)       (1,712)
---------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY                                         $1,065,439    $1,068,067    $1,184,234
---------------------------------------------------------------------------------------------------
COMMON SHARES
  Balance issued at beginning of period                         117,965       115,946       113,148
    Exercise of options                                           1,441         1,019         2,798
    Conversion of exchangeable shares                                           1,000
---------------------------------------------------------------------------------------------------
  Balance issued at end of period                               119,406       117,965       115,946
---------------------------------------------------------------------------------------------------
TREASURY SHARES
---------------------------------------------------------------------------------------------------
  Balance at beginning of period                                 (9,410)         (129)         (129)
    Purchase of common stock                                     (7,216)       (9,281)
---------------------------------------------------------------------------------------------------
  Balance at end of period                                      (16,626)       (9,410)         (129)
---------------------------------------------------------------------------------------------------
COMMON SHARES ISSUED AND OUTSTANDING                            102,780       108,555       115,817
---------------------------------------------------------------------------------------------------
COMMON SHARES ISSUABLE UPON CONVERSION OF EXCHANGEABLE
  SHARES (1,000 shares purchased and converted in 1998)          15,450        15,450        16,450
---------------------------------------------------------------------------------------------------
COMMON SHARES ISSUED AND OUTSTANDING, INCLUDING
  EXCHANGEABLE SHARES                                           118,230       124,005       132,267
---------------------------------------------------------------------------------------------------

See accompanying Notes to the Consolidated Financial Statements.

WENDY'S INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

  Fifty-two weeks ended January 2, 2000, fifty-three weeks ended January 3, 1999 and fifty-two weeks ended December 28, 1997
--------------------------------------------------------------------------------

(IN THOUSANDS)                                                  1999        1998        1997
--------------------------------------------------------------------------------------------
NET INCOME                                                  $166,585    $123,358    $130,499
OTHER COMPREHENSIVE INCOME (EXPENSE)
  Translation adjustments                                     17,098     (15,057)    (11,741)
  Other (net of taxes of $1,370, $90 and $536,
     respectively)                                             1,814        (107)       (738)
--------------------------------------------------------------------------------------------
                                                              18,912     (15,164)    (12,479)
--------------------------------------------------------------------------------------------
COMPREHENSIVE INCOME                                        $185,497    $108,194    $118,020
--------------------------------------------------------------------------------------------

See accompanying Notes to the Consolidated Financial Statements.

WENDY'S INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

The Company's principal business is the operation and franchising of quick-service restaurants serving high-quality food. At year-end 1999, the Company and its franchise owners operated 5,527 restaurants under the name "Wendy's" in 50 states and in 33 other countries and territories. Additionally, the Company and its franchise owners operated 1,709 restaurants in Canada and 108 units in the United States under the name "Tim Hortons".

FISCAL YEAR

The Company's fiscal year ends on the Sunday nearest to December 31. The 1999 and 1997 fiscal years consisted of 52 weeks and the 1998 fiscal year consisted of 53 weeks.

BASIS OF PRESENTATION

The Consolidated Financial Statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Certain reclassifications have been made for prior years to conform with the 1999 presentation.

For purposes of the Consolidated Statements of Cash Flows, the Company considers short-term investments with original maturities of three months or less as cash equivalents.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. The most significant of these estimates are related to reserves for receivables, workers' compensation claims, income taxes, useful lives of long-lived assets and contingencies. These affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

INVENTORIES

Inventories, amounting to $19.9 million and $19.6 million at January 2, 2000 and January 3, 1999, respectively, are stated at the lower of cost (first-in, first-out) or market, and consist primarily of restaurant food items, new equipment and parts, and paper supplies.

PROPERTY AND EQUIPMENT

Depreciation and amortization are recognized using the straight-line method in amounts adequate to amortize costs over the following estimated useful lives: buildings, up to 40 years; leasehold improvements, up to 25 years; restaurant equipment, up to 15 years; other equipment, up to 10 years; and property under capital leases, the primary lease term. Interest costs associated with the construction of new restaurants are capitalized, while certain other costs, such as ground rentals and real estate taxes, are generally expensed as incurred. Major improvements are capitalized, while maintenance and repairs are expensed when incurred.

Property and equipment, at cost, at each year end consisted of the following:

-------------------------------------------------------
(IN THOUSANDS)                       1999          1998
-------------------------------------------------------
Land                           $  312,908    $  317,895
Buildings                         640,607       564,338
Leasehold improvements            411,350       374,541
Restaurant equipment              390,069       358,327
Other equipment                   120,630       104,609
Capital leases                     62,133        63,502
-------------------------------------------------------
                                1,937,697     1,783,212
-------------------------------------------------------
Accumulated depreciation and
  amortization                   (548,543)     (502,418)
-------------------------------------------------------
                               $1,389,154    $1,280,794
-------------------------------------------------------

The Company capitalizes certain internally developed software costs which are amortized over a ten-year period. At January 2, 2000 and January 3, 1999, capitalized software development costs, net of accumulated amortization, amounted to $33.2 million and $22.0 million, respectively.

GOODWILL

Goodwill is amortized using the straight-line method over periods ranging from 10 to 40 years which, for leased restaurants, include the original lease period plus renewal options, if applicable. The Company periodically reviews goodwill and, based upon undiscounted future cash flows, recognizes impairments when a permanent decline in value has occurred. Accumulated amortization of goodwill was $26.8 million and $23.4 million at January 2, 2000 and January 3, 1999, respectively.

NOTES RECEIVABLE

The carrying amount of notes receivable approximates fair value.

During the third quarter 1998, the Company entered into an agreement with a third party lender that permitted such lender to contact the Company's franchisees having notes payable to the Company. Under the agreement, the lender could offer to refinance such notes, generally on terms more favorable to the franchisees than existing terms. The Company was paid a fee by the lender for each individual note refinancing. In 1999 and 1998, a total of $82.0 million and $30.0 million, respectively, in notes receivable was refinanced. Fee income from the refinancings amounted to $1.7 million and $977,000 in 1999 and 1998, respectively. Additionally, in 1999 and 1998, other note refinancings amounted to $3.8 million and $18.0 million, respectively. The fee income is recorded in franchise revenues.

ADVERTISING COSTS

The Company expenses advertising costs as incurred.

FRANCHISE OPERATIONS

The Company grants franchises to independent operators who in turn pay a technical assistance fee and franchise fees which may include equipment, royalties, and in some cases, rents for each restaurant opened. A technical assistance fee is recorded as income when each restaurant commences operations. Royalties, based upon a percent of monthly sales, are recognized as income on the accrual basis. The Company has established reserves related to the collection of franchise royalties and other franchise-related receivables and commitments (see Note 11).

Franchise owners receive assistance in such areas as real estate site selection, construction consulting, purchasing and marketing from company personnel who also furnish these services to company operated restaurants. These franchise expenses are included in general and administrative expenses.

FOREIGN OPERATIONS

At January 2, 2000, the Company and its franchise owners operated 293 Wendy's restaurants and 1,709 Tim Hortons restaurants in Canada. Additionally, 366 Wendy's restaurants were operated by the Company and its franchise owners in other foreign countries and territories. The functional currency of each foreign subsidiary is the respective local currency. Assets and liabilities are translated at the year-end exchange rates and revenues and expenses are translated at average exchange rates for the period. Resulting translation adjustments are recorded as a component of shareholders' equity and in other comprehensive income. Total translation adjustments included in accumulated other comprehensive expense at January 2, 2000 and January 3, 1999 were $14.4 million and $31.5 million, respectively.

NET INCOME PER SHARE

Basic earnings per common share are computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding. Diluted computations include assumed conversions of stock options, net of shares repurchased from proceeds, and company-obligated mandatorily redeemable preferred securities, when dilutive, and the elimination of related expenses, net of income taxes.

The computation of basic and diluted earnings per common share for each year is shown below:

-------------------------------------------------------
(IN THOUSANDS EXCEPT
 PER SHARE AMOUNTS)        1999        1998        1997
-------------------------------------------------------
Income for
  computation of
  basic earnings per
  common share         $166,585    $123,358    $130,499
Interest savings, net
  of taxes, on
  assumed conversions     6,289       6,359       6,034
-------------------------------------------------------
Income for
  computation of
  diluted earnings
  per common share     $172,874    $129,717    $136,533
-------------------------------------------------------
Weighted average
  shares for
  computation of
  basic earnings per
  common share          122,032     128,353     131,595
-------------------------------------------------------
Dilutive stock
  options                 1,434       1,163       1,570
Assumed conversions       7,573       7,573       7,573
-------------------------------------------------------
Weighted average
  shares for
  computation of
  diluted earnings
  per common share      131,039     137,089     140,738
-------------------------------------------------------
Basic earnings per
  common share            $1.37        $.96        $.99
-------------------------------------------------------
Diluted earnings per
  common share            $1.32        $.95        $.97
-------------------------------------------------------

NOTE 2  INTERNATIONAL CHARGES

The Company recorded a pretax charge in the fourth quarter 1998 of $33.9 million related to its international operations. This charge included $24.8 million for the write-down of underperforming and nonrecoverable assets in Argentina and a related franchisee settlement. The charge also included $9.1 million for the write-down of assets in the United Kingdom in accordance with Statement of Financial Accounting Standards Number 121 -- "Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". Such charge resulted from the inability of the United Kingdom operations to produce non-discounted cash flows from long-lived assets. During 1999, the Company decided to shut down its United Kingdom operations. This decision did not result in any gain or loss.

NOTE 3  NON-RECURRING CHARGES -- 1997

In the fourth quarter of 1997, the Company initiated several strategic actions that resulted in pretax charges of $72.7 million, which are included in general and administrative expenses in the 1997 Consolidated Statement of Income. The charges were primarily to establish the proper value of nonproducing or underperforming assets. The Company identified 82 underperforming Wendy's restaurants of which substantially all were closed or franchised in 1998. The plan also included a provision for disposition of surplus property. A charge of $35.0 million was provided to write down the assets to disposal value. Also, a decision was made to implement a new enterprise-wide information technology system and a new store management system. A charge of $15.7 million was recognized to write down the existing information system to net realizable value. A decision to remove salad bars from most company operated Wendy's restaurants resulted in an asset write-down of $7.1 million. The salad bar removals were completed during 1998.

The Company changed the accounting treatment for pre-opening costs at year-end 1997 to begin expensing such costs as they are incurred. The write-off of the balance of pre-opening costs was $6.0 million. The remaining $8.9 million included provisions for various legal and international contingencies and other asset write downs.

NOTE 4  TERM DEBT

Term debt at each year end consisted of the following:

------------------------------------------------------
(IN THOUSANDS)                        1999        1998
------------------------------------------------------
Notes, unsecured, and mortgages
  payable with a weighted
  average interest rate of 7.9%,
  due in installments through
  2010                            $ 11,812    $ 12,657
6.35% Notes, due
  December 15, 2005                 97,466      97,133
7% Debentures, due December 15,
  2025                              96,586      96,543
------------------------------------------------------
                                   205,864     206,333
Current portion                     (1,076)       (962)
------------------------------------------------------
                                  $204,788    $205,371
------------------------------------------------------

The 6.35% notes and 7% debentures are unsecured and unsubordinated. They are not redeemable by the Company prior to maturity.

Based on future cash flows and current interest rates for all term debt, the fair value was approximately $195 million at January 2, 2000 and $215 million at January 3, 1999.

The combined aggregate amounts of future maturities for all term debt are as follows:

------------------------------------------------------
(IN THOUSANDS)
------------------------------------------------------
2000                                          $  1,076
2001                                               966
2002                                             1,017
2003                                               998
2004                                             4,221
Later years                                    197,586
------------------------------------------------------
                                              $205,864
------------------------------------------------------

The Company has an unused revolving credit facility totaling $167 million at January 2, 2000. The rate is LIBOR plus a spread based on the Company's debt rating. The spread is currently .25%. The Company is also charged a commitment fee on the unused portion of the credit facility. The fee varies based on the Company's debt rating and is currently .10%.

Net interest expense for each year consisted of the following:

-------------------------------------------------------
   (IN THOUSANDS)          1999        1998        1997
-------------------------------------------------------
Total interest
  charges              $ 19,167    $ 19,845    $ 18,936
Distributions on
  trust preferred
  securities              9,973      10,164       9,973
Interest income         (18,981)    (27,970)    (25,305)
-------------------------------------------------------
                       $ 10,159    $  2,039    $  3,604
-------------------------------------------------------

NOTE 5  COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES

In 1996, Wendy's Financing I (the trust) issued $200,000,000 of $2.50 Term Convertible Securities, Series A (the trust preferred securities). Wendy's Financing I, a statutory business trust, is a wholly-owned consolidated subsidiary of the Company with its sole asset being $202 million aggregate principal amount of 5% Convertible Subordinated Debentures of Wendy's due September 15, 2026 (the trust debenture).

The trust preferred securities are non-voting (except in limited circumstances), pay quarterly distributions at an annual rate of 5%, carry a liquidation value of $50 per share and are convertible into the Company's common shares at any time prior to the close of business on September 15, 2026 at the option of the holder. The trust preferred securities are convertible into common shares at the rate of 1.8932 common shares for each trust preferred security (equivalent to a conversion price of $26.41 per common share). The Company has executed a guarantee with regard to the trust preferred securities. The guarantee, when taken together with the Company's obligations under the trust debenture, the indenture pursuant to which the trust debenture was issued, and the applicable trust document, provides a full and unconditional guarantee of the trust's obligations under the trust preferred securities.

Based on the quoted market price, fair value of the trust preferred securities was approximately $192 million at January 2, 2000 and $208 million at January 3, 1999.

NOTE 6  LEASES

The Company occupies land and buildings and uses equipment under terms of numerous lease agreements. Terms of land only and land and building leases are generally for 20 to 25 years. Many of these leases provide for future rent escalations and renewal options. Certain leases require contingent rent, determined as a percentage of sales, when annual sales exceed specified levels. Most leases also obligate the Company to pay the cost of maintenance, insurance and property taxes.

At each year end capital leases consisted of the following:

------------------------------------------------------
(IN THOUSANDS)                        1999        1998
------------------------------------------------------
Buildings                         $ 62,133    $ 63,502
Accumulated depreciation           (23,167)    (26,873)
------------------------------------------------------
                                  $ 38,966    $ 36,629
------------------------------------------------------

At January 2, 2000, future minimum lease payments for all leases, and the present value of the net minimum lease payments for capital leases, were as follows:

--------------------------------------------------------
                                    CAPITAL    OPERATING
(IN THOUSANDS)                       LEASES       LEASES
--------------------------------------------------------
2000                               $  7,508    $ 55,943
2001                                  6,901      52,698
2002                                  6,652      49,917
2003                                  6,366      46,854
2004                                  6,114      41,951
Later years                          53,518     223,553
--------------------------------------------------------
Total minimum lease payments         87,059    $470,916
--------------------------------------------------------
Amount representing interest        (39,456)
-------------------------------------------
Present value of net minimum
  lease payments                     47,603
Current portion                      (3,372)
-------------------------------------------
                                   $ 44,231
-------------------------------------------

Total minimum lease payments have not been reduced by minimum sublease rentals of $3.9 million under capital leases, and $239.9 million under operating leases due in the future under noncancelable subleases.

Rent expense for each year is included in company restaurant operating costs and in operating costs and amounted to:

-------------------------------------------------------
(IN THOUSANDS)               1999       1998       1997
-------------------------------------------------------
Minimum rents             $60,020    $55,376    $56,512
Contingent rents           19,401     16,409     13,737
-------------------------------------------------------
                          $79,421    $71,785    $70,249
-------------------------------------------------------

In connection with the franchising of certain restaurants, the Company has leased land, buildings and equipment to the related franchise owners. Most leases provide for monthly rentals based on a percentage of sales, while others provide for fixed payments with contingent rent when sales exceed certain levels. Lease terms are approximately 10 to 20 years with one or more five-year renewal options. The franchise owners bear the cost of maintenance, insurance and property taxes.

The Company generally accounts for the building and equipment portions of the fixed payment leases as direct financing leases. The land portion of leases and leases with rents based on a percentage of sales are accounted for as operating leases.

At each year end the net investment in direct financing leases, included in other assets, consisted of the following:

------------------------------------------------------
(IN THOUSANDS)                        1999        1998
------------------------------------------------------
Total minimum lease receipts       $14,841    $ 23,217
Estimated unguaranteed
  residual value                     1,988       2,667
Amount representing
  unearned interest                 (6,954)    (12,093)
Current portion, included in
  accounts receivable                 (739)       (901)
------------------------------------------------------
                                   $ 9,136    $ 12,890
------------------------------------------------------

At each year end assets leased under operating leases consisted of the following:

------------------------------------------------------
(IN THOUSANDS)                       1999         1998
------------------------------------------------------
Land                            $ 122,342    $ 134,680
Buildings                         334,198      333,965
Equipment                          35,476       36,861
------------------------------------------------------
                                  492,016      505,506
Accumulated depreciation         (107,098)    (105,450)
------------------------------------------------------
                                $ 384,918    $ 400,056
------------------------------------------------------

At January 2, 2000, future minimum lease receipts were as follows:

---------------------------------------------------------
                                   FINANCING    OPERATING
(IN THOUSANDS)                        LEASES       LEASES
---------------------------------------------------------
2000                                $ 1,771     $ 50,497
2001                                  1,474       49,125
2002                                  1,408       46,489
2003                                  1,356       43,998
2004                                  1,439       38,272
Later years                           7,393      108,236
---------------------------------------------------------
                                    $14,841     $336,617
---------------------------------------------------------

Rental income for each year is included in franchise revenues and amounted to:

-------------------------------------------------------
(IN THOUSANDS)              1999        1998       1997
-------------------------------------------------------
Minimum rents           $ 50,761    $ 42,162    $39,643
Contingent rents          78,873      72,821     55,968
-------------------------------------------------------
                        $129,634    $114,983    $95,611
-------------------------------------------------------

NOTE 7  INCOME TAXES

The provision for income taxes each year consisted of the following:

-------------------------------------------------------
(IN THOUSANDS)              1999        1998       1997
-------------------------------------------------------
Current
  Federal               $ 55,574    $ 59,315    $54,114
  State and local          5,115       6,155      7,254
  Foreign                 36,154      31,600     26,802
-------------------------------------------------------
                          96,843      97,070     88,170
-------------------------------------------------------
Deferred
  Federal                  2,327      (8,935)    (3,421)
  State and local            241        (926)       265
  Foreign                  2,690      (2,906)     3,958
-------------------------------------------------------
                           5,258     (12,767)       802
-------------------------------------------------------
                        $102,101    $ 84,303    $88,972
-------------------------------------------------------

Income before income taxes for foreign operations was $94.7 million, $69.9 million and $68.9 million for 1999, 1998 and 1997, respectively.

The temporary differences which give rise to deferred tax assets and liabilities at each year end consisted of the following:

---------------------------------------------------------
(IN THOUSANDS)                             1999      1998
---------------------------------------------------------
Deferred tax assets
  Lease transactions                    $ 3,634   $ 3,584
  Reserves not currently deductible      17,553    15,097
  Foreign operations                     13,944    19,703
  All other                               6,584     6,349
---------------------------------------------------------
                                         41,715    44,733
---------------------------------------------------------
  Valuation allowance                              (6,370)
---------------------------------------------------------
                                        $41,715   $38,363
---------------------------------------------------------
Deferred tax liabilities
  Lease transactions                    $ 3,735   $ 5,207
  Property and equipment basis
    differences                          36,565    27,914
  Installment sales                       4,972    14,590
  Capitalized expenses deducted for
    tax                                  13,571     7,147
  All other                              10,731     5,945
---------------------------------------------------------
                                        $69,574   $60,803
---------------------------------------------------------

Deferred tax assets for foreign operations have been established primarily for net operating loss carryovers and excess capital allowances. In 1998, the deferred tax assets related to operations in the United Kingdom were offset by a valuation allowance. In 1999, the valuation allowance was written off against the deferred tax assets related to the United Kingdom operations.

A reconciliation of the statutory U.S. federal income tax rate of 35 percent to the Company's effective tax rate for each year is shown below:

----------------------------------------------------------
(IN THOUSANDS)                    1999      1998      1997
----------------------------------------------------------
Income taxes at statutory
  rate                        $ 94,040   $72,681   $76,815
Effect of foreign operations     1,917     6,122     8,891
State and local taxes, net
  of federal benefit             3,481     3,399     4,888
Other                            2,663     2,101    (1,622)
----------------------------------------------------------
Income taxes at effective
  rate                        $102,101   $84,303   $88,972
----------------------------------------------------------

Cumulative undistributed earnings of foreign subsidiaries, for which no U.S. income or foreign withholding taxes have been recorded, approximated $57 million at January 2, 2000. The additional taxes payable on the earnings of foreign subsidiaries, if remitted, would be substantially offset by U.S. tax credits for foreign taxes already paid.

NOTE 8  CAPITAL STOCK

On December 29, 1995, the Company acquired all of the stock of 1052106 Ontario Limited (Ontario), formerly 632687 Alberta Ltd., the parent company of the Tim Hortons restaurant chain, for 16.45 million shares of a Canadian subsidiary of the Company exchangeable for 16.45 million common shares of Wendy's International, Inc. The exchangeable shares may be exchanged at any time until December 29, 2005, at which time they must be exchanged. Mr. Ronald V. Joyce, a director of the Company, holds all of the exchangeable shares. In the third quarter of 1998, the Company purchased one million exchangeable shares from Mr. Joyce for $21.21 per share.

In 1998, the Board of Directors approved a plan to repurchase up to $350 million of the Company's common stock over an 18 to 24-month period. In 1999, the Board of Directors approved an increase in the repurchase program of up to $250 million, bringing the total to up to $600 million. This additional authorization is for the repurchase of common stock over an 18 to 24-month period (from September 1999). Total common shares repurchased during 1999 and 1998 pursuant to the plan were 7.2 million common shares and 9.3 million common shares for a total of $187 million and $211 million, respectively.

The Company has various stock option plans which provide options for certain employees and outside directors to purchase common shares of the Company. Grants of options to employees and the periods during which such options can be exercised are at the discretion of the compensation committee of the Board of Directors. Grants of options to outside directors and the periods during which such options can be exercised are specified in the plan applicable to directors and do not involve discretionary authority of the Board. All options expire at the end of the exercise period. Options are granted at the fair market value of the Company's common shares on the date of grant and no amounts applicable thereto are reflected in net income. The Company makes no recognition of the options in the financial statements, except in the earnings per share computations, until they are exercised. Pro forma disclosures are provided as if the Company adopted the cost recognition requirements under Financial Accounting Standards Number 123 (SFAS 123) -- "Accounting for Stock-Based Compensation".

On August 2, 1990, the Board of Directors adopted the WeShare Stock Option Plan (WeShare Plan), a non-qualified stock option plan to provide for grants of options equal to 10 percent of each eligible employee's earnings, with a minimum of 20 options to be granted to each eligible employee annually. An aggregate of 6.3 million common shares of the Company have been reserved pursuant to the WeShare Plan.

The options have a term of 10 years from the grant date and become exercisable in installments of 25 percent on each of the first four anniversaries of the grant date. On July 28, 1999, July 30, 1998 and July 30, 1997, approximately 578,000 options, 744,000 options and 572,000 options were granted to eligible employees at an exercise price of $30.84 per share, $22.34 per share and $27.13 per share, respectively.

In addition, the Board of Directors also adopted the 1990 Stock Option Plan (1990 Plan) on August 2, 1990. An aggregate of 18.5 million common shares of the Company have been reserved for issuance to key employees and outside directors under the 1990 Plan, as amended.

On July 28, 1999, July 30, 1998 and July 30, 1997, approximately 1.9 million options, 1.7 million options and 1.6 million options were granted under the 1990 Plan at an exercise price of $30.84 per share, $22.34 per share and $27.13 per share, respectively.

The following is a summary of stock option activity for the last three years:

---------------------------------------------------------
                               SHARES
                               UNDER     WEIGHTED AVERAGE
(SHARES IN THOUSANDS)          OPTION    PRICE PER SHARE
---------------------------------------------------------
Balance at December 29, 1996   10,747         $14.74
  Granted                       2,239          26.78
  Exercised                    (2,798)         10.92
  Canceled                       (485)         18.04
---------------------------------------------------------
Balance at December 28, 1997    9,703          18.46
  Granted                       2,530          22.48
  Exercised                    (1,019)         14.13
  Canceled                       (524)         21.89
---------------------------------------------------------
Balance at January 3, 1999     10,690          19.66
  Granted                       2,520          30.58
  Exercised                    (1,441)         15.83
  Canceled                       (454)         22.71
---------------------------------------------------------
Balance at January 2, 2000     11,315         $22.45
---------------------------------------------------------

Options exercisable to purchase common shares totaled 5.8 million, 5.2 million and 4.4 million at January 2, 2000, January 3, 1999 and December 28, 1997, respectively. Shares reserved under the plans at each year end were 13.9 million in 1999, 14.9 million in 1998 and 15.4 million in 1997.

The following tables summarize stock options outstanding and exercisable at January 2, 2000:

------------------------------------------------
(SHARES IN THOUSANDS) OPTIONS OUTSTANDING
------------------------------------------------
                            WEIGHTED
                            AVERAGE    WEIGHTED
 RANGE OF                  REMAINING   AVERAGE
 EXERCISE      OPTIONS    CONTRACTUAL  EXERCISE
  PRICES     OUTSTANDING     LIFE       PRICE
------------------------------------------------
 $ 6 - $18      3,008        5.0       $15.28
  18 -  23      4,058        7.3        20.70
  23 -  28      1,824        7.6        27.03
  28 -  31      2,425        9.6        30.84
------------------------------------------------
 $ 6 - $31     11,315        7.2       $22.45
------------------------------------------------

-----------------------------------------
(SHARES IN THOUSANDS) OPTIONS EXERCISABLE
-----------------------------------------
                               WEIGHTED
  RANGE OF                      AVERAGE
  EXERCISE        OPTIONS      EXERCISE
   PRICES       EXERCISABLE      PRICE
-----------------------------------------
 $ 6 - $18        2,652         $15.00
  18 -  23        2,208          19.49
  23 -  28          895          27.07
  28 -  31            0
-----------------------------------------
 $ 6 - $31        5,755         $18.60
-----------------------------------------

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions for 1999, 1998 and 1997, respectively: (1) dividend yield of .9%, 1.1% and 1.1%, (2) expected volatility of 32%, 32% and 28%, (3) risk-free interest rate of 5.8%, 4.6% and 5.8% and (4) expected lives of four years. The per share weighted average fair value of options granted during 1999, 1998 and 1997 was $9.74, $6.46 and $7.73, respectively.

Had compensation expense been recognized for stock-based compensation plans in accordance with provisions of SFAS 123, the Company would have recorded net income and earnings per share as follows:

-------------------------------------------------------
(IN MILLIONS,
EXCEPT PER SHARE DATA)        1999      1998      1997
-------------------------------------------------------
Net income                   $158.6    $117.2    $126.3
Basic earnings per common
  share                       $1.30      $.91      $.96
Diluted earnings per common
  share                       $1.26      $.90      $.94
-------------------------------------------------------

The impact of applying SFAS 123 in this pro forma disclosure is not indicative of future results. SFAS 123 does not apply to grants prior to 1995, and additional grants in future years are anticipated.

The Company has a Shareholder Rights Plan (Rights Plan) under which one preferred stock purchase right (Right) was distributed as a dividend for each outstanding common share. Each Right entitles a shareholder to buy one ten-thousandth of a share of a new series of preferred stock for $100 upon the occurrence of certain events. Rights would be exercisable once a person or group acquires 15 percent or more of the Company's common shares, or 10 days after a tender offer for 15 percent or more of the common shares is announced. No certificates will be issued unless the Rights Plan is activated.

Under certain circumstances, all Rights holders, except the person or company holding 15 percent or more of the Company's common shares, will be entitled to purchase common shares at about half the price that such shares traded for prior to the announcement of the acquisition. Alternatively, if the Company is acquired after the Rights Plan is activated, the Rights will entitle the holder to buy the acquiring Company's shares at a similar discount. The Company can redeem the Rights for one cent per Right under certain circumstances. If not redeemed, the Rights will expire on August 10, 2008.

NOTE 9  ACQUISITIONS

During 1999 and 1998, the Company acquired seven Wendy's restaurants each year in various markets for $1.7 million and $4.8 million, respectively. Additionally, the Company took title to 21 Wendy's restaurants in Argentina during 1999 incidental to a franchisee settlement (see Note 2).

During 1997, the Company acquired 25 Wendy's restaurants in the Salt Lake City market for cash and notes totaling $18.7 million. Eight other Wendy's restaurants were also acquired in 1997.

Additionally, in 1997 the Company acquired 31 Rax restaurants in Ohio, West Virginia and Kentucky for $9.1 million. These sites were converted to Wendy's and Tim Hortons restaurants.

Goodwill acquired totaled $1.1 million, $3.1 million and $4.8 million for 1999, 1998 and 1997, respectively.

NOTE 10  DISPOSITIONS

The Company franchised 24, 171 and 228 existing Wendy's restaurants during 1999, 1998 and 1997, respectively. These transactions resulted in pretax gains of approximately $8.2 million, $2.4 million and $80.5 million in 1999, 1998 and 1997, respectively. In addition, the Company sold properties which were previously leased to franchisees which resulted in pretax gains of $6.5 million, $18.0 million and $475,000 in 1999, 1998 and 1997, respectively. These pretax gains are included in franchise revenues.

Notes receivable related to dispositions were $35.0 million at January 2, 2000 and $130.1 million at January 3, 1999.

NOTE 11  COMMITMENTS AND CONTINGENCIES

At January 2, 2000 and January 3, 1999, the Company's reserves established for doubtful royalty receivables were $1.6 million and $3.0 million, respectively. Reserves related to possible losses on notes receivable, real estate, guarantees, claims and contingencies involving franchisees totaled $6.1 million at January 2, 2000 and $17.3 million at January 3, 1999. These reserves are included in accounts receivable, notes receivable and other accrued expenses. The decline in the reserves during 1999 substantially all relates to the franchisee settlement in Argentina (see Note 2).

The Company has guaranteed certain leases and debt payments of franchise owners amounting to $30.9 million. In the event of default by a franchise owner, the Company generally retains the right to acquire possession of the related restaurants. In the United Kingdom, the Company is contingently liable for an additional $29.0 million related to leases. These leases have been assigned to unrelated third parties.

The Company is self-insured for most workers' compensation, general liability and automotive liability losses subject to per occurrence and aggregate annual liability limitations. The Company is also self-insured for health care claims for eligible participating employees subject to certain deductibles and limitations. The Company determines its liability for claims incurred but not reported on an actuarial basis.

The Company has entered into long-term purchase agreements with some of its suppliers. The range of prices and volume of purchases under the agreements may vary according to the Company's demand for the products and fluctuations in market rates.

The Company and its subsidiaries are parties to various legal actions and complaints arising in the ordinary course of business. Many of these are covered by the Company's self-insurance or other insurance programs. It is the opinion of the Company that the ultimate resolution of such matters will not materially affect the Company's financial condition or earnings.

NOTE 12  RETIREMENT PLANS

The change in projected benefit obligation for each year consisted of the following:

------------------------------------------------------
(IN THOUSANDS)                          1999      1998
------------------------------------------------------
Balance at beginning of year         $58,727   $51,360
Service cost                           3,260     5,041
Interest cost                          4,021     3,739
Plan participants' contributions       3,189     2,930
Actuarial (loss) gain                   (640)    3,390
Benefits and expenses paid            (6,594)   (7,733)
------------------------------------------------------
                                     $61,963   $58,727
------------------------------------------------------

The change in fair value of plan assets for each year consisted of the following:

------------------------------------------------------
(IN THOUSANDS)                          1999      1998
------------------------------------------------------
Balance at beginning of year         $58,360   $53,659
Actual return on plan assets          11,534     7,060
Company contributions                  4,000     3,685
Plan participants' contributions       3,189     2,930
Benefits and expenses paid            (6,594)   (8,974)
------------------------------------------------------
                                     $70,489   $58,360
------------------------------------------------------

Prepaid benefit cost at each year end consisted of the following:

-------------------------------------------------------
(IN THOUSANDS)                           1999      1998
-------------------------------------------------------
Funded status                         $ 8,526    $ (367)
Unrecognized actuarial (gain) loss     (3,515)    4,566
Unrecognized prior service cost            15        22
-------------------------------------------------------
                                      $ 5,026    $4,221
-------------------------------------------------------

In determining the present value of benefit obligations, discount rates of 7.50% and 6.25% were used in 1999 and 1998, respectively. The expected long-term rate of return on assets used was 8.5% in 1999 and 1998. In 1999, an age graded scale was used in determining the rate of compensation increase. In 1998, the assumed rate of increase in compensation levels was 8.0%. Plan assets as of January 2, 2000 and January 3, 1999 consisted of debt and equity instruments and cash equivalents. During 1999, the Company recognized a $1.3 million reduction in net periodic pension cost resulting from changes made in actuarial methodologies and assumptions.

Net periodic pension cost for each year end consisted of the following:

------------------------------------------------------
(IN THOUSANDS)              1999       1998       1997
------------------------------------------------------
Service cost             $ 3,260    $ 5,041    $ 4,583
Interest cost              4,021      3,739      3,575
Expected return on plan
  assets                  (5,176)    (4,706)    (4,213)
Net amortization           1,090        715      1,372
------------------------------------------------------
                         $ 3,195    $ 4,789    $ 5,317
------------------------------------------------------

The Company provided for profit sharing and supplemental retirement benefits of $6.2 million, $4.5 million and $4.4 million for 1999, 1998 and 1997, respectively.

NOTE 13  ADVERTISING COSTS

The Wendy's National Advertising Program, Inc. (WNAP) is a not-for-profit corporation which was established to collect and administer funds contributed by the Company and all domestic franchise owners. These contributions total 2% of net sales and are used for advertising programs designed to increase sales and enhance the reputation of the Company and its franchise owners. Since 1993, the domestic system has agreed to increase national advertising spending from 2% to 2.5% of net sales. This contribution rate was temporarily reduced to 1.75% for the period from September 1, 1998 through February 28, 1999. During 1999, 1998 and 1997, the Company contributed $29.1 million, $26.7 million and $32.4 million, respectively, to WNAP. These contributions were recognized in company restaurant operating costs.

Under a plan approved by the WNAP Committee, WNAP periodically reimburses the Company for certain production costs incurred in new product testing for programs which may be used in national or local advertising. WNAP made reimbursements to the Company totaling $3.3 million, $3.1 million and $2.9 million for 1999, 1998 and 1997, respectively.

The advertising program utilized by Tim Hortons Canada is known as the Tim Hortons Advertising and Promotion Fund (Canada) Inc. (Ad Fund), and the advertising program utilized by Tim Hortons U.S. is known as Tim's National Advertising Program (TNAP). Hortons' Canada franchisees and company operated units are required to contribute 4% of gross sales to the Ad Fund and Tim Hortons U.S. franchisees and company operated units are required to contribute 4% of gross sales to TNAP.

At January 2, 2000 and January 3, 1999, the Company's payables to WNAP, the Ad Fund and TNAP amounted to $4.2 million and $2.3 million, respectively. None of these entities are consolidated.

Total advertising expense of the Company, including amounts contributed to WNAP, the Ad Fund, TNAP, local advertising costs and other marketing and advertising expenses, amounted to $57.1 million, $55.4 million and $60.9 million in 1999, 1998 and 1997, respectively.

NOTE 14  SEGMENT REPORTING

The Company operates exclusively in the food-service industry and has determined that its reportable segments are those that are based on the Company's methods of internal reporting and management structure. The Company's reportable segments are: Domestic Wendy's, Tim Hortons and International Wendy's. International Wendy's is comprised of Wendy's of Canada and other Wendy's operations outside the United States. There were no material amounts of revenues or transfers among reportable segments.

The table below presents information about reportable segments:

-------------------------------------------------------------------------
                        DOMESTIC      TIM      INTERNATIONAL
(IN THOUSANDS)          WENDY'S     HORTONS       WENDY'S        TOTAL
-------------------------------------------------------------------------
1999
REVENUES               $1,472,314   $464,578     $135,352      $2,072,244
INCOME BEFORE INCOME
  TAXES                   276,581     86,769        1,075         364,425
CAPITAL EXPENDITURES      150,715     76,596       20,486         247,797
TOTAL ASSETS            1,282,000    430,317       99,190       1,811,507
-------------------------------------------------------------------------
1998
Revenues               $1,421,354   $399,268     $127,617      $1,948,239
Income (loss) before
  income taxes            257,849     65,050(1)    (29,791)(2)    293,108
Capital expenditures      165,430     70,047        6,032         241,509
Total assets            1,391,734    318,971       68,902       1,779,607
-------------------------------------------------------------------------
1997
Revenues               $1,564,504   $336,093     $136,733      $2,037,330
Income (loss) before
  income taxes(3)         232,203     64,649       (1,964)        294,888
Capital expenditures      202,969     82,406        9,177         294,552
Total assets            1,535,139    294,867       74,975       1,904,981
-------------------------------------------------------------------------

(1) Tim Hortons income was reduced $5.9 million in 1998 by the currency change in the Canadian dollar.

(2) Includes international charges of $33.9 million (see Note 2).

(3) Includes charges of $72.7 million of which $63.2 million is Domestic Wendy's, $5.9 million is Tim Hortons and $3.6 million is International Wendy's (see Note 3).

A reconciliation of reportable segment income before income taxes to consolidated income before income taxes follows:

-------------------------------------------------------
(IN THOUSANDS)               1999       1998       1997
-------------------------------------------------------
Income before income
  taxes                  $364,425   $293,108   $294,888
Corporate charges         (95,739)   (85,447)   (75,417)
-------------------------------------------------------
Consolidated income
  before income taxes    $268,686   $207,661   $219,471
-------------------------------------------------------

Corporate charges include certain overhead costs and net interest expense.

A reconciliation of total reportable segment assets to consolidated total assets follows:

--------------------------------------------------------
        (IN THOUSANDS)                1999          1998
--------------------------------------------------------
Total assets                    $1,811,507    $1,779,607
Corporate assets                    72,090        58,340
--------------------------------------------------------
Consolidated total assets       $1,883,597    $1,837,947
--------------------------------------------------------

Significant non-cash items included in reportable segment income before income taxes follows:

-------------------------------------------------------------------
                       DOMESTIC     TIM     INTERNATIONAL
(IN THOUSANDS)         WENDY'S    HORTONS      WENDY'S       TOTAL
-------------------------------------------------------------------
1999
DEPRECIATION AND
  AMORTIZATION         $66,892    $18,643      $6,573       $92,108
GAINS (LOSSES) FROM
  ASSET DISPOSITIONS,
  NET                   15,612     (3,577)        740        12,775
-------------------------------------------------------------------
1998
Depreciation and
  amortization         $69,003    $15,965      $6,773       $91,741
Gains from asset
  dispositions, net     20,631                    785        21,416
-------------------------------------------------------------------
1997
Depreciation and
  amortization         $74,416    $11,047      $6,978       $92,441
Gains from asset
  dispositions, net     80,440                    495        80,935
-------------------------------------------------------------------

A reconciliation of total reportable segment depreciation and amortization expense to consolidated depreciation and amortization expense follows:

-------------------------------------------------------
   (IN THOUSANDS)          1999        1998        1997
-------------------------------------------------------
Depreciation and
  amortization         $ 92,108    $ 91,741    $ 92,441
Corporate charges        10,861       8,477      12,088
-------------------------------------------------------
Consolidated
  depreciation and
  amortization
  expense              $102,969    $100,218    $104,529
-------------------------------------------------------

Revenue and long-lived-asset information by geographic area follows:

-------------------------------------------------------------------
                         UNITED
(IN THOUSANDS)           STATES      CANADA     OTHER      TOTAL
-------------------------------------------------------------------
1999
REVENUES               $1,524,911   $515,417   $31,916   $2,072,244
LONG-LIVED ASSETS       1,103,805    325,700     7,955    1,437,460
-------------------------------------------------------------------
1998
Revenues               $1,466,294   $456,428   $25,517   $1,948,239
Long-lived assets       1,082,582    248,846        89    1,331,517
-------------------------------------------------------------------
1997
Revenues               $1,581,538   $431,289   $24,503   $2,037,330
Long-lived assets       1,085,345    222,519     8,982    1,316,846
-------------------------------------------------------------------

NOTE 15  QUARTERLY FINANCIAL DATA (UNAUDITED)

-------------------------------------------------------------------------------------------------------------------------------
QUARTER                                       FIRST                 SECOND                  THIRD                 FOURTH
(IN THOUSANDS, EXCEPT PER SHARE DATA)      1999       1998        1999       1998        1999       1998        1999    1998(1)
-------------------------------------------------------------------------------------------------------------------------------
Revenues                               $476,543   $455,573    $528,550   $529,964    $533,399   $485,175    $533,752   $477,527
Gross profit(2)                         125,160    107,125     156,543    144,851     148,709    140,584     146,400    132,580
Net income                               32,003     23,834      49,532     45,603      44,460     42,935      40,590     10,986
Basic earnings per common share             .26        .18         .40        .35         .37        .34         .34        .09
Diluted earnings per common share           .25        .18         .39        .34         .35        .33         .33        .09
-------------------------------------------------------------------------------------------------------------------------------

The first, third and fourth quarters of 1998 each consisted of 13 weeks and the second quarter of 1998 consisted of 14 weeks.
(1)Includes international charges of $33.9 million ($25.2 million after tax) (see Note 2).
(2)Total revenues less cost of sales, company restaurant operating costs and operating costs.

WENDY'S INTERNATIONAL, INC. AND SUBSIDIARIES

MANAGEMENT'S STATEMENT OF RESPONSIBILITY FOR FINANCIAL STATEMENTS

TO OUR SHAREHOLDERS

Management is responsible for the preparation of the consolidated financial statements and other related financial information included in the Financial Statements and Other Information furnished with the Company's Proxy Statement for the 2000 Annual Meeting of Shareholders. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States, incorporating management's reasonable estimates and judgments, where applicable.

The Company maintains a system of internal accounting controls designed to provide reasonable assurance that assets are safeguarded, that transactions are executed as authorized and that transactions are recorded and reported properly. The control system is supported by written policies and procedures, appropriate divisions of responsibility and authority and an effective internal audit function. Even effective internal controls, no matter how well designed, have inherent limitations, such as the possibility of human error or the overriding of controls. Further, changes in conditions may have an impact on the effectiveness of controls over time.

The Company assessed its internal control systems for the year ended January 2, 2000, using the criteria for effective internal controls as described in Internal Control -- Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. This in-depth review focused on evaluating controls related to the effectiveness and efficiency of operations, the reliability of financial reporting and compliance with applicable laws and regulations. Similar reviews were performed concurrently at Tim Hortons and Wendy's Restaurants of Canada. Based on these assessments, the Company believes that, for the year ended January 2, 2000, its system of internal control met those criteria.

The Company engages PricewaterhouseCoopers LLP as independent public accountants to perform an independent audit of the financial statements. Their report, which appears herein, is based on obtaining an understanding of the Company's accounting systems and procedures and testing them as they deem necessary.

The Board of Directors has an Audit Committee composed entirely of outside directors. The Audit Committee meets periodically with representatives of internal audit and PricewaterhouseCoopers LLP, and both have unrestricted access to the Audit Committee.

/s/ Frederick R. Reed
Frederick R. Reed
Chief Financial Officer

/s/ Lawrence A. Laudick
Lawrence A. Laudick
Senior Vice President, General Controller and Assistant Secretary

REPORT OF INDEPENDENT ACCOUNTANTS
FEBRUARY 11, 2000

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS
OF WENDY'S INTERNATIONAL, INC.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, shareholders' equity, comprehensive income, and cash flows present fairly, in all material respects, the financial position of Wendy's International, Inc. and Subsidiaries at January 2, 2000 and January 3, 1999, and the results of their operations and their cash flows for the periods ended January 2, 2000, January 3, 1999 and December 28, 1997, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Columbus, Ohio

WENDY'S INTERNATIONAL, INC. AND SUBSIDIARIES

OFFICERS AND DIRECTORS

EXECUTIVE OFFICERS

R. DAVID THOMAS
Senior Chairman of the Board and Founder, Director

FREDERICK R. REED
Chief Financial Officer, Director

JOHN T. SCHUESSLER
President and Chief Operating Officer, U.S. Operations
Director

GEORGE CONDOS
Executive Vice President

RONALD E. MUSICK
Executive Vice President, Director

EDWARD L. AUSTIN
Senior Vice President

EMIL J. BROLICK
Senior Vice President

JOHN F. BROWNLEY
Senior Vice President and Treasurer

KATHIE T. CHESNUT
Senior Vice President

DONALD F. CALHOON
Senior Vice President

JOYCE L. EUFEMI
Senior Vice President

STEPHEN D. FARRAR
Senior Vice President

BRION G. GRUBE
Senior Vice President -- Wendy's Restaurants of
Canada Inc.

LAWRENCE A. LAUDICK
Senior Vice President, General Controller and
Assistant Secretary

LEON M. MCCORKLE, JR.
Senior Vice President, General Counsel and
Secretary

KATHLEEN A. MCGINNIS
Senior Vice President

THOMAS J. MUELLER
Senior Vice President

JAMES J. RIEGER
Senior Vice President

JACK C. WHITING
Senior Vice President

DIRECTORS AND OFFICERS
OF TIM HORTONS

RONALD V. JOYCE
Senior Chairman and Co-Founder,
Tim Hortons, Director

PAUL D. HOUSE
President and Chief Operating Officer, Tim Hortons
Director

OUTSIDE DIRECTORS

THE HONORABLE ERNEST S. HAYECK
National Judicial College Faculty,
Retired Judge, Trial Court of Massachusetts
Director

JANET HILL
Vice President,
Alexander & Associates, Inc.
Director

THOMAS F. KELLER
R.J. Reynolds
Professor of Business Administration,
Fuqua School of Business, Duke University
Dean, Fuqua School of Business Europe
Director

TRUE H. KNOWLES
Retired President/Chief Operating Officer, Dr Pepper Company, and Retired Executive V.P., Dr Pepper/ Seven-Up Companies, Inc.
Director

ANDREW G. MCCAUGHEY
Former Chairman/Chief Executive Officer, Scott's
Hospitality Inc.
Director

FIELDEN B. NUTTER, SR.
President of F.B. Nutter Leasing Co.
Director

JAMES V. PICKETT
Chairman, The Pickett Realty Advisors Inc.,
Principal, Stonehenge Holdings, Inc.
Director

THEKLA R. SHACKELFORD
Owner/President, School Selection Consulting
Director

WENDY'S INTERNATIONAL, INC. AND SUBSIDIARIES

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Wendy's International, Inc. shares are traded on the New York, Boston, Chicago, Pacific and Philadelphia Stock Exchanges (trading symbol: WEN). Options in Wendy's shares are traded on the Pacific Stock Exchange.

MARKET PRICE OF COMMON STOCK

       1999                                                HIGH        LOW        CLOSE
       ----------------------------------------------------------------------------------
       First Quarter                                     $30.00      $21.00      $28.4375
       Second Quarter                                     30.50       25.6875     28.50
       Third Quarter                                      31.6875     24.25       26.50
       Fourth Quarter                                     26.8125     19.6875     20.8125

       1998                                                HIGH        LOW        CLOSE
       ----------------------------------------------------------------------------------
       First Quarter                                     $24.00      $20.4375    $22.3125
       Second Quarter                                     25.1875     21.5625     23.50
       Third Quarter                                      24.00       19.6875     22.1875
       Fourth Quarter                                     24.5625     18.125      21.8125

At February 28, 2000, the Company had approximately 86,000 shareholders of record.

DIVIDENDS DECLARED PER SHARE

QUARTER                                           1999    1998
--------------------------------------------------------------
First                                             $.06    $.06
Second                                             .06     .06
Third                                              .06     .06
Fourth                                             .06     .06

--------------------------------------------------------------------------------

SELECTED FINANCIAL DATA

                                                           1999      1998(1)    1997(2)     1996      1995(3)
                                                          -------    -------    -------    -------    -------
OPERATIONS (IN MILLIONS)
Retail sales                                              $1,672      1,586      1,652      1,567      1,462
Revenues                                                  $2,072      1,948      2,037      1,897      1,746
Income before income taxes                                $  269        208        219        255        165
Net income                                                $  167        123        130        156        110
FINANCIAL POSITION (IN MILLIONS)
Total assets                                              $1,884      1,838      1,942      1,781      1,509
Property and equipment, net                               $1,389      1,281      1,266      1,208      1,007
Long-term obligations                                     $  249        246        250        242        337
Company-obligated mandatorily redeemable preferred
  securities                                              $  200        200        200        200
Shareholders' equity                                      $1,065      1,068      1,184      1,057        819
OTHER DATA (IN MILLIONS)
Systemwide sales -- Wendy's                               $6,017      5,555      5,226      4,784      4,495
Systemwide sales -- Hortons                               $1,080        895        772        646        541
Capital expenditures                                      $  248        242        295        307        218
PER SHARE DATA
Net income -- basic                                       $ 1.37        .96        .99       1.23        .93
Net income -- diluted                                     $ 1.32        .95        .97       1.19        .88
Dividends                                                 $  .24        .24        .24        .24        .24
Market price at year end                                  $20.81      21.81      22.88      20.88      21.25

---------------

(1) Includes non-recurring charges of $33.9 million ($25.2 million after tax) (see Note 2 to the Consolidated Financial Statements).

(2) Includes non-recurring charges of $72.7 million ($50.0 million after tax) (see Note 3 to the Consolidated Financial Statements).

(3) Includes special pretax charges of $49.7 million primarily all related to special profit sharing contributions made at Hortons.

     SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The Private Securities Litigation Reform Act of 1995 (the "Act") provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. Wendy's International, Inc. (the "Company") desires to take advantage of the "safe harbor" provisions of the Act.

Certain information in the 1999 Summary Annual Report and this Financial Statements and Other Information furnished with the Company's Proxy Statement for the 2000 Annual Meeting of Shareholders, particularly information regarding future economic performance and finances, and plans, expectations and objectives of management, is forward looking. The following factors, in addition to other possible factors not listed, could affect the Company's actual results and cause such results to differ materially from those expressed in forward-looking statements:

Competition. The quick-service restaurant industry is intensely competitive with respect to price, service, location, personnel and type and quality of food. The Company and its franchisees compete with international, regional and local organizations primarily through the quality, variety and value perception of food products offered. The number and location of units, quality and speed of service, attractiveness of facilities, effectiveness of advertising and marketing programs, and new product development by the Company and its competitors are also important factors. The Company anticipates that intense competition will continue to focus on pricing. Certain of the Company's competitors have substantially larger marketing budgets.

Economic, Market and Other Conditions. The quick-service restaurant industry is affected by changes in national, regional, and local economic conditions, consumer preferences and spending patterns, demographic trends, consumer perceptions of food safety, weather, traffic patterns and the type, number and location of competing restaurants. Factors such as inflation, food costs, labor and benefit costs, legal claims, and the availability of management and hourly employees also affect restaurant operations and administrative expenses. The ability of the Company and its franchisees to finance new restaurant development, improvements and additions to existing restaurants, and the acquisition of restaurants from, and sale of restaurants to franchisees is affected by economic conditions, including interest rates and other government policies impacting land and construction costs and the cost and availability of borrowed funds.

Importance of Locations. The success of Company and franchised restaurants is dependent in substantial part on location. There can be no assurance that current locations will continue to be attractive, as demographic patterns change. It is possible the neighborhood or economic conditions where restaurants are located could decline in the future, thus resulting in potentially reduced sales in those locations.

Government Regulation. The Company and its franchisees are subject to various federal, state, and local laws affecting their business. The development and operation of restaurants depend to a significant extent on the selection and acquisition of suitable sites, which are subject to zoning, land use, environmental, traffic, and other regulations. Restaurant operations are also subject to licensing and regulation by state and local departments relating to health, sanitation and safety standards, federal and state labor laws (including applicable minimum wage requirements, overtime, working and safety conditions, and citizenship requirements), federal and state laws which prohibit discrimination and other laws regulating the design and operation of facilities, such as the Americans with Disabilities Act of 1990. Changes in these laws and regulations, particularly increases in applicable minimum wages, may adversely affect financial results. The operation of the Company's franchisee system is also subject to regulation enacted by a number of states and rules promulgated by the Federal Trade Commission. The Company cannot predict the effect on its operations, particularly on its relationship with franchisees, of the future enactment of additional legislation regulating the franchise relationship.

Growth Plans. The Company plans to increase the number of systemwide Wendy's and Tim Hortons restaurants open or under construction. There can be no assurance that the Company or its franchisees will be able to achieve growth objectives or that new restaurants opened or acquired will be profitable.

The opening and success of restaurants depends on various factors, including the identification and availability of suitable and economically viable locations, sales levels at existing restaurants, the negotiation of acceptable lease or purchase terms for new locations, permitting and regulatory compliance, the ability to meet construction schedules, the financial and other development capabilities of franchisees, the ability of the Company to hire and train qualified management personnel, and general economic and business conditions.

International Operations. The Company's business outside of the United States is subject to a number of additional factors, including international economic and political conditions, differing cultures and consumer preferences, currency regulations and fluctuations, diverse government regulations and tax systems, uncertain or differing interpretations of rights and obligations in connection with international franchise agreements and the collection of royalties from international franchisees, the availability and cost of land and construction costs and the availability of experienced management, appropriate franchisees, and joint venture partners. Although the Company believes it has developed the support structure required for international growth, there is no assurance that such growth will occur or that international operations will be profitable.

Disposition of Restaurants. The disposition of company operated restaurants to new or existing franchisees is part of the Company's strategy to develop the overall health of the system by acquiring restaurants from, and disposing of restaurants to, franchisees where prudent. The expectation of gains from future dispositions of restaurants depends in part on the ability of the Company to complete disposition transactions on acceptable terms.

Transactions to Improve Return on Investment. The sale of real estate previously leased to franchisees is generally part of the program to improve the Company's return on invested capital. There are various reasons why the program might be unsuccessful, including changes in economic, credit market, real estate market or other conditions, and the ability of the Company to complete sale transactions on acceptable terms and at or near the prices estimated as attainable by the Company.

Year 2000. Despite the Company's extensive efforts to assess potential year 2000 issues, the installation of a new enterprise-wide information system, and modifications of other systems, unanticipated problems during the early months of 2000 are possible. These problems, which the Company believes are unlikely, could (depending on their scope and magnitude) have a material adverse effect on results of operations, financial condition and/or liquidity.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release any revisions to the forward-looking statements contained in the 1999 Summary Annual Report and this Financial Statements and Other Information furnished with the Company's Proxy Statement for the 2000 Annual Meeting of Shareholders, or to update them to reflect events or circumstances occurring after the date of these materials were first furnished to shareholders, or to reflect the occurrence of unanticipated events.

                           (Intentionally Left Blank)

                       MAP TO WENDY'S INTERNATIONAL, INC.
                         ANNUAL MEETING OF SHAREHOLDERS
                                 COLUMBUS, OHIO

                            [MAP TO ANNUAL MEETING]

                             WEDNESDAY, MAY 3, 2000
             MEETING BEGINS AT 10:00 A.M. - DOORS OPEN AT 9:30 A.M.

    AMC LENNOX TOWNE CENTER THEATRES - 777 KINNEAR ROAD - COLUMBUS, OH 43212
                                 (614) 429-0100
    FOR FURTHER INFORMATION, CALL 1-800-443-7266 AND ASK FOR EXTENSION 3251.
Directions:

FROM 315 SOUTH
Exit at Kinnear Rd. Lennox Towne Center is across the street at the end of the exit ramp.

FROM 315 NORTH
Exit at Lane Ave. Turn left on Lane Ave., then left again to get back on to 315 South. Exit at Kinnear Rd. Lennox Towne Center is across the street at the end of the exit ramp.

                                 [Wendy's LOGO]


Dear Wendy's Shareholder:

You are invited to join our directors and management at the Annual Meeting of Shareholders of Wendy's International, Inc. The meeting will be held at the AMC Lennox Towne Center Theatres, 777 Kinnear Road, Columbus, Ohio 43212, on Wednesday, May 3, 2000, beginning at 10 a.m., local time.

We will elect directors, ratify the selection of independent public accountants, approve a proposal to amend the Company's 1990 Stock Option Plan, approve an amendment to the Company's Regulations which would permit electronic proxy voting, and transact such other business as may properly come before the meeting. We will also give you an overview on our strategies with Wendy's and Tim Hortons restaurants. We hope you will be able to join us.

It is important that your shares be voted whether or not you plan to be present at the meeting. You should specify your choices by marking the appropriate boxes on the proxy form, and date, sign and return your proxy form in the enclosed envelope as promptly as possible. If you date, sign and return your proxy form without specifying your choices, your shares will be voted in accordance with the recommendations of Wendy's directors.

Sincerely,

R. DAVID THOMAS

Senior Chairman of the Board and Founder



[2 ARROWS POINTING DOWN GRAPHIC]                [2 ARROWS POINTING DOWN GRAPHIC]
                PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED



[X] PLEASE MARK YOUR VOTES AS THIS EXAMPLE


                  FOR     WITHHELD
1.  ELECTION      [ ]      [ ]        NOMINEES: JAMES V. PICKETT
    OF                                          THOMAS F. KELLER
    DIRECTORS                                   RONALD V. JOYCE
                                                ANDREW G. MCCAUGHEY
                                                DAVID P. LAUER

FOR, EXCEPT VOTE WITHHELD FROM THE FOLLOWING NOMINEE(S):

____________________________________
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
NOMINEES AND FOR PROPOSALS 2, 3  AND 4



                                     FOR       AGAINST     ABSTAIN
2.  APPROVAL OF INDEPENDENT          [ ]         [ ]         [ ]
    PUBLIC ACCOUNTANTS







3.  APPROVAL OF PROPOSAL TO          [ ]         [ ]         [ ]
    AMEND THE 1990 STOCK OPTION
    PLAN



4.  APPROVAL OF AMENDMENT TO THE     [ ]         [ ]         [ ]
    COMPANY'S REGULATIONS WHICH WOULD PERMIT ELECTRONIC PROXY VOTING

5. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING

                                        CHANGE OF              [ ]
                                ADDRESS/COMMENTS
                                 ON REVERSE SIDE

                                      I DO NOT PLAN            [ ]
              I PLAN TO ATTEND [ ]        TO ATTEND
               THE MEETING            THE MEETING



SIGNATURE(S)_______________________________________  DATE _____________________

NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. I HEREBY REVOKE ALL PROXIES HERETOFORE GIVEN BY ME TO VOTE AT SAID MEETING OR ANY ADJOURNMENTS THEREOF.

                           WENDY'S INTERNATIONAL, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR ANNUAL MEETING MAY 3, 2000

THE UNDERSIGNED HEREBY CONSTITUTES AND APPOINTS R. DAVID THOMAS, FREDERICK R. REED AND LEON M. MCCORKLE, JR., AND EACH OF THEM, HIS TRUE AND LAWFUL AGENTS AND PROXIES WITH FULL POWER OF SUBSTITUTION IN EACH, TO REPRESENT THE UNDERSIGNED AT THE ANNUAL MEETING OF SHAREHOLDERS OF WENDY'S INTERNATIONAL, INC. TO BE HELD AT THE AMC LENNOX TOWNE CENTER THEATRES, 777 KINNEAR ROAD, COLUMBUS, OHIO 43212, ON WEDNESDAY, MAY 3, 2000, AND AT ANY ADJOURNMENTS THEREOF, ON ALL MATTERS COMING BEFORE SAID MEETING.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR APPROVAL OF INDEPENDENT PUBLIC ACCOUNTANTS, FOR APPROVAL OF THE PROPOSAL TO AMEND THE 1990 STOCK OPTION PLAN, AND FOR APPROVAL OF AN AMENDMENT TO THE COMPANY'S REGULATIONS WHICH WOULD PERMIT ELECTRONIC PROXY VOTING.

COMMENTS:  (Change of address)


------------------------------------------------------------------------------

------------------------------------------------------------------------------

(IF YOU HAVE WRITTEN IN THE ABOVE SPACE, PLEASE MARK THE CORRESPONDING BOX ON THE REVERSE SIDE OF THE CARD)


                                                                      SEE
                                                                    REVERSE
                                                                     SIDE